    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 29, 1996

                                                      REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                 ALRENCO, INC.
             (Exact name of registrant as specified in its charter)

           INDIANA                         7359                        35-1480655
(State or other jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
     of incorporation or        Classification Code Number)        Identification No.)
        organization)

                             1736 EAST MAIN STREET
                           NEW ALBANY, INDIANA 47150
                                 (812) 949-3370
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                                MICHAEL D. WALTS
                      CHAIRMAN OF THE BOARD AND PRESIDENT
                                 ALRENCO, INC.
                             1736 EAST MAIN STREET
                           NEW ALBANY, INDIANA 47150
                                 (812) 949-3370
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------
                                   COPIES TO:

   C. Craig Bradley, Jr., Esq.        Thomas J. Sherrard, III, Esq.
        Stites & Harbison                  Sherrard & Roe, PLC
            Suite 1800                          Suite 2000
      400 West Market Street                424 Church Street
    Louisville, Kentucky 40202          Nashville, Tennessee 37219

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same filing. / / ____

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

                                                       PROPOSED        PROPOSED
                                                       MAXIMUM         MAXIMUM
    TITLE OF EACH CLASS OF            AMOUNT           OFFERING       AGGREGATE       AMOUNT OF
       SECURITIES TO BE               TO BE           PRICE PER        OFFERING      REGISTRATION
          REGISTERED              REGISTERED (1)      SHARE (2)       PRICE (2)          FEE
Common Stock, no par value....   1,725,000 shares      $22.375       $38,596,875       $13,310

(1) Includes 225,000 shares of Common Stock which the Underwriters have an option to purchase solely to cover over-allotments, if any.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c), and based upon the average of the high and low sale prices of the Common Stock reported on the Nasdaq National Market on August 26, 1996.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 29, 1996

                                1,500,000 SHARES

                                 [ALRENCO LOGO]

                                  COMMON STOCK

                               ------------------

    All of the 1,500,000 shares of Common Stock of Alrenco, Inc. (the "Company") offered hereby (the "Offering") are being offered by the Company. The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "RNCO." On August 27, 1996, the last sale price of the Company's Common Stock as reported by the Nasdaq National Market was $22.38 per share.

    SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A
                                          CRIMINAL OFFENSE.

                                        PRICE TO         UNDERWRITING        PROCEEDS TO
                                         PUBLIC          DISCOUNT (1)        COMPANY (2)
Per Share.........................          $                  $                  $
Total (3).........................          $                  $                  $

(1) See "Underwriting" for a description of the indemnification arrangements with the Underwriters.
(2) Before deducting expenses estimated at $300,000 payable by the Company.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to an additional 225,000 shares of Common Stock at the Price to Public, less the Underwriting Discount, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $      , $      and $      ,
    respectively. See "Underwriting."

                            ------------------------

    The Common Stock is offered by the several Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by them. The Underwriters reserve the right to reject orders in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of certificates representing the Common Stock will be made on or about
         , 1996.

EQUITABLE SECURITIES CORPORATION

                           WHEAT FIRST BUTCHER SINGER

                                            J. J. B. HILLIARD, W. L. LYONS, INC.

         , 1996

                                    (PHOTO)
                    PHOTOGRAPH OF INTERIOR OF ALRENCO STORE.
                                     (MAP)
   MAP OF UNITED STATES WITH STATES IN WHICH ALRENCO OPERATES HIGHLIGHTED AND
                          LOCATIONS OF STORES MARKED.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET- MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS, EXPECTATIONS AND PLANS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS." UNLESS OTHERWISE INDICATED HEREIN, ALL SHARE AND PER SHARE INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION AND HAS BEEN ADJUSTED TO REFLECT A 30,000-FOR-1 STOCK SPLIT ON NOVEMBER 8, 1995. THE COMPANY COMPLETED THE INITIAL PUBLIC OFFERING OF SHARES OF ITS COMMON STOCK ON JANUARY 23, 1996 (THE "IPO").

                                  THE COMPANY

    Alrenco, Inc. (the "Company") is a rapidly growing operator of rental-purchase stores that currently has 119 stores in 15 states, primarily located in the midwestern and southern United States. The Company offers high quality, brand-name consumer merchandise under flexible, renewable rental-purchase agreements, also known as rent-to-own agreements. Approximately 75% of the Company's customers make weekly rental payments. The agreements provide customers with the option, but not the obligation, to obtain ownership of the merchandise following a stated number of consecutive rental payments, usually 78 weeks or 18 months. Less than 25% of the Company's customers complete the full term of the agreement. Previously rented merchandise is refurbished and re-rented generally for a reduced term. The Company's target customers are typically low to middle income consumers with limited or no access to traditional credit sources such as bank financing, installment credit and credit cards. The Company also provides its products to consumers who desire only temporary rental of a product.

    The Company's average store contains approximately 3,800 square feet and is stocked with consumer electronics, appliances, furniture, jewelry and home furnishings accessories in retail showroom displays. Store interiors feature bright colors and custom neon signage in an atmosphere designed to make customers feel comfortable. The Company delivers and installs its products generally the same day at little or no additional cost to the consumer and provides free service throughout the rental period. Management believes that this convenient access to high quality merchandise with minimal initial cash outlay and no long-term obligation makes rental-purchase an attractive alternative for credit-constrained consumers.

    The Company has continued to refine its operational concept which management believes effectively distinguishes the Company's stores from local and national competitors. The Company seeks to (i) position itself as the "neighborhood rental store" within each of its markets, (ii) emphasize a high level of customer service, (iii) achieve operating efficiencies through clustering its stores within defined market areas, (iv) utilize sophisticated management information systems and (v) enhance employee productivity through incentive-based compensation and formalized training. Management intends to continue to increase the revenue at its existing stores and improve the operations of acquired stores through the application of its operating strategies. These strategies have enabled the Company's stores to operate with a current average of 841 units on rent as compared to an average of 697 units for the largest companies reporting to the Association of Progressive Rental Organizations ("APRO") in 1996.

    The Company's primary growth strategy is to acquire smaller, profitable, yet undercapitalized chains of stores which can be effectively integrated into the Company's operational structure and target market areas. During 1994 and 1995, the Company acquired a total of 35 stores. Since the IPO, the Company has acquired an additional 59 stores in 15 separate transactions (the "1996 Acquisitions"). Nine of the stores acquired have been consolidated into existing stores. The 1996 Acquisitions have provided the Company with entry into the large Atlanta and Chicago markets and increased the

Company's market share in certain of its existing markets, including Birmingham, Cincinnati, Indianapolis, Louisville, Miami and New Orleans. The stores acquired were generally profitable but were operating at levels of revenue and profitability below those of the Company's existing stores.

    Management believes that an opportunity exists to continue the Company's growth primarily through the acquisition of existing rental-purchase stores. According to APRO, the industry's 7,500 stores generated aggregate annual revenues of $4.0 billion in 1995. The majority of the industry continues to be comprised of chains with fewer than 20 stores. The rental-purchase industry is experiencing consolidation due primarily to the substantial advantages possessed by large operators following the withdrawal of many traditional financing sources for smaller operators and the increased purchasing power and operational efficiences due to economies of scale. Management believes that the industry will continue to experience consolidation and that a number of rental-purchase chains can be acquired on favorable terms. Management believes that the Company can enhance the performance and profitability of acquired stores through a rapid infusion of new merchandise, implementation of effective and innovative marketing and advertising programs and improvement of collection procedures and operational cost controls.

    The Company was incorporated in 1980 under the laws of the State of Indiana. The Company's principal executive offices are located at 1736 East Main Street, New Albany, Indiana 47150, and its telephone number is (812) 949-3370.

                                  THE OFFERING

Common Stock offered by the Company................  1,500,000 shares
Common Stock to be outstanding after the
 offering..........................................  5,924,200 shares (1)
Use of proceeds....................................  To repay indebtedness, to fund the acquisition and opening of
                                                     rental-purchase stores and for general
                                                     corporate purposes.
Nasdaq National Market symbol......................  RNCO
Risk factors.......................................  See "Risk Factors" for certain factors that should be considered by
                                                     prospective purchasers of the Common
                                                     Stock.

- ------------------------
(1) Excludes 75,147 shares of Common Stock issuable upon exercise of stock options granted pursuant to the Company's 1995 Stock Incentive Plan (the "Stock Incentive Plan") which are currently exercisable. See "Management -- Stock Incentive Plan."

                      SUMMARY FINANCIAL AND OPERATING DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                       SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                   JUNE 30,
                                                       --------------------------------------------  --------------------
                                                                                         PRO FORMA
                                                         1993       1994       1995      1995 (1)      1995       1996
                                                       ---------  ---------  ---------  -----------  ---------  ---------
STATEMENT OF EARNINGS DATA:
Revenue..............................................  $  22,283  $  27,800  $  37,576   $  69,333   $  16,834  $  27,004
Operating expenses...................................     20,270     25,638     34,647      65,031      15,523     24,035
                                                       ---------  ---------  ---------  -----------  ---------  ---------
Operating profit.....................................      2,013      2,162      2,929       4,302       1,311      2,969

Interest expense.....................................        281        461        894      --             361        182
Gain on sale of investments..........................     --         --           (100)        (48)     --         --
                                                       ---------  ---------  ---------  -----------  ---------  ---------
                                                             281        461        794         (48)        361        182
                                                       ---------  ---------  ---------  -----------  ---------  ---------
Earnings before income taxes.........................      1,732      1,701      2,135       4,350         950      2,787
Income tax expense...................................        722        739        868       1,808         447      1,144
                                                       ---------  ---------  ---------  -----------  ---------  ---------
Net earnings.........................................  $   1,010  $     962  $   1,267   $   2,542   $     503  $   1,643
                                                       ---------  ---------  ---------  -----------  ---------  ---------
                                                       ---------  ---------  ---------  -----------  ---------  ---------
Earnings per common share............................  $     .33  $     .31  $     .41   $     .50   $     .16  $     .39
                                                       ---------  ---------  ---------  -----------  ---------  ---------
                                                       ---------  ---------  ---------  -----------  ---------  ---------
Weighted average common shares outstanding...........      3,105      3,105      3,105       5,046       3,105      4,207

OPERATING DATA:
Stores open at end of period.........................         34         53         69                      53        100
Comparable store revenue growth (3)..................        8.0%       4.3%       3.3%                    2.7%       6.1%

                                                        PRO FORMA
                                                        1996 (2)
                                                       -----------
STATEMENT OF EARNINGS DATA:
Revenue..............................................   $  35,545
Operating expenses...................................      32,346
                                                       -----------
Operating profit.....................................       3,199
Interest expense.....................................      --
Gain on sale of investments..........................      --
                                                       -----------
                                                           --
                                                       -----------
Earnings before income taxes.........................       3,199
Income tax expense...................................       1,364
                                                       -----------
Net earnings.........................................   $   1,835
                                                       -----------
                                                       -----------
Earnings per common share............................   $     .40
                                                       -----------
                                                       -----------
Weighted average common shares outstanding...........       4,577
OPERATING DATA:
Stores open at end of period.........................
Comparable store revenue growth (3)..................

                                                                                       JUNE 30, 1996
                                                                        -------------------------------------------
                                                                                                      PRO FORMA
                                                                         ACTUAL    PRO FORMA (4)  AS ADJUSTED(4)(5)
                                                                        ---------  -------------  -----------------
BALANCE SHEET DATA:
Rental merchandise, net...............................................  $  20,689    $  22,203        $  22,203
Total assets..........................................................     36,560       43,058           59,088
Total debt............................................................      9,252       15,219           --
Total liabilities.....................................................     13,963       20,461            5,242
Stockholders' equity..................................................     22,597       22,597           53,846

- ------------------------------
(1) Adjusted to give effect to the 1995 acquisition of 15 stores and the 1996 acquisition of 49 stores, as if they had been consummated at January 1, 1995, and the sale by the Company of 1,940,656 shares of Common Stock in the IPO and in this Offering and the application of the net proceeds therefrom to repay all outstanding indebtedness under the Company's bank loan agreement. Does not include the results of ten stores acquired in seven transactions in 1996 which were consolidated into existing stores or which are otherwise immaterial to the pro forma presentation.
(2) Adjusted to give effect to the 1996 acquisition of 49 stores, as if they had been consummated at January 1, 1995, and the sale by the Company of 370,326 shares of Common Stock in this Offering and the application of the net proceeds therefrom to repay outstanding indebtedness under the Company's bank loan agreement. Does not include the results of ten stores acquired in seven transactions in 1996 which were consolidated into existing stores or which are otherwise immaterial to the pro forma presentation.
(3) Comparable store revenue for each period presented includes revenue of stores open at the end of each period and at the end of the prior period. Comparable store revenue growth does not take into account revenue from the 15 stores acquired in 1995 or any of the stores acquired in 1996 which, as of June 30, 1996, had not been operated by the Company for two full six-month periods. The 18 stores acquired in 1994 are included in comparable store revenue beginning in 1996. The Company has made significant acquisitions in 1994, 1995 and 1996 which effect the comparability of the information presented.
(4) Adjusted to give effect to the acquisition in August 1996 of Network Rental, Inc. as if it had been consummated at June 30, 1996.
(5) Adjusted to give effect to the sale by the Company of 1,500,000 shares of Common Stock in this Offering (at an assumed public offering price of $22.38 per share) and the application of the net proceeds therefrom as described in "Use of Proceeds."

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO OTHER INFORMATION AND FINANCIAL DATA CONTAINED ELSEWHERE IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

ACQUISITION RISKS

    The Company's growth strategy is based upon the acquisition of existing rental-purchase stores and, to a lesser extent, the opening of new stores. Management believes that the acquisition of existing stores will produce greater immediate profitability and cash flow than investing in the opening of new stores, which have no existing customer accounts. The continued growth and financial performance of the Company will be significantly affected by the Company's ability to acquire additional stores on favorable terms, to enhance their performance and to integrate the acquired stores into the Company's operations. The Company may compete for acquisition and expansion opportunities with companies that have significantly greater financial and other resources. There can be no assurance that the Company will be able to locate or acquire suitable acquisition candidates, or that any operations that are acquired can be effectively and profitably integrated into the Company's existing operations. Additionally, although acquisitions will be designed to contribute to the Company's long-term profitability, they may negatively impact the Company's operating results, particularly during the periods immediately following an acquisition. The Company may acquire operations that are unprofitable or have inconsistent profitability. The inability to improve the profitability of such acquired stores could have a material adverse effect on the Company's results of operations or financial condition. Furthermore, the Company's acquisition strategy is likely to place significant demands on the Company's management and financial resources. The Company expects to fund additional store acquisitions through available borrowings under its existing bank credit facility and a portion of the net proceeds of this Offering. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

DEPENDENCE UPON KEY PERSONNEL

    The success of the Company's business is highly dependent upon the personal efforts and abilities of its senior management, including Michael D. Walts, the Company's Chairman of the Board and President, Raymond C. Holladay, the Company's Executive Vice President and Chief Operating Officer, and Theodore H. Wilson, the Company's Executive Vice President and Chief Financial Officer. The Company does not have employment contracts or non-competition agreements with any of its executive officers. The loss of the services of any of Messrs. Walts, Holladay or Wilson could have a material adverse effect on the Company.

COMPETITION

    The rental-purchase industry is highly competitive. Competition is based primarily on store location, product selection and availability, customer service and rental rates and terms. The Company's competitors include national, regional and local operators of rental-purchase stores. Some of these competitors may have significantly greater financial and operating resources and, in certain markets, greater name recognition than the Company. Because barriers to entry in the rental-purchase industry are relatively low, competition may arise from new sources not currently competing with the Company. As a result of these competitive conditions, the Company may not be able to sustain past levels of revenue or continue its recent revenue growth or profitability. See "Business -- Competition."

GOVERNMENT REGULATION

    Forty-five states have adopted legislation regulating rental-purchase transactions. Of those states, 43 require companies to provide certain disclosures to customers regarding the terms of the rental-purchase transaction. Three states regulate rental-purchase transactions as credit sales subject to interest rate limitations and other consumer lending restrictions. The Company neither operates in nor intends to operate in those three states. All 15 states in which the Company operates impose some type of disclosure requirements, either in advertising or in the rental-purchase agreement, or both. The regulations in these states also distinguish rental-purchase transactions from credit sales. Management believes that the operations of the Company are in material compliance with applicable state rental-purchase laws. In the past, federal legislation has been proposed which could affect the rental-purchase industry; however, management cannot predict whether any such legislation will be enacted and what the impact of such legislation would be. See "Business -- Government Regulation."

CONTROL BY PRINCIPAL SHAREHOLDERS

    Upon completion of this Offering, Michael D. Walts, Chairman of the Board and President of the Company, will own approximately 35.3% of the Company's outstanding Common Stock (34.0% if the Underwriters' over-allotment option is exercised in full). Michael D. Walts, Jr., Vice President of Purchasing of the Company, will own approximately 3.6% of the Company's outstanding Common Stock (3.4% if the Underwriters' over-allotment option is exercised in full). As a result, Messrs. Walts and Walts, Jr. will be in a position to control the management and policies of the Company through their ability to determine the outcome of elections of the Company's Board of Directors and certain other matters requiring the vote or consent of the shareholders of the Company. See "Principal Shareholders."

DIVIDEND POLICY

    The Company currently intends to retain earnings to finance the growth and development of its business and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. Under its bank credit agreement, the Company is currently prohibited from declaring or paying dividends on its Common Stock without the prior consent of the lender. See "Dividend Policy."

RISKS ASSOCIATED WITH THE RENTAL-PURCHASE INDUSTRY

    The operating success of the Company, like other participants in the rental-purchase industry, depends upon a number of factors. These factors include the ability to maintain and increase the number of units on rent, the collection of rental payments when due and the control of inventory and other costs. The rental-purchase industry is also affected by changes in consumer confidence, preferences and attitudes, as well as general economic factors. Failure to control operations and respond to changing market trends could adversely affect the operations of the Company.

DEPRECIATION ISSUES; INCOME TAX CONSEQUENCES

    The Internal Revenue Service (the "IRS") published a revenue ruling in July 1995 providing that a five-year Modified Accelerated Cost Recovery System ("MACRS") is the appropriate depreciation method for rental-purchase merchandise. Prior to 1996, the Company used the income forecasting method of depreciation for tax accounting, and management believes that this method has been widely used throughout the rental-purchase industry prior to publication of this revenue ruling. The conversion to MACRS will require that the cost of rental merchandise be depreciated over a five-year period while revenue is recognized over the contract term, typically 18 months. Management does not believe that conversion to MACRS will significantly impact the Company's financial condition and results of operations. The potential effect of converting to MACRS cannot be accurately estimated, but management believes that adequate sources of liquidity are available to the Company to fund the payment of any additional taxes and interest which may result therefrom. The Company is currently being audited by the IRS and may be required to pay certain additional taxes and interest and penalties thereon as a result of its use of the income forecasting method in prior years. Pending the resolution of this audit, the Company intends to convert to the MACRS method of depreciation for tax accounting purposes only. Management believes that any such additional taxes and interest and penalties thereon, if incurred, will not have a material adverse effect on the Company's financial condition, liquidity or results of operations.

TRANSACTIONS AND RELATIONSHIPS WITH AFFILIATED PARTIES

    The Company leases its corporate office space and one rental-purchase store from an entity owned by Michael D. Walts, the Chairman of the Board and President of the Company. In addition, two of the Company's current directors, Robert W. Lanum and Donald E. Groot, have provided professional services to the Company. See "Certain Transactions; Legal Matters; Experts."

ANTI-TAKEOVER PROVISIONS

    Certain provisions of the Company's Amended and Restated Articles of Incorporation (the "Articles") and Amended and Restated Code of Bylaws (the "Bylaws") and certain sections of the Indiana Business Corporation Law (the "IBCL") may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain shareholders may deem to be in their best interests). These provisions include, among other things, a classified Board of Directors serving staggered three-year terms, the removal of directors only for cause, and certain advance notice requirements for shareholder proposals and nominations for election to the Board of Directors. The Board of Directors also has the power to issue shares of preferred stock and to establish the voting rights, preferences and other terms thereof. These provisions could discourage or make more difficult a merger, tender offer or proxy contest or could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders, even if such events or actions would be beneficial to the interests of the shareholders. The IBCL imposes restrictions upon change of control transactions and certain business combination transactions. See "Description of Capital Stock -- Preferred Stock -- Certain Anti-Takeover Matters -- Indiana Anti-Takeover Statutes."

SHARES ELIGIBLE FOR FUTURE SALE

    No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of such shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of employee stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. Upon consummation of this Offering, the Company will have 5,924,200 shares of Common Stock outstanding (6,149,200 shares if the Underwriters' over-allotment option is exercised in full). All of the 1,500,000 shares to be sold in this Offering and the 2,019,200 shares sold in the IPO will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). The Company and each of its current directors and executive officers have agreed that, for a period of 120 days after the date of this Prospectus, they will not offer, sell or otherwise dispose of any shares of Common Stock beneficially owned or controlled by them (including subsequently acquired shares) without the prior written consent of Equitable Securities Corporation, on behalf of the Underwriters. Subject to the expiration of such 120-day period, 2,300,000 shares held by the Company's current shareholders or approximately 38.8% of the outstanding shares of Common Stock following the Offering (approximately 37.4% if the Underwriters' over-allotment option is exercised in full) will be eligible for resale subject to the requirements of Rule 144 under the Securities Act. See "Principal Shareholders," "Shares Eligible for Future Sale" and "Underwriting."

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the shares of Common Stock offered hereby (assuming a public offering price of $22.38 per share and after deducting estimated underwriting discounts and commissions and the expenses of this Offering) are expected to be approximately $31.2 million ($36.0 million if the Underwriters' over-allotment option is exercised in full). Approximately $16.5 million of such net proceeds will be used to repay all outstanding borrowings under the Company's bank loan agreement (the "Loan Agreement"), which were incurred primarily to finance the 1996 Acquisitions. Borrowings under the Loan Agreement bear interest at variable rates ranging from the bank's prime rate of interest (8.5% at June 30, 1996) to the bank's prime rate of interest plus 1.25%, based upon the aggregate unpaid balance to the bank and the Company's average three month rental contract revenues. If certain conditions are satisfied, the Company may elect to fix the interest rate on certain borrowings under the Loan Agreement for up to three months at a specified rate based upon prevailing LIBOR rates. The maximum amount available under the Loan Agreement is $25.0 million. The loan matures on February 1, 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

    The Company plans to use its available borrowing capacity under the Loan Agreement and the remaining approximately $14.7 million ($19.5 million if the Underwriters' over-allotment option is exercised in full) of the net proceeds of this Offering to fund additional store acquisitions. Although management has identified a number of potential acquisitions and frequently holds informal discussions with potential sellers, the Company currently has no agreements or understandings with respect to any such acquisitions. If market conditions dictate, management may also consider using a portion of the net proceeds from this Offering to finance the opening of new stores. To the extent not used for acquisitions and new store openings, the remaining net proceeds from this Offering will be used by the Company for working capital and general corporate purposes. Pending the application of the net proceeds as described above, the Company intends to invest the proceeds in short-term interest-bearing securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

    The Company has not declared or paid any dividends on its Common Stock since its inception in 1980. The Company expects that it will retain all available earnings generated by its operations for the development and growth of its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. Under the Loan Agreement, the Company may not declare or pay dividends upon its Common Stock or make any distributions of its assets without the prior written consent of its lender. Any future change in the Company's dividend policy will be made at the discretion of the Board of Directors of the Company and will depend on a number of factors, including the future earnings, capital requirements, contractual restrictions, financial condition and future prospects of the Company and such other factors as the Board of Directors may deem relevant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                          PRICE RANGE OF COMMON STOCK

    The following table sets forth the reported high and low sales prices of the Common Stock for the quarters indicated as reported on the Nasdaq National Market. The Company completed its initial public offering on January 23, 1996, at a price per share of $14.00. The Common Stock is traded on the Nasdaq National Market under the symbol "RNCO."

                                                                                                 HIGH        LOW
                                                                                               ---------  ---------
FISCAL YEAR 1996
  First Quarter (from January 23, 1996)......................................................  $   15.88  $   13.75
  Second Quarter.............................................................................      19.75      14.25
  Third Quarter (through August 27, 1996)....................................................      22.75      16.75

    On August 27, 1996, the last reported sales price of the Common Stock on the Nasdaq National Market was $22.38 per share. As of August 23, 1996, there were 36 holders of record of the Company's Common Stock; however, the Company believes the number of beneficial owners is substantially greater.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as reflected in the Company's unaudited financial statements as of June 30, 1996
(i) on a historical basis, (ii) on a pro forma basis to give effect to the acquisition in August 1996 of Network Rental, Inc. ("Network Rental"), as if it had been consummated at June 30, 1996, and (iii) on a pro forma basis and as adjusted to give effect to the sale by the Company of 1,500,000 shares of Common Stock pursuant to this Offering (at an assumed public offering price of $22.38 per share) and the Company's application of the net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with the financial statements of the Company and Network Rental and related notes thereto included elsewhere in this Prospectus.

                                                                                          JUNE 30, 1996
                                                                               -----------------------------------
                                                                                                        PRO FORMA
                                                                                ACTUAL     PRO FORMA   AS ADJUSTED
                                                                               ---------  -----------  -----------
                                                                                         (IN THOUSANDS)

Debt.........................................................................  $   9,252   $  15,219    $  --
Stockholders' equity:
  Preferred Stock; 1,000,000 shares authorized; none outstanding.............     --          --           --
  Common Stock, no par value; 20,000,000 shares authorized; 4,424,200 shares
    outstanding; 5,924,200 shares outstanding, as adjusted (1)...............     17,759      17,759       49,008
Unamortized value of stock awards............................................     (1,279)     (1,279)      (1,279)
Retained earnings............................................................      6,117       6,117        6,117
                                                                               ---------  -----------  -----------
  Total stockholders' equity.................................................     22,597      22,597       53,846
                                                                               ---------  -----------  -----------
  Total capitalization.......................................................  $  31,849   $  37,816    $  53,846
                                                                               ---------  -----------  -----------
                                                                               ---------  -----------  -----------

- ------------------------

(1) Excludes 102,797 shares of Common Stock issuable pursuant to stock options granted under the Stock Incentive Plan. A total of 242,203 shares of Common Stock are available for future grants under the Stock Incentive Plan.

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    The following selected financial data for the years ended December 31, 1994 and 1995 was derived from the Company's financial statements audited by Grant Thornton LLP, independent certified public accountants. The following selected financial data for the years ended December 31, 1991, 1992 and 1993 was derived from the Company's financial statements audited by Welenken Himmelfarb & Co., independent certified public accountants. The financial statements of the Company as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, and the reports of Grant Thornton LLP and Welenken Himmelfarb & Co. thereon are included elsewhere in this Prospectus. The selected financial data should be read in conjunction with the financial statements and related notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The information for the six-month periods ended June 30, 1995 and 1996 is unaudited, but, in the opinion of management, includes all adjustments (consisting only of normal recurring accruals) necessary for a fair statement of the results for the periods presented. The interim results for the six-month period ended June 30, 1996 are not necessarily indicative of results for the entire year.

                                                                                                          SIX MONTHS
                                                                                                            ENDED
                                                             YEAR ENDED DECEMBER 31,                       JUNE 30,
                                              -----------------------------------------------------  --------------------
                                                1991       1992       1993       1994       1995       1995       1996
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF EARNINGS DATA:
Revenue
  Rentals and fees..........................  $  18,877  $  20,424  $  22,283  $  27,800  $  37,576  $  16,834  $  27,004
Operating expenses
  Direct store expenses
    Depreciation of rental merchandise......      5,132      5,620      5,889      7,483      9,099      4,348      5,936
    Other expenses..........................      9,702     10,220     10,076     14,380     20,924      9,085     15,271
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 14,834     15,840     15,965     21,863     30,023     13,433     21,207
  General and administrative expenses.......      2,398      2,741      3,650      3,678      4,339      1,993      2,441
  Litigation settlement.....................     --         --            625     --         --         --         --
  Amortization of intangibles...............          1          4         30         97        285         97        387
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total operating expenses..................     17,233     18,585     20,270     25,638     34,647     15,523     24,035
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating profit..........................      1,644      1,839      2,013      2,162      2,929      1,311      2,969

Interest expense............................        598        434        281        461        894        361        182
Gain on sale of investments.................     --         --         --         --           (100)    --         --
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    598        434        281        461        794        361        182
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Earnings before income taxes..............      1,046      1,405      1,732      1,701      2,135        950      2,787
Income tax expense..........................        409        497        722        739        868        447      1,144
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net earnings..............................  $     637  $     908  $   1,010  $     962  $   1,267  $     503  $   1,643
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings per common share...................  $     .21  $     .29  $     .33  $     .31  $     .41  $     .16  $     .39
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average common shares outstanding..      3,105      3,105      3,105      3,105      3,105      3,105      4,207


                                                                  DECEMBER 31,                             JUNE 30,
                                              -----------------------------------------------------  --------------------
                                                1991       1992       1993       1994       1995       1995       1996
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Rental merchandise, net.....................  $   5,228  $   5,417  $   5,675  $   9,336  $  13,115  $   8,916  $  20,689
Intangible assets, net......................         17         13         12        592      4,869        495     10,986
Total assets................................      6,446      7,088      7,666     12,680     20,977     12,184     36,560
Total debt..................................      4,750      4,137      2,929      7,201     12,865      5,607      9,252
Total liabilities...........................      6,117      5,851      5,419      9,441     16,502      8,442     13,963
Stockholders' equity........................        329      1,237      2,247      3,239      4,475      3,742     22,597

                       SELECTED PRO FORMA FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
    The following unaudited pro forma statements of operations of the Company for the year ended December 31, 1995 and for the six months ended June 30, 1996, give effect to the acquisition of 15 stores in September 1995 (the "1995 Acquisition" or "The Television Management Companies") and the 1996 Acquisitions as if they had been consummated at January 1, 1995, and the sale by the Company of 1,500,000 shares of Common Stock in this Offering and the application of the net proceeds therefrom to repay all outstanding indebtedness under the Loan Agreement. The unaudited pro forma financial information set forth below is qualified by reference to and should be read in conjunction with, the historical financial statements of the Company, Network Rental, Easy TV & Appliance Rental Stores ("Easy Rental") and The Television Management Companies and the pro forma financial statements and the notes thereto included elsewhere in this Prospectus. The unaudited pro forma financial information set forth below is not necessarily indicative of the results of operations that might have occurred if the transactions had taken place on such date or of the Company's results of operations for any future period.

                                                                    YEAR ENDED DECEMBER 31, 1995
                                              -------------------------------------------------------------------------
                                                                1995             1996          PRO FORMA
                                                COMPANY    ACQUISITION (1)  ACQUISITIONS (2)  ADJUSTMENTS    PRO FORMA
                                              -----------  ---------------  ---------------  -------------  -----------
Revenue.....................................   $  37,576      $   5,854        $  25,903      $   --         $  69,333
Direct store expenses.......................      30,023          4,885           14,952             (8)(3)     49,852
General and administrative expenses.........       4,339            632            8,997           (120)(4)     13,848
Amortization of intangibles.................         285         --               --              1,046(5)       1,331
                                              -----------       -------     ---------------  -------------  -----------
Operating profit............................       2,929            337            1,954           (918)         4,302
Interest expense............................         894             22              722         (1,638)(6)     --
Gain on sale of investments.................        (100)        --                   52          --               (48)
                                              -----------       -------     ---------------  -------------  -----------
                                                     794             22              774         (1,638)           (48)
                                              -----------       -------     ---------------  -------------  -----------
Earnings before income taxes................       2,135            315            1,180            720          4,350
Income tax expense..........................         868             16              490            434(7)       1,808
                                              -----------       -------     ---------------  -------------  -----------
Net earnings................................   $   1,267      $     299        $     690      $     286      $   2,542
                                              -----------       -------     ---------------  -------------  -----------
                                              -----------       -------     ---------------  -------------  -----------
Earnings per common share...................   $     .41                                                     $     .50
                                              -----------                                                   -----------
                                              -----------                                                   -----------
Weighted average common shares outstanding..       3,105                                                         5,046

                                                                           SIX MONTHS ENDED JUNE 30, 1996
                                                              ---------------------------------------------------------
                                                                                1996          PRO FORMA
                                                                COMPANY    ACQUISITIONS (2)  ADJUSTMENTS     PRO FORMA
                                                              -----------  ---------------  --------------  -----------
Revenue.....................................................   $  27,004      $   8,541      $    --         $  35,545
Direct store expenses.......................................      21,207          6,264           --            27,471
General and administrative expenses.........................       2,441          1,777           --             4,218
Amortization of intangibles.................................         387         --                270(5)          657
                                                              -----------       -------         ------      -----------
Operating profit............................................       2,969            500           (270)          3,199
Interest expense............................................         182            215           (397)(8)      --
                                                              -----------       -------         ------      -----------
Earnings before income taxes................................       2,787            285            127           3,199
Income tax expense..........................................       1,144            211              9(7)        1,364
                                                              -----------       -------         ------      -----------
Net earnings................................................   $   1,643      $      74      $     118       $   1,835
                                                              -----------       -------         ------      -----------
                                                              -----------       -------         ------      -----------
Earnings per common share...................................   $     .39                                     $     .40
                                                              -----------                                   -----------
                                                              -----------                                   -----------
Weighted average common shares outstanding..................       4,207                                         4,577

- ------------------------------
(1) Represents the results of operations of the 1995 Acquisition for the period from January 1, 1995 to August 31, 1995.
(2) Represents the results of operations for the 1996 acquisition of 49 stores and for the period from January 1, 1996 to the date of acquisition. Does not include the results of ten stores acquired in seven transactions in 1996 which were consolidated into existing stores or which are otherwise immaterial to the pro forma presentation.
(3) Adjustment to depreciation expense for property assets resulting from purchase accounting adjustments.
(4) Adjustment to remove nonrecurring compensation expense associated with certain former executive officers of The Television Management Companies.
(5) Amortization of amounts assigned to customer rental-purchase agreements, noncomplete agreements and goodwill.
(6) Adjustments to interest expense for borrowings of the Company incurred in connection with the acquisitions using the actual interest rates at the date of each acquisition and to reflect the use of proceeds from the IPO and this Offering to retire the outstanding debt of the Company.
(7) Tax effects of pro forma adjustments and providing for taxes on all entities, using the effective tax rates.
(8) Adjustments to interest expense for borrowings of the Company incurred in connection with the acquisitions using the actual interest rates at the date of each acquisition and to reflect the use of proceeds from this Offering to retire the outstanding debt of the Company.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE INFORMATION SET FORTH UNDER "SELECTED HISTORICAL FINANCIAL AND OPERATING DATA," "SELECTED PRO FORMA FINANCIAL DATA" AND THE FINANCIAL STATEMENTS OF THE COMPANY AND THE ACCOMPANYING NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS, EXPECTATIONS AND PLANS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER "RISK FACTORS."

GENERAL

    The Company grew primarily through the opening of new stores from its inception in 1980 through 1990. During the period from 1990 to 1993, management focused its efforts on improving the performance of the Company's stores and, as a result, the Company increased its revenue from $16.3 million to $22.3 million. During the same period, operating profit increased from $908,000 to $2.0 million and net earnings increased from $119,000 to $1.0 million. Management has continued to improve the operations of these stores, and at June 30, 1996, these stores were generating aggregate average monthly revenue of $2.1 million, or approximately $59,400 per store.

    In July 1994, the Company acquired 18 rental-purchase stores located in three states (the "1994 Acquisition"). The purchase price for the stores was $3.5 million, all of which was borrowed under the Loan Agreement. Of the purchase price, $180,000 was allocated to the value of rental contracts and $497,000 was allocated to other intangible assets. At the time of acquisition, the stores were generating aggregate average monthly revenue of approximately $689,000, or approximately $38,300 per store. Through implementation of its operating strategies, management has significantly improved the performance of the stores acquired in the 1994 Acquisition. At June 30, 1996, the stores acquired in the 1994 Acquisition were generating aggregate average monthly revenue of approximately $881,400, or approximately $49,000 per store. The Company's profitability, however, was negatively impacted during 1994 and the first half of 1995 due to the cost of acquiring and holding additional inventory, increased advertising expense and additional personnel costs.

    In September 1995, the Company acquired 15 stores located in five states pursuant to the 1995 Acquisition. The purchase price for the stores was $5.9 million, all of which was borrowed under the Loan Agreement. Of the purchase price, $210,000 was allocated to the value of rental contracts and $3.7 million was allocated to other intangible assets. In contrast to the stores acquired in the 1994 Acquisition, the stores acquired in the 1995 Acquisition generally were operating near the level of efficiency of the Company's existing stores, generating over $750,000 in aggregate average monthly revenue at the time of acquisition, or approximately $50,000 per store. Through implementation of the Company's operating strategies and consolidation of certain acquired stores into these stores, average aggregate monthly revenue has increased to $793,500 at June 30, 1996, or approximately $53,000 per store.

    Since the IPO in January 1996, the Company has acquired a total of 59 stores for an aggregate purchase price of $19.3 million. Of the aggregate purchase price, $585,000 was allocated to the value of rental contracts and $10.7 million was allocated to other intangible assets. These stores generated revenue of approximately $25.9 million in 1995 and are positioned in, or are contiguous to, a number of the Company's existing market areas. Management believes that the majority of these stores was profitable and operating at revenue levels comparable to that of the Company's existing stores. However, the addition of these stores has increased the level of other direct store expenses as a percentage of revenue due to the relatively fixed nature of these expenses and the relatively lower revenue levels generated by these stores. Management expects to realize increased revenue and profitability from these stores by implementing its advertising and marketing programs and through operating efficiencies achieved by integrating these stores into clusters of existing stores.

    Due to the significant impact of the 1994, 1995 and 1996 Acquisitions on the Company's operations and the increase in the Company's management personnel to support these and future acquisitions, the Company's historical results of operations and period-to-period comparisons may not be meaningful or indicative of future results. The 1994, 1995 and 1996 Acquisitions were accounted for as purchase transactions. The financial statements therefore include the operations of the acquired entities from the date of acquisition, and the addition of revenues, expenses and other components associated with the 1994, 1995 and 1996 Acquisitions are the principal reasons for the significant differences when comparing results of operations to prior periods. The Company expects to continue to make acquisitions of rental-purchase stores and may also open new stores. To the extent that the Company acquires underperforming or unprofitable stores or opens new stores, the Company's results of operations may be negatively affected due to the initial costs associated with such stores.

COMPONENTS OF INCOME

    REVENUE. The Company collects non-refundable rental payments and fees in advance, generally on a weekly basis. This revenue is recognized over the rental term. Rental-purchase agreements include a discounted early purchase option. Amounts received upon sales of merchandise pursuant to these options and upon the sale of used merchandise are recognized as revenue when the merchandise is sold.

    DEPRECIATION OF RENTAL MERCHANDISE. Rental merchandise acquired prior to January 1, 1995 is being depreciated by the straight-line method over various estimated useful lives, primarily 21 months. For rental merchandise acquired after January 1, 1995 the Company adopted the income forecasting method of depreciation. Management believes income forecasting is the most widely used method of depreciation in the rental-purchase industry, because it provides a more systematic and rational allocation of the cost of rental merchandise to operations as its useful life expires. This depreciation method is intended to match as closely as practicable the recognition of depreciation expense with the consumption of the rental merchandise. The consumption of rental merchandise occurs during periods of rental and directly coincides with the receipt of rental revenue over the rental-purchase agreement period, generally 18 months. Under the income forecasting method, merchandise held for rent is not depreciated, and merchandise on rent is depreciated in the proportion of rents received to total rents provided in the rental contract, which is an activity-based method similar to the units of production method. The effect of the change in accounting method was to increase net earnings by approximately $470,000 for the year ended December 31, 1995, primarily because of the treatment of merchandise held for rent under the new method. For additional information regarding the Company's method of depreciating rental-purchase merchandise for financial accounting purposes, see Note A of Notes to Financial Statements of the Company.

    OTHER DIRECT STORE EXPENSES. Other direct store expenses include all salaries, wages and commissions paid to store-level employees, including any related benefits and taxes, as well as store-level general and administrative expenses and delivery expenses, advertising, occupancy, non-rental depreciation and other operating expenses.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses include all overhead expenses related to the Company's corporate offices (including expenses of field supervisors), such as salaries, taxes and benefits, occupancy, training and travel expenses.

    AMORTIZATION OF INTANGIBLES. Amortization of intangibles represents the amortization of excess of purchase price over the fair market value of acquired assets and is related primarily to the 1994, 1995 and 1996 Acquisitions. See "-- General." Intangible assets generally include covenants not to compete, intangible value of customer contracts and goodwill with writeoff periods ranging from 15 months to 240 months. Rental contracts acquired in the 1994, 1995 and 1996 Acquisitions are being amortized over 15 months and the other intangible assets acquired in those acquisitions are being amortized over periods of 2 to 20 years.

    INCOME TAX EXPENSE. Income tax expense includes the combined effect of all federal, state and local income taxes imposed upon the Company by various taxing jurisdictions.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, certain Statement of Earnings data as a percentage of revenue.

                                                                                                          SIX MONTHS
                                                                         YEAR ENDED                         ENDED
                                                                        DECEMBER 31,                       JUNE 30,
                                                            -------------------------------------  ------------------------
                                                               1993         1994         1995         1995         1996
                                                            -----------  -----------  -----------  -----------  -----------
REVENUE:
  Rentals and fees........................................      100.0%       100.0%       100.0%       100.0%       100.0%
OPERATING EXPENSES:
  Direct store expenses
    Depreciation of rental merchandise....................       26.4         26.9         24.2         25.8         22.0
    Other direct store expenses...........................       45.2         51.7         55.7         54.0         56.6
                                                              -----        -----        -----        -----        -----
                                                                 71.6         78.6         79.9         79.8         78.6
  General and administrative expenses.....................       16.4         13.2         11.5         11.8          9.0
  Litigation settlement...................................        2.8        --           --           --           --
  Amortization of intangibles.............................         0.1          0.4          0.8          0.6          1.4
                                                                 -----        -----        -----        -----        -----
Operating profit..........................................         9.0          7.8          7.8          7.8         11.0
Interest expense..........................................         1.3          1.7          2.4          2.2          0.7
Gain on sale of investments...............................      --           --             (0.3 )     --           --
                                                                 -----        -----        -----        -----        -----
Earnings before income taxes..............................         7.8          6.1          5.7          5.6         10.3
Income tax expense........................................         3.2          2.7          2.3          2.6          4.2
                                                                 -----        -----        -----        -----        -----
Net earnings..............................................         4.5 %        3.5 %        3.4 %        3.0 %        6.1 %
                                                                 -----        -----        -----        -----        -----
                                                                 -----        -----        -----        -----        -----

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1996 AND 1995

    REVENUE. Revenue increased $10.2 million, or 60.4%, to $27.0 million for the six months ended June 30, 1996 from $16.8 million for the 1995 comparable period. Revenue growth from same store operations accounted for $1.0 million, or 10.0% of the increase for the period, and revenue from acquired stores accounted for $9.2 million or 90.0% of the increase. Management believes that the increase in revenue for the period was primarily attributable to continued improved performance of the stores acquired during 1994, and the addition of revenue from the stores acquired during 1995 and 1996.

    DEPRECIATION OF RENTAL MERCHANDISE. Depreciation of rental merchandise increased $1.6 million, or 36.5%, to $5.9 million for the six months ended June 30, 1996 from $4.3 million for the comparable period in 1995. As a percentage of revenue, depreciation of rental merchandise decreased to 22.0% from 25.8% for the comparable period in 1995, primarily as a result of the change in the Company's depreciation method for new rental merchandise and increased revenue per item on rent. See "-- Components of Income."

    OTHER DIRECT STORE EXPENSES. Other direct store expenses increased $6.2 million, or 68.1%, to $15.3 million for the six months ended June 30, 1996 from $9.1 million for the 1995 comparable period. These increases were primarily attributable to the additional costs incurred in connection with the operation of the stores acquired in 1995 and 1996.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $447,000, or 22.4%, to $2.4 million for the six months ended June 30, 1996 from $2.0 million for the comparable period in 1995. As a percentage of revenue, general and administrative expenses decreased to 9.0% for the six months ended June 30, 1996 from 11.8% for the 1995 comparable period, primarily as a result of greater operating efficiencies achieved through the operation of a greater number of stores and increased revenue at existing stores.

    AMORTIZATION OF INTANGIBLES. Amortization of intangibles increased $290,000, or 300.2%, to $387,000 for the six months ended June 30, 1996 from $97,000 for the 1995 comparable period primarily as a result of intangible assets created by the 1995 and 1996 acquisitions.

    INTEREST EXPENSE. Interest expense decreased $179,000, or 49.6%, to $182,000 for the six months ended June 30, 1996 from $361,000 for the comparable period in 1995. The decline is attributable to the repayment of debt in connection with the IPO in January 1996, partially offset by interest expense on additional borrowings during the first six months of 1996. Proceeds from this Offering will be used to repay outstanding debt. In addition, the Company's Loan Agreement has been amended to include more favorable terms, including lower interest rates. See "-- Liquidity and Capital Resources."

    NET EARNINGS. Net earnings increased $1.1 million, or 226.4%, to $1.6 million for the six months ended June 30, 1996 from $503,000 for the 1995 comparable period. Net earnings as a percentage of revenue increased to 6.1% from 3.0% for the comparable period in 1995. These increases are primarily attributable to improvement in operating margins for the stores acquired in 1994 and generally high operating margins for the stores acquired in 1995.

COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND 1994

    REVENUE. Revenue increased $9.8 million, or 35.2%, to $37.6 million for the year ended December 31, 1995, from $27.8 million in 1994. Revenue from same store operations accounted for $779,000, or 8.5% of the increase, and revenue from acquired stores accounted for $8.4 million, or 91.5% of the increase for the year. Management believes that the increase in revenue for the period was primarily attributable to improved performance of the stores acquired in the 1994 Acquisition, an increase in the number of items on rent and in revenue earned per item on rent, improved collections and the addition of revenue from four months of operations of the stores acquired in the 1995 Acquisition. The increase in revenue earned per item on rent was primarily attributable to the purchase and subsequent rental of higher priced merchandise.

    DEPRECIATION OF RENTAL MERCHANDISE. Depreciation of rental merchandise increased $1.6 million, or 21.6%, to $9.1 million for the year ended December 31, 1995, from $7.5 million in 1994. As a percentage of revenue, depreciation of rental merchandise decreased to 24.2% for the year ended December 31, 1995, from 26.9% in 1994, primarily as a result of the change in the Company's depreciation method for new rental merchandise purchases and increased revenue per item. The effect of the change in accounting method was to increase net earnings by $470,000 for the year ended December 31, 1995, primarily because of the treatment of merchandise held for rent under the new method. See "-- Components of Income."

    OTHER DIRECT STORE EXPENSES. Other direct store expenses increased $6.5 million, or 45.5%, to $20.9 million for the year ended December 31, 1995, from $14.4 million in 1994. As a percentage of revenue, other expenses increased to 55.7% for the year ended December 31, 1995, from 51.7% in 1994. This increase was primarily attributable to the additional costs incurred in connection with the operation of the stores acquired in the 1994 Acquisition. The stores acquired in the 1994 Acquisition operated at lower average revenue per store and therefore had higher operating costs as a percentage of revenue than the Company's existing stores.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $661,000, or 18.0%, to $4.3 million for the year ended December 31, 1995, from $3.7 million in 1994. This increase was primarily attributable to additional corporate and administrative personnel needed to support the 1994 and 1995 Acquisitions and future store acquisitions. Corporate and administrative personnel levels are not expected to increase significantly over the foreseeable future. As a percentage of revenue, general and administrative expenses decreased to 11.5% for the year ended December 31, 1995, from 13.2% in 1994, primarily as a result of increased revenue from stores acquired in 1994 and greater operating efficiencies achieved through higher rental revenue. Management expects general and administrative costs to continue to decline as a percentage of revenue as the Company increases the number of stores which it operates.

    AMORTIZATION OF INTANGIBLES. Amortization of intangibles increased $188,000 to $285,000 for the year ended December 31, 1995, primarily as a result of intangible assets created by the 1994 and 1995 Acquisitions.

    INTEREST EXPENSE. Interest expense increased $433,000, or 93.9%, to $894,000 for the year ended December 31 ,1995, from $461,000 in 1994. As a percentage of revenue, interest expense increased to

2.4% for the year ended December 31, 1995, from 1.7% in 1994, primarily as a result of the debt incurred in connection with the 1994 and 1995 Acquisitions. Proceeds from the Company's IPO were used to repay outstanding debt in January 1996. See "-- Liquidity and Capital Resources."

    NON-OPERATING INCOME. Non-operating income of $100,000 was provided in the year ended December 31, 1995 by the gain on sale of securities previously held by the Company.

    NET EARNINGS. Net earnings increased $305,000, or 31.7%, to $1.3 million for the year ended December 31, 1995, from $962,000 in 1991. As a percentage of revenue, net earnings decreased to 3.4% for the year ended December 31, 1995, from 3.5% in 1994, primarily as a result of increased interest expense and lower operating margins for the stores acquired in the 1994 Acquisition.

COMPARISON OF YEARS ENDED DECEMBER 31, 1994 AND 1993

    REVENUE. Revenue increased $5.5 million, or 24.8%, to $27.8 million for 1994, from $22.3 million in 1993. Revenue from same store operations accounted for $955,000, or 17.3% of this increase, and revenue from acquired stores accounted for $4.6 million, or 82.7% of this increase. Management believes that the increase in revenue from acquired stores was primarily attributable to an increase in the number of items on rent and in revenue earned per item on rent and improved collection procedures.

    DEPRECIATION OF RENTAL MERCHANDISE. Depreciation of rental merchandise increased $1.6 million, or 27.1%, to $7.5 million for 1994 from $5.9 million in 1993. As a percentage of revenue, depreciation of rental merchandise increased to 26.9% for 1994 from 26.4% in 1993, primarily as a result of lower average revenue per store for the stores acquired in the 1994 Acquisition.

    OTHER DIRECT STORE EXPENSES. Other direct store expenses increased $4.3 million, or 42.7%, to $14.4 million in 1994 from $10.1 million in 1993. This increase was attributable to the stores acquired in the 1994 Acquisition. As a percentage of revenue, other expenses increased to 51.7% for 1994 from 45.2% in 1993, primarily as a result of lower average revenue per store for the stores acquired in the 1994 Acquisition.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses remained constant from 1993 to 1994. As a percentage of revenue, general and administrative expenses decreased to 13.2% for 1994 from 16.4% in 1993, primarily as a result of greater operating efficiencies achieved through higher revenue.

    INTEREST EXPENSE. Interest expense increased $180,000, or 64.0% to $461,000 for 1994 from $281,000 in 1993. As a percentage of revenue, interest expense increased to 1.7% for 1994 from 1.3% in 1993. These increases were primarily the result of additional borrowings incurred in connection with the 1994 Acquisition.

    NET EARNINGS. Net earnings decreased $48,000, or 4.8%, to $962,000 for 1994 from $1.0 million in 1993. As a percentage of revenue, net earnings decreased to 3.5% in 1994 from 4.5% in 1993, primarily as a result of the acquisition of underperforming stores. Net earnings in 1993 were also negatively impacted in the amount of $625,000 by the settlement of certain litigation. See
"Business -- Legal Proceedings."

LIQUIDITY AND CAPITAL RESOURCES

    The Company's primary requirements for capital, other than those related to acquisitions, consist of purchasing additional rental merchandise and replacing rental merchandise which has been sold or is no longer suitable for rent. During the six months ended June 30, 1996 and 1995, the Company purchased rental merchandise for aggregate amounts of approximately $9.7 million and $4.0 million, respectively. In addition, during the six months ended June 30, 1996, the Company acquired 39 stores for an aggregate purchase price of $11.2 million, of which $10.0 million was paid in cash and $1.2 million has been placed in escrow. Historically, the Company's growth has been financed through internally generated working capital, borrowings under the Loan Agreement and proceeds from the IPO.

    For the year ended December 31, 1995, net cash provided by (used in) operating activities increased to $972,000 from ($683,000) for the prior year, primarily due to the additional cash generated from the operations of the stores acquired in the 1994 Acquisition. For the six months ended

June 30, 1996, net cash provided by (used in) operating activities decreased to ($710,000) from $1.8 million for the same period in 1995, primarily due to increased purchases of rental merchandise for the stores acquired in the 1996 Acquisitions.

    Indebtedness incurred by the Company in connection with the 1996 Acquisitions was financed with borrowings under the Loan Agreement. A portion of the net proceeds of this Offering will be used to repay all outstanding indebtedness under the Loan Agreement. Borrowings under the Loan Agreement bear interest at varying rates from the bank's prime rate of interest (8.5% at June 30, 1996) to the prime rate plus 1.25%, based upon the aggregate unpaid balance to the bank and the Company's average three month rental contract revenues. If certain conditions are satisfied, the Company may elect to fix the interest rate on certain borrowings under the Loan Agreement for up to three months at a specified rate based upon prevailing LIBOR rates. The Company is required to pay
(i) 1/2 of 1% per annum of the unused portion of the facility whenever such unused portion is greater than or equal to $10 million; and (ii) 3/8 of 1% per annum of the unused portion of the facility whenever such unused portion is less than $10 million. Under the Loan Agreement, the Company may borrow an amount equal to the lesser of (a) the immediate three-month average monthly rental contract revenues multiplied by the monthly revenue multiplier (4.0) or (b) the maximum amount available under the Loan Agreement ($25.0 million at June 30, 1996). The maximum amount available under the Loan Agreement will be reduced in quarterly increments during the period beginning in February 1997 and ending in February 2000. The Loan Agreement matures on February 1, 2000. Borrowings under the Loan Agreement are secured by a lien on substantially all of the Company's assets. The Loan Agreement includes certain profitability, cash flow and net worth requirements, as well as covenants which limit the ability of the Company to incur additional bank or other indebtedness, declare or pay cash or stock dividends and engage in any merger transactions.
    In the IPO, 1,100,000 shares were offered by the Company and 700,000 shares were offered by a selling shareholder at the price of $14.00 per share. Net proceeds to the Company were $13.4 million. On February 26, 1996, the underwriters of the IPO exercised part of their over-allotment option for 219,200 shares. Net proceeds to the Company from this transaction amounted to $2.9 million. A portion of the net proceeds was used to repay all outstanding indebtedness under the Loan Agreement.

    Management intends to increase the number of stores the Company operates primarily through acquisitions. To date in 1996, the Company has acquired 59 stores, and management currently expects to add 60 to 70 stores in the next 12 to 24 months. Management believes that a number of acquisition opportunities are available within the rental-purchase industry. Acquisitions will vary in size and the Company will consider large acquisitions that could be material to the Company. There can be no assurance that the Company will be able to acquire any additional stores, or that any stores that are acquired will be or will become profitable.

    If acquisition opportunities are not available, the Company may open new stores. Management estimates that the average investment with respect to new stores is approximately $350,000 per store, of which rental merchandise comprises approximately 75%. The remaining investment consists of leasehold improvements, delivery vehicles, store signs, computer equipment and start-up costs. There can be no assurance that the Company will open any new stores in the future, or that any stores that are opened will become profitable.

    Management believes that the proceeds of this Offering, together with internally generated working capital and additional borrowings under the Loan Agreement (as amended), will be adequate to fund operations and expansion plans of the Company at least through 1997. The Company plans to continue its current growth strategy of acquiring or opening new rental-purchase stores. To provide any additional funds necessary for the continued pursuit of the Company's growth strategies, the Company may incur, from time to time, additional short- and long-term bank indebtedness and may issue, in public or private transactions, its equity and debt securities, the availability of which will depend upon market and other conditions. There can be no assurance that such additional financing will be available on terms acceptable to the Company.

QUARTERLY RESULTS

    The following table sets forth summary unaudited quarterly financial information of the Company for each quarter in 1994 and 1995 and the six months ended June 30, 1996. Results for periods beginning after June 30, 1994, may not be comparable to results for periods prior to June 30, 1994, as a result of the 1994, 1995 and 1996 Acquisitions. In the opinion of management, such information has been prepared on the same basis as the audited financial statements appearing elsewhere in this Prospectus and reflects all adjustments necessary for a fair presentation of such unaudited quarterly results. The quarterly results should be read in conjunction with the audited financial statements of the Company included elsewhere in this Prospectus. Results of operations for any particular quarter are not necessarily indicative of results of operations for a full year.

                                                             1ST QUARTER  2ND QUARTER  3RD QUARTER  4TH QUARTER
                                                             -----------  -----------  -----------  -----------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Six months ended June 30, 1996
  Revenue..................................................   $  12,398    $  14,606
  Operating profit.........................................       1,224        1,746
  Net earnings.............................................         701          942
  Earnings per common share................................         .18          .21
Year ended December 31, 1995
  Revenue..................................................  $    8,419   $    8,553   $    9,323   $   11,281
  Operating profit.........................................         392          823          720          994
  Net earnings.............................................         139          364          268          496
  Earnings per common share................................         .04          .12          .09          .16
Year ended December 31, 1994
  Revenue..................................................  $    5,642   $    5,820   $    7,852   $    8,486
  Operating profit.........................................         510          439          608          605
  Net earnings.............................................         256          205          268          233
  Earnings per common share................................         .08          .07          .09          .08

INFLATION AND SEASONALITY

    During the six months ended June 30, 1996, and the years ended December 31, 1995 and 1994, the cost of rental merchandise, occupancy expenses and salaries and wages have increased. The increases have not had a significant effect on the Company's results of operations because the Company has been able to charge higher rental rates for its merchandise. The Company's business is relatively seasonal, with a greater percentage of rentals occurring during the fourth quarter of each year.

                                    BUSINESS

GENERAL

    The Company is a rapidly growing operator of rental-purchase stores that currently has 119 stores in 15 states, primarily located in the midwestern and southern United States. The Company offers high quality, brand-name consumer merchandise under flexible, renewable rental-purchase agreements, also known as rent-to-own agreements. Approximately 75% of the Company's customers make weekly rental payments. The agreements provide customers with the option, but not the obligation, to obtain ownership of the merchandise following a stated number of consecutive rental payments, usually 78 weeks or 18 months. Less than 25% of the Company's customers complete the full term of the agreement. Previously rented merchandise is refurbished and re-rented generally for a reduced term.

    The Company's target customers are typically low to middle income consumers with limited or no access to traditional credit sources such as bank financing, installment credit and credit cards. The Company's customers also include persons who desire only temporary rental of a product. The Company develops a presence in the neighborhoods served by its stores by emphasizing a high standard of customer service and by providing quality brand-name merchandise on competitive terms. The Company has increased its profitability by clustering its stores within defined market areas, utilizing sophisticated management information systems and enhancing employee productivity through incentive-based compensation and formalized training.

    Management's experience in the rental-purchase industry and its active leadership role in APRO are two of the Company's strengths and competitive advantages. Michael D. Walts, Chairman of the Board and President, Raymond C. Holladay, Executive Vice President and Chief Operating Officer, and Theodore H. Wilson, Executive Vice President and Chief Financial Officer, have over 50 years of combined experience in the industry. Mr. Holladay organized APRO in 1980 and has served as its president and as a director. Mr. Wilson has previously served as president of APRO and currently serves as a director. Messrs. Holladay and Wilson are both regular contributors to the industry trade magazine and frequently conduct industry seminars sponsored by APRO. Management believes that its visibility within APRO and its industry experience are of particular benefit in enabling the Company to identify and develop acquisition candidates.

1996 ACQUISITIONS

    Since the IPO in January 1996, the Company has acquired a total of 59 rental-purchase stores, nine of which were consolidated into existing operations. Those acquisitions have expanded the Company's operations from 69 stores in 12 states at the time of the IPO to 119 stores in 15 states currently. The 1996 Acquisitions have provided the Company with entry into the large Atlanta and Chicago markets and increased the Company's market share in certain of its existing markets, including Birmingham, Cincinnati, Indianapolis, Louisville, Miami and New Orleans.

    The following outlines the Company's acquisitions since the IPO:

    In March 1996, the Company acquired 14 stores operating under the Easy Rental name from Klopp Enterprises, Inc. for an aggregate purchase price of $6.5 million. These stores generated revenue of approximately $9.9 million in 1995 and are located primarily in New Orleans and throughout Florida. These stores were operating at a high level of revenues and profitability which required little action by management to integrate the stores into existing operations. In connection with this transaction, the Company also received the right of first refusal to acquire an additional ten stores in the greater Atlanta area.

    In June 1996, the Company acquired seven stores from Royce, Inc. for an aggregate purchase price of $500,000. These stores generated revenue of $1.8 million in 1995 and are located primarily in the greater Chicago area. Management believes that these stores, located in densely populated markets, were generally underperforming and provide the Company with the opportunity to significantly improve their operations. Since the acquisition, the Company has invested approximately $400,000 in new merchandise for these stores, upgraded their appearance and acquired new accounts. The number of units on rent in these stores has increased approximately 17.1% since the time of acquisition, delinquencies have decreased significantly and the stores have been integrated successfully into the Company's operations.

    In August 1996, the Company acquired all of the outstanding common stock of Network Rental, an operator of 14 stores in the greater Atlanta area, for an aggregate purchase price of $5.7 million subject to post-closing adjustments for certain assumed liabilities and transferred assets. These Atlanta stores generated revenue of approximately $7.0 million in 1995 and, together with other stores acquired in 1996, give the Company a strong presence in the Atlanta market. The presence of such a large cluster of stores creates the opportunity for substantial operating, advertising and supervisory efficiencies in this market.

    In addition, the Company has acquired 24 stores in 12 separate transactions since the IPO for an aggregate purchase price of $6.6 million. These stores are located primarily in the Company's existing markets of Louisville and Indianapolis as well as two stores in Atlanta. The location of these stores in existing markets enabled the Company to quickly integrate the stores into existing supervisory structures with minimal incremental cost.

RENTAL-PURCHASE INDUSTRY

    According to the 1996 APRO Industry Survey, in 1995, the rental-purchase industry had gross revenues of approximately $4.0 billion and rented 5.5 million products to 2.9 million households through 7,500 stores.

    The Company's target market includes potential customers with income at or below the median family income level in each of its individual markets. According to U.S. Census Bureau data, the median family income in 1990 (the latest date for which such information is available) was approximately $35,000. Approximately 57.6% of all households in the United States have incomes at or below this level.

    The rental-purchase industry is highly fragmented. According to industry estimates, the ten largest companies in the industry own 40.5% of the total stores. Management believes, based on APRO information, that the majority of dealers operates fewer than 20 stores. See "-- Competition."

    The rental-purchase industry is experiencing consolidation primarily because larger, multi-unit operators have significant competitive advantages compared to their smaller competitors. Rental-purchase operators typically have been financed by a small number of commercial lenders who specialized in the industry. In recent years, many of the lenders have withdrawn from the market or imposed more restrictive lending standards. These conditions have reduced many smaller operators' access to the capital necessary to maintain and grow their businesses. Larger operators enjoy greater purchasing power thus enabling them to provide more competitively priced merchandise. Larger operators typically are also able to operate more efficiently than smaller operators because of management information systems and economies of scale. Many smaller competitors lack the managerial resources necessary to operate larger rental-purchase operations efficiently across multiple locations. Management believes that these factors will continue to promote the trend toward consolidation and present an opportunity for well-capitalized operators to acquire additional stores on favorable terms.

OPERATING STRATEGIES

    The Company has developed and refined the Alrenco operating concept which management believes has improved the operations of the Company's stores. The Company distinguishes its stores and operations from its competitors through a commitment to the following operating strategies:

        POSITION ALRENCO AS THE "NEIGHBORHOOD RENTAL STORE." The Company locates its stores near its targeted customers in communities that consist predominantly of low to middle income consumers. The Company seeks to hire and retain store employees who know their community well and can expand the customer base. Store employees must interact positively with customers, including greeting customers by name on the showroom floor when possible. Management believes that the Company can successfully compete with other large multi-store competitors by focusing on store-level operations and leveraging employees' knowledge of local markets. The Company expects its store employees to develop a local reputation for quick and friendly customer service, for making customers feel welcome and comfortable in a well-maintained store and for providing quality, brand-name merchandise on competitive terms. The Company typically offers broader product lines and higher quality merchandise than its local independent competitors. The Company monitors its competition regularly to stay informed of changing products and pricing and to adapt its product lines to local market tastes and influences.

        EMPHASIZE A HIGH STANDARD OF CUSTOMER SERVICE. Management believes that fast, personalized customer service is critical to its ability to generate repeat and referral business. Management believes its service-oriented strategy has been successful, since a significant percentage of the Company's customers are repeat customers or referrals from existing customers. The Company provides all service, including parts and labor, throughout the term of the agreement. The Company provides personalized service by assigning each customer to his or her own account representative, who delivers the customer's products, makes service calls and inquires about delinquent payments. The Company's commitment to customer service is reflected in its policy that requires employees to provide all customers, upon request, with the telephone number of the Company's corporate office where any complaints or problems which are not handled at the store level to the satisfaction of the customer can be resolved. Management believes this emphasis on customer service also reinforces the Company's credibility with its customers, builds customer loyalty and minimizes customer complaints.

        ACHIEVE OPERATING EFFICIENCIES THROUGH CLUSTERING OF STORE
    LOCATIONS. The Company's acquisition and expansion strategy is focused upon developing "clusters" of stores in each of its markets. Management believes that by developing a cluster of stores in a particular market, the Company is better able to manage the operations of the stores and ensure conformity to its operating standards. In addition, the Company achieves significant economies of scale in its advertising, marketing and supervision costs by operating stores in clusters rather than stores in more dispersed locations.

        UTILIZE SOPHISTICATED MANAGEMENT INFORMATION SYSTEMS. The Company utilizes sophisticated management information systems that provide senior management with daily reports detailing key operational statistics for all stores. The systems allow management to track inventory movement within each product category as well as past due accounts and other collection activity. These systems were originally designed and developed under the direction and to the specifications of Raymond C. Holladay, the Company's Executive Vice President and Chief Operating Officer. The Company's management information systems are a key factor in enabling management to integrate and control its newly-acquired stores, maintain strict control over costs and revenue and optimize the Company's return on rental merchandise. Management believes that the Company's information systems provide a significant competitive advantage over smaller local operators.

        ENHANCE EMPLOYEE PRODUCTIVITY THROUGH INCENTIVE-BASED COMPENSATION AND TRAINING. The Company has structured its compensation arrangements to provide regional and store-level managers with incentives to increase store revenue and profits. As a result, up to 50% of a store manager's total compensation may be based upon the profitability of his or her store. Regional managers are paid based on the profitability of the group of stores they supervise, with over one-third of their compensation provided for in the form of profit-based commissions. In addition, stock options were granted to all persons serving as store managers or regional managers at the time of the IPO, and management is developing a program for awarding stock options to all store and regional managers on a continuing basis. Management is committed to providing its employees with formal, supervised training. The Company establishes a "training store" in each of the Company's market areas and has developed a comprehensive training manual which outlines all of the Company's procedures and operating practices. Management believes that its training programs enhance the Company's operations by ensuring conformity to established operating standards, reducing employee turnover, enhancing employee productivity and improving employee morale.

GROWTH STRATEGIES

    The Company intends to continue to increase its revenue and profits by adhering to the following strategies:

        ACQUIRE EXISTING RENTAL-PURCHASE STORES. The Company plans to capitalize on the consolidation trend in the rental-purchase industry and intends to increase the number of stores it owns primarily through acquisitions of existing rental-purchase stores. The Company continually reviews acquisition opportunities, and management believes that a number of acquisition opportunities currently exist. The Company plans to focus its acquisition efforts on stores which can most readily be integrated into the Company's operational structure and target market areas. The Company typically targets smaller, profitable, yet undercapitalized chains of rental-purchase stores. The acquired stores benefit from the administrative systems, improved products, increased advertising and purchasing power of the larger organization while strengthening their local market position.

        IMPROVE THE PERFORMANCE OF ACQUIRED STORES. Following an acquisition, management seeks to improve store performance through strategies intended to produce immediate gains in operating efficiency and profitability. These strategies typically include an immediate investment of capital in new inventory and an increase in advertising expenditures. Additionally, management expects to enhance the profitability of acquired stores through closer supervision of store operations, improved selling techniques, improved collection procedures, higher inventory yield and the selected consolidation of acquired stores or rental portfolios into existing stores. Through the implementation of these strategies, average aggregate monthly revenue from the stores acquired in the 1994 and 1995 Acquisitions increased approximately 27.9% and 5.8%, respectively, from the date of the acquisitions through June 30, 1996. The Company is currently in the process of applying these strategies to the stores acquired in the 1996 Acquisitions. Management believes that the Company's existing corporate infrastructure will support the Company's planned level of growth for the foreseeable future without significant increases in overhead costs.

        INCREASE MARKET PENETRATION IN EXISTING MARKETS. While continuing to pursue its acquisition strategy, the Company will seek to increase revenue and profits in existing markets through targeted marketing to potential customers and the continued upgrading and broadening of product lines. The Company promotes its merchandise and services through direct mail and television and radio advertising. This strategy enabled the Company to demonstrate increases in comparable store revenue growth during the years 1990 through 1995 by 13.1%, 13.3%, 3.1%, 8.0%, 4.3% and 3.3%, respectively.
    In certain established market areas, the Company may open new stores where viable acquisition opportunities are not available.

MERCHANDISING

    The Company's stores offers an assortment of quality, brand-name merchandise, including consumer electronics, appliances, furniture, jewelry, and home furnishings accessories. The Company displays a wide variety of styles and models of merchandise in its stores. Merchandise is displayed in showroom settings featuring attractive, professional displays and signage. Store interiors feature bright colors and custom neon signage in an atmosphere intended to make customers feel comfortable. Corporate and regional management closely monitors adherence to Company standards for cleanliness and quality of merchandise in all stores.

    Management regularly evaluates and modifies its product offerings to reflect changing local demand. The Company frequently test markets new merchandise items to expand the total number of items on rent and increase the dollar value of its outstanding contracts. As a percentage of total units on rent at June 30, 1996, consumer electronics accounted for 37.0%; appliances accounted for 24.6%; furniture accounted for 21.9%; and jewelry and home furnishings accessories accounted for 16.5%. Customers may choose either new or previously rented merchandise. Previously rented merchandise is marketed at the same rental rate as new merchandise, but requires fewer consecutive rental payments to obtain ownership. On June 29, 1996, the Company's average rental rate was $13.54 per week. The Company, like the rental-purchase industry in general, requires higher aggregate payments than are usually charged under installment purchase or credit plans that do not offer the same array of payment options or services or that require a continuing financial obligation.

    CONSUMER ELECTRONICS. The Company offers a variety of videocassette recorders, color televisions, stereo systems and home entertainment centers. Major electronics brands include Fisher, RCA, GE, Sharp and Zenith. Weekly rental prices for electronics range from $6.99 to $42.99.

    APPLIANCES. The Company rents major appliances including brand names such as Whirlpool, Tappan, Roper and Gibson. The product line includes washing machines and dryers, refrigerators, microwave ovens, ranges, freezers and portable dishwashers. Weekly rental prices for appliances range from $6.99 to $24.99.

    FURNITURE. The Company offers a broad selection of furniture items, including recliners, casual dinettes, seven-piece living room groups with matching lamps and tables and bedroom and juvenile furniture in a variety of styles and packages. Room vignettes allow customers to visualize how the product will look in their homes while simultaneously providing a showcase for accessories. Weekly rental rates for furniture range from $9.99 to $24.99.

    JEWELRY AND HOME FURNISHINGS ACCESSORIES. The Company offers diamond and gold jewelry in store displays featuring lighted glass cases with custom neon signage and track lighting. Employees receive special training in jewelry merchandising and security. Weekly rental rates for jewelry range from $9.99 to $19.99. The Company's stores also display a wide variety of low-cost home furnishings accessories, including decorative lamps, oversized wall art and casual tables. Accessories are typically packaged with other merchandise such as a living room group or bedroom group. Weekly rental rates for these products range from $3.99 to $9.99.

STORE OPERATIONS

    The Company currently operates 119 stores in 15 states. The following table sets forth the number of store locations in each state in which the Company presently operates.

                                       NUMBER OF                                            NUMBER OF
LOCATION                                STORES       LOCATION                                STORES
- ----------------------------------  ---------------  ----------------------------------  ---------------
Alabama...........................             9     Maryland..........................             4
Arizona...........................             2     Mississippi.......................             1
Florida...........................            12     Ohio..............................            16
Georgia...........................            17     Tennessee.........................             5
Illinois..........................             6     Texas.............................             2
Indiana...........................             9     Virginia..........................            11
Kentucky..........................            12     West Virginia.....................             6
Louisiana.........................             7

    The average store contains approximately 3,800 square feet. Approximately 70% of each store's space is generally used for showroom space and 30% for offices and storage. Each regional manager maintains an office in a store within his or her region. Management believes that suitable store space is available for lease in each market where the Company currently operates or plans to operate. The Company does not operate any distribution warehouses, but in certain markets, individual stores may rent storage facilities on a temporary basis.

    In considering acquisition opportunities and potential new markets, the Company reviews demographic and competitive information concerning the patterns of potential rental-purchase customers. Store locations are evaluated based upon management's analysis of such demographic information, the proximity of competitors, traffic counts, area population, accessibility and cost. Stores are typically located in strip shopping centers that contain a large anchor tenant, usually a major discounter or supermarket, and other compatible tenants such as auto parts retailers, drugstores, convenience stores, fast food outlets and laundromats. The surrounding area is typically populated with a high concentration of lower and middle income consumers. Most customers reside within a five-mile radius of the store.

    The Company has developed a procedure for successfully integrating acquired stores into its operations. Store signage and appearance are changed immediately. Within 30 days following an acquisition, the acquired stores are converted to the Company's internal procedures and management information systems. Inventory is added or replaced and the Company's collection policies are implemented promptly. Generally management is able to fully convert stores acquired within 30 days of acquisition.

    MANAGEMENT AND SUPERVISION. The Company's operating strategy is to limit the number of stores supervised by each division or regional manager to assure adequate monitoring of operations. The Company expects to employ additional division and regional managers as the number of store locations increases. The Company's 119 stores are presently organized into two divisions. Management expects to add a third division in the near future. A division manager directs seven to eight regional managers who are responsible for five to eight stores each. Division managers are experienced executives who report directly to the Chief Operating Officer. Regional managers reside in the regions that they supervise and monitor individual store performance and inventory on a daily basis.

    Each store is typically staffed with a manager, an assistant manager and four account representatives. Individual store managers are responsible for customer relations and account collection, development of new rental accounts, inventory management, staffing and training and profit and loss control.

    Management at the Company's corporate offices directs and coordinates purchasing, product servicing, planning and controls, employee training and personnel matters. Marketing and operations personnel evaluate the performance of each store utilizing on-site reviews and daily operations summaries. The Company expanded its corporate office resources during 1994 and 1995 to support its continued growth.

    The Company distributes simplified written procedures and policies covering all aspects of store-level operations. These policies and procedures have been designed to minimize the operating risks inherent in the rental-purchase business. Management believes that revenue and profits for rental-purchase stores can be managed by focusing on a few key operating ratios. The Company also seeks to enforce profit and loss accountability at each level of management through profit-based incentive compensation programs. Store managers receive a monthly commission based on profits of their stores before corporate overhead. Division and regional managers receive commissions based on the profitability of the group of stores for which they are responsible. Strict inventory controls allow management to monitor the status and income production of each individual piece of inventory until its disposal, typically 18 to 24 months after original date of purchase.

    The Company seeks to attract and retain qualified store managers and other store-level personnel. New personnel at all levels of the organization are required to complete a supervised training program before being assigned to a store for continued on-the-job training. The Company has developed an innovative training program that includes the establishment of a "training store" in each of the Company's market areas. In addition, the Company has developed a comprehensive training manual for its employees which outlines all of the Company's procedures and operational practices.

    CUSTOMER SERVICE. Management believes that the quality and timeliness of its customer service provide the Company with a competitive advantage. The Company provides same day delivery and installation of its merchandise at little or no additional cost to the customer. The Company performs all necessary service without charge, except for damage in excess of normal wear and tear. Most products offered by the Company are covered under standard manufacturers' warranties, and the remainder of the warranties may be transferred to a customer who obtains ownership. Customers are fully liable for damage, loss or destruction of the merchandise unless they have purchased an optional loss/damage waiver.

    The Company monitors customer relations at the store level and encourages customer feedback. Company policy requires employees to provide all customers, upon request, with the telephone number of the Company's corporate office where any complaints or problems which are not handled at the store level to the satisfaction of the customer can be resolved.

    COLLECTION PROCEDURES. Management believes that good collection practices are critical to the Company's profitability and continued success. The Company manages the collection process by making a thorough and accurate initial presentation of the rental-purchase transaction to each customer and then monitoring each new account closely thereafter. Management believes that the Company's "preventive maintenance" approach to collection practices increases revenue per product while controlling collection and pickup costs, decreases the likelihood of customer default, improves customer relations and reduces chargeoffs. The Company has adopted and closely monitors compliance with standardized collection procedures. Information on delinquent accounts is reported in detail each day, and the Company's collection procedures are monitored by store managers and reviewed routinely by their regional managers. Average chargeoffs due to lost or stolen merchandise were approximately 1.9% of the Company's revenue during the three years ended December 31, 1995. This rate compares favorably to three-year average chargeoff rate of approximately 2.6% of revenue for the largest chains in the industry reporting to APRO in 1996.

    In the event a customer fails to renew a rental-purchase agreement or return the merchandise in a timely manner, the account manager who delivered the product contacts the customer to arrange for reinstatement by in-store payment of the amount due. If no payment is received, the account representative will arrange for reinstatement of the agreement or the return of the merchandise to the store. In order to reduce potential conflict and liability, employees are discouraged from collecting payments at the customer's residence. Approximately 90% of all rental payments are made in person at the store or by mail. Management attempts to recover all rental merchandise or receive full payment within seven days of expiration of the agreement. Substantially all recoveries of merchandise are voluntary. In a small number of cases, the Company utilizes the judicial process to enforce the return of unrecovered items. Only a corporate officer may approve civil proceedings against a customer.

    MANAGEMENT INFORMATION SYSTEMS. The Company's management information systems provide detailed information on store operations in daily, weekly, monthly and year-to-date reports. These reports cover data in a broad range of categories and present information by stores or groups of stores. The systems provide the Company's management with on-demand access to operating and financial information about any store. The systems were originally designed and developed under the direction and to the specifications of Raymond C. Holladay, the Company's Executive Vice President and Chief Operating Officer. The Company's integrated computerized management information and control systems track inventory movement for each store location and by each product category, minimizing excess inventory while maintaining optimal in-stock positions. The systems also monitor collection procedures and practices in order to help minimize late payments and expenses related to recovery of merchandise while maintaining good customer relations and compliance with regulatory and industry-accepted collection practices. Store reports are reviewed daily by store and regional managers. Division managers and senior executives review group summaries, and exceptions to Company standards are addressed each day. Daily store activity is electronically transmitted to home office computers each night. The integration of the management information systems with the Company's accounting system allows financial statements to be generated within seven to ten days after the end of each month. These systems have enabled the Company to expand its operations while maintaining a high degree of control over cash receipts, inventory and customer transactions.

    RENTAL-PURCHASE AGREEMENTS. The Company extends renewable week-to-week or month-to-month rental-purchase agreements that can be cancelled at any time. Approximately 75% of the Company's customers make weekly rental payments. The customer's obligations are to make rental payments in advance of the period for which he or she chooses to rent the merchandise, to pay for loss or damage to the merchandise if not covered under available loss/damage waivers and to return the merchandise to the Company at the expiration of the rental period if he or she elects not to renew the agreement. Each agreement automatically expires at the end of the stated rental period unless a renewal payment is made. Expired accounts may be renewed by payment of the delinquent rent and a nominal reinstatement fee. The Company retains title to the merchandise during the term of the agreement. Ownership of the merchandise may transfer to the customer after continuous renewal of the agreement for a stated period, usually 78 weeks.

    The Company has developed and uses its own standard form rental-purchase agreements based upon APRO model documents. Variations in the legal requirements of each state are normally addressed through the use of riders to the form agreements. Management believes that the Company's agreements materially comply with the legal requirements of the states in which they are used. See "-- Government Regulation."

    Although the Company does not conduct a formal credit investigation to qualify its customers, potential customers must provide certain personal information which is verified by the store manager or assistant manager before a rental-purchase agreement can be approved. Required information typically includes a valid driver's license, a place of employment or verifiable source of income, home address and the phone numbers and addresses of relatives. Approximately 90% of all rental orders are approved. Subsequent rental payments are required to be mailed to or made at the store. Where permitted by law, the Company offers loss/damage waivers to customers who desire protection from loss or damage. Such fees are standard in the industry, are not represented as insurance, and may be subject to government-specified limits.

    PRODUCT TURNOVER. Historical information maintained by the Company indicates that less than 25% of the Company's customers complete the full term of a rental-purchase agreement, and management believes that this trend will continue. Management believes the average rental period for its products historically has been approximately twenty-six weeks. As of August 21, 1996, the Company's stores were assigned an average of 1,146 items of merchandise per store, of which approximately 841 items were on rental-purchase agreements and approximately 305 items were available for rental.

PURCHASING AND DISTRIBUTION

    The Company's product mix is determined by senior management, based on promotional requirements and on customer demand as determined from store inventory analysis reports. Store managers order inventory on a weekly basis and consult with their regional managers to determine whether existing merchandise can be reallocated before ordering new products. Store managers are not permitted to order directly from a manufacturer but may order fill-in quantities from local distributors with prior approval from the purchasing department. The Company seeks to maximize return on inventory investment by maintaining merchandise held for rent but not rented at a level equal to approximately 22% of total inventory. Adjusted for seasonal fluctuations, management believes the Company is currently maintaining merchandise held for rent within an acceptable range. The Company does not maintain a centralized warehouse or distribution facility, since the Company's suppliers make direct shipments to its stores. Management believes that such an arrangement minimizes inventory costs and overhead expenses while allowing the Company to structure reasonably competitive terms and prices with its suppliers.

    The Company purchases the majority of its electronics merchandise directly from manufacturers and most of its appliances from one distributor. The Company purchases its furniture from various manufacturers and distributors. The Company's largest suppliers include Hart-Parrish Distributors and Sanyo-Fisher Corporation, which accounted for approximately 18.6% and 14.4%, respectively, of all merchandise purchased for Company stores in the six month period ended June 30, 1996. No other supplier accounted for more than 10% of total purchases. Management generally does not sign contracts with suppliers. The Company currently expects to continue relationships with its existing suppliers, but believes there are numerous sources of products available to the Company. Management does not believe that the Company's success is dependent on any one or more of its present suppliers. Executive officers and key managers regularly attend national and regional markets and trade shows to identify new products, negotiate prices and initiate contacts with potential new suppliers.

MARKETING AND ADVERTISING

    The Company promotes its products and services primarily through television and direct mail advertising. Unlike many rental-purchase companies that emphasize primarily print advertising, the Company spends approximately 50% of its advertising budget on television advertising. Management believes that television advertising reaches the Company's targeted customer base more effectively than print advertising and enhances the Company's image with its customers. The Company's television advertising and promotional literature emphasize the Company's credibility, quality of service and competitive weekly rental rates. The Company also markets its products and services through direct customer solicitation by the Company's store employees. Each store manager is required to generate additional business from the Company's active and inactive customer base.

    The Company utilizes television advertising in each of its markets. The commercials generally promote a special price for a particular product for a limited time period. Four-color, four-page direct mail brochures are mailed several times a year to selected zip codes within a five-mile radius of each of the Company's stores. The Company utilizes extensive point of sale materials in each store.

    For the year ended December 31, 1995, and the six months ended June 30, 1996, total advertising expense was approximately 7.7% and 6.5%, respectively, of revenue. Management believes the decline in advertising expense as a percentage of revenue is a result of increased revenue from the stores acquired in the 1994 and 1995 Acquisitions.

SERVICE MARKS

    The Company owns the registered service marks "Alrenco Rent To Own For The Home" and "Alrenco Rent To Own For The Home -- The Only Way To Go." The products held for rent by the Company also bear trademarks and service marks held by their manufacturers.

COMPETITION

    The rental-purchase industry is highly competitive. As the following table illustrates, as of August 1996, the ten largest rental-purchase chains accounted for only 40.5% of the approximately 7,500 rental-purchase stores in the United States.

                      RENTAL-PURCHASE INDUSTRY COMPETITORS

                                                                                            NUMBER OF   PERCENTAGE OF
COMPANY (1)                                                                   OWNERSHIP    STORES (2)    U.S. STORES
- --------------------------------------------------------------------------  -------------  -----------  -------------
Rent-A-Center.............................................................  Private (3)         1,420          18.9%
Renters Choice, Inc. (4)..................................................  Public                653           8.7
Aaron's Rental Purchase (4)...............................................  Public                190           2.5
Central Rents, Inc........................................................  Private               174           2.3
Champion Rent to Own......................................................  Private               150           2.0
ALRENCO, INC..............................................................  PUBLIC                119           1.6
Action TV & Appliance Rental, Inc.........................................  Private               105           1.4
Rent-Way, Inc.............................................................  Public                104           1.4
Bestway Rental, Inc.......................................................  Public                 60           0.8
Rainbow Rentals, Inc......................................................  Private                60           0.8
                                                                                                -----           ---
  Total...................................................................                      3,035          40.5%
                                                                                                -----           ---
                                                                                                -----           ---

- ------------------------
(1) Some of these competitors may also operate rent-to-rent stores in addition to the rental-purchase stores referenced in the table.

(2) Source: Association of Progressive Rental Organizations, based on membership records as of August 1996 and other published information.

(3) Owned by Thorn PLC, a publicly traded company in the United Kingdom.

(4) Includes franchised rental-purchase stores.

    The Company competes directly with other national and regional rental-purchase businesses, and on a very limited basis with temporary-use rental stores, such as furniture rental outlets, that investigate credit and generally extend three-month minimum leases. Competition within the rental-purchase industry is based primarily on store location, product selection and availability, customer service and rental rates and terms. The Company's largest national competitors have significantly greater resources than the Company.

GOVERNMENT REGULATION

    STATE REGULATION. Forty-five states have adopted legislation regulating rental-purchase transactions. Of those states, 43 require companies to provide certain disclosures to customers regarding the terms of the rental-purchase transaction. Three states regulate rental-purchase transactions as credit sales subject to interest rate limitations and other consumer lending restrictions. The Company neither operates in nor intends to operate in those three states. All 15 states in which the Company operates impose some type of disclosure requirements, either in advertising or in the rental-purchase agreement, or both. The regulations in these states also distinguish rental-purchase transactions from credit sales. Management believes that the operations of the Company are in material compliance with applicable state rental-purchase laws.

    FEDERAL REGULATION. No federal legislation has been enacted regulating the rental-purchase industry. In the past, federal legislation has been proposed which could affect the rental-purchase industry; however, management cannot predict whether any such legislation will be enacted and what the impact of such legislation would be.

    DEPRECIATION ISSUES. The IRS published a revenue ruling in July 1995 providing that MACRS is the appropriate depreciation method for rental-purchase merchandise. Prior to 1996, the Company used the income forecasting method of depreciation for tax accounting, and management believes that this method has been widely used throughout the rental-purchase industry prior to publication of this revenue ruling. The Company is currently being audited by the IRS and may be required to pay certain additional taxes and interest and penalties thereon as a result of its use of the income forecasting method in prior years. Pending the resolution of this audit, the Company intends to convert to the MACRS method of depreciation for tax accounting purposes only. Management does not believe that any additional taxes, interest and penalties which may be incurred as a result of the conversion to MACRS or the IRS audit will have a material adverse effect on the Company's financial condition, liquidity or results of operations.

EMPLOYEES

    As of August 27, 1996, the Company employed 670 people, 44 of whom are assigned to the Company's corporate office and 626 of whom are directly involved in the management and operation of the Company's stores. None of the Company's employees are covered by a collective bargaining agreement. The Company provides numerous employee benefits, including a 401(k) plan, stock options and group life and health insurance plans. Management believes that relationships between the Company and its employees are good.

PROPERTIES

    The Company leases space for all of its rental-purchase stores as well as its corporate offices under leases expiring at various times through 2004. Most of the leases contain renewal options for additional periods at rental rates adjusted according to agreed upon formulas. The Company's corporate office consists of approximately 11,600 square feet and is leased from Kentuckiana Outfitting Company, a corporation owned by Michael D. Walts, Chairman of the Board and President of the Company. The Company also leases one store from Kentuckiana Outfitting Company. See "Certain Transactions."

LEGAL PROCEEDINGS

    From time to time the Company has been a party to various legal proceedings arising in the ordinary course of its business. The Company is not currently a party to any material litigation and is not aware of any litigation threatened against it that could have a material adverse effect on its business.

    In connection with the settlement in 1994 of certain employment discrimination litigation initiated in the United States District Court, Northern District of Alabama, by former management employees, management employees and non-management employees, the Company agreed to take certain affirmative actions in hiring and established a "target" level for certain pivotal management and store-level positions. Failure to meet the target established in the settlement is not to be considered a per se violation of the settlement if the Company can demonstrate good faith efforts toward compliance. The Company has implemented a number of measures since the settlement in order to meet the targets. The court will retain jurisdiction over matters pertaining to the settlement until June 10, 1997. The settlement is final and binding on all parties. See Note K of Notes to Financial Statements of the Company.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The directors, executive officers and other key employees of the Company are as follows:

                 NAME                       AGE                 POSITION WITH COMPANY
- --------------------------------------      ---      --------------------------------------------
Michael D. Walts                                55   Chairman of the Board and President
Raymond C. Holladay                             50   Executive Vice President, Chief Operating
                                                     Officer and Director
Theodore H. Wilson                              50   Executive Vice President, Chief Financial
                                                     Officer and Director
Michael D. Walts, Jr.                           29   Vice President of Purchasing and Director
William A. Kelly II                             38   Division Manager
Meryl M. Sellers                                46   Division Manager
Robert W. Lanum                                 59   Director
Donald E. Groot                                 40   Director
W. Barrett Nichols                              46   Director

    MICHAEL D. WALTS. Mr. Walts is the Chairman of the Board of Directors and President of the Company. He has worked in the rental-purchase industry for more than 16 years since founding the Company in 1980. Prior to 1980, Mr. Walts owned and operated Kentuckiana Outfitting Company, a door-to-door weekly installment sales retailer which he acquired in 1964. Kentuckiana Outfitting Company is currently a real estate holding company which, among other things, leases certain properties to the Company. See "Certain Transactions."

    RAYMOND C. HOLLADAY. Mr. Holladay has served as Executive Vice President and Chief Operating Officer of the Company since November 1995. He previously served as Vice President -- Marketing from February 1993 to November 1995, and as Vice President -- Employee Development from February 1989 to February 1993. Mr. Holladay has worked in the rental-purchase industry for over 25 years as a store owner, operator and consultant. From 1973 to 1988, he owned and operated ABC Rentals, a chain of rental-purchase stores. In 1980, he organized APRO and served as its president and later as a director.

    THEODORE H. WILSON. Mr. Wilson has served as Executive Vice President and Chief Financial Officer of the Company since November 1995. He previously served as Vice President -- Finance and Administration for more than ten years. Mr. Wilson has served as president and is currently a director of APRO.

    MICHAEL D. WALTS, JR. Mr. Walts, Jr. was appointed Vice President of Purchasing in November 1995. He previously served as Director of Product Development from February 1995 to November 1995 and Jewelry Manager from September 1990 to February 1995. Mr. Walts, Jr. joined the Company as a fulltime employee in June 1989. From June 1989 to September 1990, he held successive store positions as account manager, manager in training and store manager.

    WILLIAM A. KELLY II. Mr. Kelly has served as a Division Manager of the Company since September 1995. Since joining the Company in March 1990, he has served as Director of Operations and Operations Manager. From June 1979 to March 1990, Mr. Kelly was employed by Rex TV and Appliance, a household goods retailer, most recently as a regional manager responsible for 10 stores. Mr. Kelly is currently president of the Indiana Rental Dealers Association, a nonprofit trade association.

    MERYL M. SELLERS. Mr. Sellers has served as a Division Manager since joining the Company in September 1995. Mr. Sellers has more than 20 years of experience as an owner, manager and consultant in the rental-purchase industry. From January 1995 to June 1995, he served as operations manager for America's Sales & Leasing. From October 1991 to December 1994, he held the position of operations manager for Action TV & Appliance Rental, Inc. From September 1990 to September 1991, he was a partner in Family Thrift, a retailer of previously owned merchandise. Mr. Sellers was associated with Remco, Inc. in various operations and management capacities and as a franchisee of rental-purchase stores from 1976 to 1987.

    ROBERT W. LANUM. Mr. Lanum is a director of the Company. He is a partner in the law firm of Stites & Harbison and has been admitted to practice law since 1968. His principal areas of practice include corporate, trust and estate and tax law. Mr. Lanum has represented the Company on legal matters since its inception in 1980. Mr. Lanum is a member of the Audit and Compensation Committees of the Company.

    DONALD E. GROOT. Mr. Groot is a director of the Company. He is a partner in the accounting firm of Welenken Himmelfarb & Co. and has been a certified public accountant since 1985. Mr. Groot served as principal engagement partner for the Company from 1989 until September 1995. Mr. Groot is a member of the Compensation Committee of the Company.

    W. BARRETT NICHOLS. Mr. Nichols is a director of the Company. He is the President and a co-founder of Mesa Food Products, Inc., a producer of frozen and dry Mexican food products. He was previously employed in various capacities with PNC Bank for 20 years, most recently serving as Executive Vice President responsible for all of PNC's banking activities in Kentucky and Indiana. He currently serves as Chairman of the Board of PNC Bank, Indiana, Inc.. Mr. Nichols is a member of the Audit and Compensation Committees of the Company.

    Michael D. Walts, Chairman of the Board and President, is the father of Michael D. Walts, Jr., Vice President of Purchasing and a director, and the brother-in-law of Theodore H. Wilson, Executive Vice President, Chief Financial Officer and a director. Robert W. Lanum is a partner in the law firm of Stites & Harbison, which serves as the Company's primary counsel. See "Legal Matters." Donald E. Groot is a partner in the accounting firm of Welenken Himmelfarb & Co., which served as the Company's independent accountants from its inception in 1980 to September 1995. See "Experts."

BOARD OF DIRECTORS

    The business of the Company is managed under the direction of the Company's Board of Directors. The number of directors of the Company is currently fixed at seven. All of the current directors except Messrs. Walts and Walts, Jr. were first elected to the Board of Directors in October 1995. The Company's Articles provide that the Company's Board of Directors shall be divided into three classes. The members of each class of directors serve for staggered three-year terms. The Board is composed of two Class I Directors (Messrs. Nichols and Wilson), two Class II Directors (Messrs. Groot and Walts, Jr.) and three Class III Directors (Messrs. Lanum, Holladay and Walts). The initial terms of office of the Class II and Class III Directors will expire upon the election and qualification of directors at the annual meetings of shareholders held following the fiscal years ending December 31, 1996 and 1997, respectively. The initial term of office of the Class I Directors expired at the 1996 annual meeting and each of Messrs. Nichols and Wilson were re-elected for a three-year term expiring in 1999. At each subsequent annual meeting of shareholders, directors will be re-elected or elected for a full term of three years to succeed those directors whose terms are expiring.

    The Company's Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee consists of Messrs. Lanum and Nichols and is responsible for establishing and monitoring compliance with the Company's audit policies. The Audit Committee will also review the scope of the Company's annual audit performed by the Company's independent accountants and monitor the implementation of recommendations or corrective measures disclosed in the independent accountants' audit report. The Audit Committee is responsible for reviewing all related party transactions on a continuing basis and potential conflict of interest situations where appropriate. The Compensation Committee consists of Messrs. Lanum, Groot and Nichols and will review and recommend compensation arrangements for all officers of the Company. The Compensation Committee will also be responsible for the design, implementation and administration of the Company's incentive compensation plans.

    Directors who are not employees of the Company ("Nonemployee Directors") receive $2,000 for each meeting of the Board of Directors that they attend and $500 for attending a meeting of a committee of the Board. In addition, all directors are reimbursed for travel and lodging expenses incurred in connection with their attendance at Board, shareholder and committee meetings. Nonemployee Directors will be entitled to receive nondiscretionary awards of stock options under the Stock Incentive Plan. The Company has entered into agreements with all Directors pursuant to which the Company has agreed to indemnify them against certain claims arising out of their service as Directors. Directors are also entitled to the protection of certain indemnification provisions in the Articles and Bylaws. See "-- Stock Incentive Plan" and "-- Indemnification of Directors and Officers."

EXECUTIVE COMPENSATION

    The following table sets forth summary compensation information for the fiscal years ended December 31, 1995 and 1994, paid or awarded by the Company to, or accrued for the benefit of, the Company's chief executive officer and each other executive officer of the Company whose total annual salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                     ANNUAL COMPENSATION
                                                          ------------------------------------------
                                                                                           OTHER
                                                                                          ANNUAL        ALL OTHER
NAME AND PRINCIPAL POSITION                      YEAR       SALARY         BONUS       COMPENSATION   COMPENSATION
- ---------------------------------------------  ---------  -----------  --------------  -------------  -------------
Michael D. Walts (1) ........................       1995  $   473,600  $   205,000(2)   $  57,651(3)   $  38,790(4)
 Chairman of the Board and President                1994      473,600      205,000            (3)         47,338(4)
Raymond C. Holladay (1) .....................       1995      110,000          52,566            (3)       28,150  (5)
 Executive Vice President and Chief Operating       1994      110,000          36,476       (3)            37,534  (5)
 Officer

- ------------------------
(1) In December 1995, the Compensation Committee of the Board of Directors reviewed the annual compensation arrangements for the Company's executive officers and, effective upon completion of the IPO, approved annual salaries for Messrs. Walts and Holladay of $240,000 and $190,000, respectively. In addition, Messrs. Walts and Holladay will receive annual cash bonuses equal to 2.0% and 1.0%, respectively, of the Company's net after-tax income for 1996.

(2) Represents bonus compensation accrued by the Company in 1995. This amount was paid in January 1996.

(3) In addition to salary and bonus amounts, the named executive officers received certain personal benefits from the Company during 1995 and 1994. The amount disclosed for Mr. Walts in 1995 includes approximately $15,245 for personal use of Company-owned automobiles and the Company's cost (approximately $42,406) of purchasing certain automobiles for Mr. Walts. The aggregate amount of such benefits received by each of the named executive officers in each of the other years included in the summary compensation table did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for such officer for that year.

(4) Includes the Company's expense under an executive deferred compensation arrangement with Mr. Walts. This arrangement was terminated effective September 30, 1995. Mr. Walts received a lump sum distribution of $305,729 from his deferred compensation account in 1995. See Note L of Notes to Financial Statements of the Company. Also includes a premium payment by the Company of $2,338 in 1994 and $5,040 in 1995 on a life insurance policy maintained for the benefit of Mr. Walts.

(5) Represents the Company's expense under an executive deferred compensation arrangement with Mr. Holladay. This arrangement was terminated effective September 30, 1995. Mr. Holladay received a lump sum distribution of $147,906 from his deferred compensation account in 1995. See Note L of Notes to Financial Statements of the Company.

STOCK INCENTIVE PLAN

    In November 1995, the Board of Directors of the Company adopted, and the shareholders approved, the Stock Incentive Plan. The purpose of the Stock Incentive Plan is to further the interests of the Company by providing eligible employees with an additional incentive to increase the value of the Company's stock by granting such employees a stake in the future of the Company. A total of 450,000 shares of Common Stock have been reserved for issuance under the Stock Incentive Plan. The Stock Incentive Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Stock Incentive Plan authorizes the Committee to grant, in its discretion, stock options, stock appreciation rights, restricted stock, nonrestricted stock or any combination thereof to employees of the Company.

    STOCK OPTIONS. Each stock option granted under the Stock Incentive Plan will entitle the holder thereof to purchase the number of shares of the Company's Common Stock specified in the grant at the purchase price specified therein. The terms and conditions of each stock option granted under the Stock Incentive Plan will be determined by the Committee.

    Stock options to be granted under the Stock Incentive Plan may be either incentive stock options or nonqualified stock options. Stock options designated by the Committee as incentive stock options will comply with Section 422 of the Internal Revenue Code of 1986. The purchase price for shares subject to an incentive stock option will not be less than 100% of the fair market value of the Common Stock at the time of grant. No incentive stock option may be granted to any employee of the Company who owns at the date of grant shares of stock representing in excess of 10% of the voting power of all classes of stock of the Company unless the exercise price for stock subject to such option is at least equal to 110% of the fair market value of the stock at the time of grant and the option term does not exceed five years. The terms of any nonqualified stock option, including without limitation the exercise price and period of exercise, will be determined by the Committee in its sole discretion at the time of grant.

    STOCK APPRECIATION RIGHTS. Stock appreciation rights will entitle the holder to receive an amount equal to the excess of the fair market value of one share of Common Stock as of the date such right is exercised over the exercise or base price specified in the stock appreciation right, multiplied by the number of shares of Common Stock in respect of which the stock appreciation right is being exercised.

    RESTRICTED STOCK. The Committee may also grant shares of Common Stock to plan participants subject to certain restrictions ("Restricted Stock"). Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered during a "Restricted Period," which shall not be less than one year from the date of grant. The employee as the owner of such stock shall have all rights of a shareholder including, but not limited to, the right to vote such stock and to receive dividends thereon as and when paid. Upon the grant of shares of Restricted Stock, the employee shall enter into an agreement with the Company in a form specified by the Committee and containing such additional terms and conditions, if any, as the Committee in its sole discretion shall determine, which are not inconsistent with the provisions of the Stock Incentive Plan. The amount of Restricted Stock to be granted to any employee and the respective terms and conditions of such grant (which terms and provisions need not be the same in each case) will be determined by the Committee in its discretion.

    NONRESTRICTED STOCK. The Committee may from time to time make awards of unrestricted Common Stock ("Nonrestricted Stock") to plan participants. The Committee in its discretion will determine those plan participants to whom awards of Nonrestricted Stock will be granted and the number of shares to be granted to each participant.

    NONEMPLOYEE DIRECTOR STOCK OPTIONS. Immediately following completion of the IPO, each Nonemployee Director received nonqualified options to purchase 5,000 shares of Common Stock at a price equal to $14.00 per share. Any other Nonemployee Director who is subsequently elected to serve as such after the completion of this Offering will as of the date of such election automatically receive options to purchase 5,000 shares of Common Stock at a price equal to the fair market value of such stock on the date such options are granted. These initial option grants will become fully vested twelve months following completion of the IPO or subsequent election, as the case may be. Beginning January 1, 1997, automatic annual awards of fully-vested stock options will be made to each Nonemployee Director in each of the five years following the initial option grant providing for the purchase of 1,000 shares of Common Stock at a price equal to the fair market value of such shares on the date such options are granted.

    AWARDS UNDER STOCK INCENTIVE PLAN. A total of 105,000 shares of Restricted Stock have been awarded to Raymond C. Holladay, Executive Vice President and Chief Operating Officer, and Theodore H. Wilson, Executive Vice President and Chief Financial Officer. All of these shares of Restricted Stock will vest on January 23, 2003. Stock options exercisable for an aggregate of 87,797 shares of Common Stock have been awarded to management and corporate office employees and senior executive officers pursuant to the Stock Incentive Plan, including options granted to Messrs. Holladay, Wilson and Walts, Jr. for 10,000 shares, 12,624 shares and 2,022 shares, respectively. Options for a total of 75,147 shares are currently exercisable; options for the remaining 12,650 shares will vest on January 23, 1998.

EXECUTIVE BENEFIT PLANS

    KEY EXECUTIVE LIFE INSURANCE. The Company and Michael D. Walts currently maintain a life insurance policy on Mr. Walts. The Company is a beneficiary of such policy to the extent the death benefit does not exceed $200,000. Mr. Walts has designated other beneficiaries in the event the death benefit exceeds $200,000. Mr. Walts owns the cash value of such policy.

    LONG-TERM DISABILITY AND SALARY CONTINUATION PLANS. The Company maintains a long-term disability insurance plan for the benefit of certain management employees, excluding Michael D. Walts, who have completed six months of continuous service. This plan provides that eligible employees who become disabled will receive payments for a specified term equal to a percentage of their salaries. The Company provides a management salary continuation plan to certain executive officers who have completed six months of continuous service. For all covered employees except Michael D. Walts, the Company self-insures the first 13 weeks of disability benefits under the plan and maintains insurance for all benefit periods thereafter. The Company maintains a long-term disability plan for Mr. Walts which provides for annual payments of 100% of his salary.

    401(K) PLAN. The Company's 401(k) plan was adopted by the Company effective as of January 1, 1996. All active employees of the Company who are 21 years of age are eligible to participate in the 401(k) plan upon the completion of one year of service. The 401(k) plan assets are held in trust for the benefit of the employee participants pursuant to an agreement with Lincoln National Life Insurance Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Until November 1995, the Company had no Compensation Committee or other committee of the Board of Directors performing similar functions. Decisions concerning the compensation of executive officers for fiscal years 1995 and 1994 were made by Michael D. Walts, the Company's Chairman of the Board and President. In November 1995, the Board of Directors established a Compensation Committee, consisting of Robert W. Lanum, Donald E. Groot and W. Barrett Nichols. None of the executive officers of the Company currently serves as a director or member of the compensation committee of another entity or of any other committee of the board of directors of another entity performing similar functions.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The IBCL empowers an Indiana corporation to indemnify its directors, officers, employees and agents under certain circumstances. In addition, the IBCL authorizes a corporation to indemnify such persons, to such further extent not inconsistent with law, as may be provided by its articles of incorporation, bylaws, agreement, vote of shareholders or disinterested directors or otherwise.
Article VII of the Company's Articles requires the Company to indemnify its directors and officers to the fullest extent permitted by Indiana law. Similar provisions are also included in the Company's Bylaws. Article VII and the Bylaws authorize the Company to provide indemnification to its directors, officers, employees and agents beyond that expressly set forth in the IBCL.

    The Board of Directors has approved a form of indemnification agreement (the "Indemnification Agreement") into which the Company has entered with each of its present directors (including those directors who are also officers of the Company) and into which the Company intends to enter with its future directors. The Indemnification Agreement gives directors a specific contractual right to indemnification by the Company. Although the directors of the Company presently have certain rights to indemnification under the Company's Articles and Bylaws and may have protection from certain liabilities under the terms of a directors and officers liability insurance policy which the Company has obtained, the Board of Directors believes that the additional assurance provided by the broader contractual rights contained in the Indemnification Agreement enables the Company to attract and retain qualified directors.

    The IBCL empowers an Indiana corporation to purchase and maintain insurance on behalf of its directors, officers, employees and agents against liability asserted against or incurred by them in their capacities as directors, officers, employees or agents of the corporation, whether or not the corporation would have the power under the IBCL to indemnify them against such liability. The Company has purchased directors' and officers' liability insurance.

PERSONAL LIABILITY OF DIRECTORS

    The IBCL does not contain any provision permitting a corporation to eliminate or limit a director's personal liability for monetary damages for a breach of his or her fiduciary duty of care to the corporation or its shareholders. However, the IBCL provides that a director will not be liable for any action taken as a director or for any failure to take any action unless the director has failed to comply with the standards enumerated in the statute and such failure to comply constitutes willful misconduct or recklessness.

                              CERTAIN TRANSACTIONS

    The Company leases its corporate office building, located in New Albany, Indiana, from Kentuckiana Outfitting Company ("Kentuckiana"), a corporation owned by Michael D. Walts, the Chairman of the Board, President and the principal shareholder of the Company. The rent under this lease is payable in monthly installments of $8,730 per month, for an aggregate annual rent of $104,760. The ten-year term of this lease expires December 31, 2004. The Company also leases a store location in Louisville, Kentucky, from Kentuckiana. The rent under this lease is payable in monthly installments of $1,440, for an aggregate annual rent of $17,280. The ten-year term of this lease expires December 31, 2004.

    On November 8, 1995, the Board of Directors reviewed the terms of the foregoing leases to determine their fairness to the Company under current market conditions. The Board of Directors considered, among other things, lease rates prevailing in each of the respective markets for comparable commercial real estate, existing rates for other Company store locations in the Louisville, Kentucky area, availability of office space in New Albany and the results of an independent appraisal. The Board of Directors determined that the rent, term and other provisions of the leases, as amended and set forth above, were reasonably fair to the Company, and the Board believed that those terms are comparable to those that might be obtained if the properties were leased from unaffiliated persons.

    In connection with a life insurance policy insuring the life of Mr. Walts, the Company has made a loan to Mr. Walts each year beginning in 1988. Mr. Walts has used the proceeds of these loans to pay his portion of the annual premium due under such policy. Interest on each such loan has been calculated at the prevailing applicable federal rate. The balance outstanding as of June 30, 1996, was approximately $71,600. On November 8, 1995, the Board of Directors adopted a policy that, in the future, the Company will not make loans to its officers, directors and employees, except for loans in the ordinary course of the Company's business, such as advances for travel and relocation expenses, unless such loans are approved by a disinterested majority of the Board.

    Prior to the IPO, Mr. Walts and his wife guaranteed the Company's indebtedness under the Loan Agreement. These guarantees were released upon completion of the IPO.

    The Board of Directors has adopted a policy that any transaction between the Company and any of its officers, directors or principal shareholders or affiliates thereof, must be on terms no less favorable than those which could be obtained from unaffiliated parties and must be approved by a majority of the disinterested members of the Board of Directors. The Audit Committee of the Board of Directors is responsible for reviewing all related party transactions on a continuing basis and potential conflict of interest situations where appropriate.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth information as of the date of this Prospectus with respect to the beneficial ownership of the Company's Common Stock (i) by each director and each of the named executive officers of the Company, (ii) by each person known to the Company to own of record or beneficially more than 5% of the outstanding shares of the Common Stock, and (iii) by all directors and executive officers of the Company as a group. Except as otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the securities owned by him.

                                                                                      PERCENT OF CLASS
                                                                              --------------------------------
                                                                                                TO BE OWNED
                                                                               OWNED BEFORE    AFTER OFFERING
                          NAME                             NUMBER OF SHARES      OFFERING           (1)
- --------------------------------------------------------  ------------------  --------------  ----------------
Michael D. Walts (2)....................................     2,090,000              47.2%            35.3%
Michael D. Walts, Jr. (2)...............................       212,022(3)            4.8%             3.6%
Raymond C. Holladay.....................................        70,000(3)(4)         1.6%             1.2%
Theodore H. Wilson......................................        57,624(3)(4)         1.3%             1.0%
Robert W. Lanum.........................................          --                --               --
Donald E. Groot.........................................          --                --               --
W. Barrett Nichols......................................          --                --               --
OppenheimerFunds, Inc. (5)..............................       482,000              10.9%             8.1%
All executive officers and directors
 as a group (7 persons).................................     2,429,646(3)(4)        54.6%            40.8%

- ------------------------

(1) Assumes the sale by the Company of 1,500,000 shares of Common Stock in this Offering.

(2) Michael D. Walts is the Chairman of the Board and President of the Company. The address of Messrs. Walts and Walts, Jr. is 1736 East Main Street, New Albany, Indiana 47150.

(3) Includes the following number of shares of Common Stock issuable upon exercise of stock options granted pursuant to the Stock Incentive Plan which are currently exercisable: Michael D. Walts, Jr., 2,022 shares; Raymond C. Holladay, 10,000 shares; Theodore H. Wilson, 12,624 shares; and all executive officers and directors as a group, 24,646 shares.

(4) Includes 60,000 and 45,000 shares of Restricted Stock awarded to Messrs. Holladay and Wilson, respectively, pursuant to the Stock Incentive Plan. See "Management -- Stock Incentive Plan."

(5) Based upon a Schedule 13G filed by OppenheimerFunds, Inc. with the Securities and Exchange Commission on April 25, 1996. The address of OppenheimerFunds, Inc. is Two World Trade Center, Suite 3400, New York, New York 10048.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, no par value, and 1,000,000 shares of Preferred Stock. There are currently 4,424,200 shares of Common Stock outstanding. There are no shares of Preferred Stock outstanding. Immediately following this Offering, 5,924,200 shares of Common Stock (6,149,200 shares if the Underwriters' over-allotment option is exercised in full) will be outstanding. The Company has reserved 450,000 shares of its authorized Common Stock for issuance from time to time pursuant to the Stock Incentive Plan. The following description of the capital stock of the Company is qualified in its entirety by reference to the Company's Articles and Bylaws, which have been incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

    Each holder of Common Stock will be entitled to one vote per share on all matters submitted to a vote of shareholders. Shareholders do not have cumulative voting rights. Holders of Common Stock will be entitled to receive such dividends and other distributions as may be declared by the Board of Directors out of funds legally available therefor. See "Dividends." In the event of the liquidation, dissolution or winding-up of affairs of the Company, holders of Common Stock will be entitled to share ratably in all assets of the Company remaining after payment or provision for payment of all debts, liabilities and preferences, if any. Holders of Common Stock will have no preemptive rights and no right to convert their Common Stock into any other securities. The shares of Common Stock are not redeemable. All shares sold in the Offering, upon payment therefor, will be fully paid and non-assessable.

PREFERRED STOCK

    The Board of Directors may, without further action by the shareholders of the Company, designate and issue from time to time up to 1,000,000 shares of Preferred Stock in one or more series and fix the rights and preferences thereof, including voting rights, dividend rights and rates, redemption rights, liquidation rights, conversion rights, and any other designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof not inconsistent with the Company's Articles or the IBCL. Such Preferred Stock could rank prior to the Common Stock with respect to dividend rights and rights upon liquidation and could have rights which would dilute the voting power of the Common Stock. Shares of Preferred Stock may also be issued to deter or delay an attempted takeover of the Company that may be opposed by management. The Company currently has no plans to issue any Preferred Stock.

CERTAIN ANTI-TAKEOVER MATTERS

    Certain provisions of the Company's Articles and Bylaws concern matters of corporate governance and the rights of shareholders. These provisions, as well as the IBCL and the ability of the Board of Directors to issue shares of Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain shareholders may deem to be in their best interests). These provisions and the ability of the Board to issue Preferred Stock without further shareholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders, even if such removal or assumption would be beneficial to shareholders of the Company. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if a transaction or contest could be favorable to interests of shareholders, and could potentially depress the market price of the Common Stock. The Board of Directors of the Company believes that these provisions are appropriate to protect the interests of the Company and all of its shareholders. The Board of Directors has no present plans to adopt any other measures or provisions which may be deemed to have an anti-takeover effect.

    CLASSIFICATION OF DIRECTORS. Article VI of the Company's Articles provides for the classification of the Board of Directors into three classes, each class to consist, as nearly as possible, of one-third of the number of directors constituting the entire Board, as determined in the Bylaws. Following their initial terms each class will be elected for a three-year term. Thus, beginning with the 1996 annual meeting, one class will be elected each year with the terms of each class expiring in successive years. Article VI is intended to ensure continuity of Board membership and impede the ability of a third party to make sudden changes in directors through a proxy contest or the acquisition of a substantial stock interest.

    REMOVAL OF DIRECTORS. Article VI of the Company's Articles provides that the directors can be removed from that position only for cause. "Cause" means a director's participation in any transaction in which his or her financial interests conflict with those of the Company or its shareholders; any act or omission not in good faith or involving intentional misconduct or violation of law; or the participation by a director in any transaction from which he or she derived improper personal benefit. The purpose of this provision is to impose a more stringent standard generally for the removal of directors, and also to prevent a majority shareholder from circumventing the classified board structure by simply voting to remove directors without cause.

    ADVANCE NOTICE BYLAW PROVISION. The Bylaws impose certain advance notice requirements on a shareholder nominating a director or submitting a proposal to a shareholder meeting. This notice must be submitted to the Secretary of the Company between 60 and 90 days before a meeting, and must contain the information prescribed by the Bylaws.

    AMENDMENT OF ARTICLES OF INCORPORATION. Under the IBCL, amendments to articles of incorporation must generally be approved by the board of directors and by the holders of a majority of the outstanding shares voting thereon at a meeting of shareholders, unless the articles of incorporation or the board of directors provide a higher voting requirement. Article VI requires that any amendment or repeal of those provisions be approved by shareholders owning at least 80% of the total shares outstanding and entitled to vote generally in the election of directors, voting together as a single class. The requirement for an increased shareholder vote to amend Article VI is intended to prevent a shareholder that controls a majority of the voting shares (or possibly less than a majority) from avoiding the requirements of the classified board and removal of directors provisions discussed above by simply repealing such provisions.

INDIANA ANTI-TAKEOVER STATUTES

    The IBCL prohibits any business combination, such as a merger or consolidation between an Indiana corporation with shares of its stock registered under the federal securities laws or which makes an election under the IBCL, and an "interested shareholder" (which is defined as any owner of 10% or more of the corporation's stock) for five years after the date on which such shareholder became an interested shareholder, unless the stock acquisition which caused the person to become an interested shareholder was approved in advance by the corporation's board of directors. This provision of the IBCL is effective even if all parties should subsequently decide that they wish to engage in the business combination. The IBCL also contains a "control share acquisition" provision which effectively denies voting rights to shares of an "issuing public corporation" acquired in control share acquisitions unless the grant of such voting rights is approved by a majority vote of disinterested shareholders. An issuing public corporation is a corporation that (i) has 100 or more shareholders; (ii) has its principal place of business, its principal office or substantial assets within Indiana; and (iii) either (a) more than 10% of its shareholders are Indiana residents, (b) more than 10% of its shares are owned by Indiana residents, or (c) 10,000 shareholders resident in Indiana. A control share acquisition is one by which a purchasing shareholder acquires more than one-fifth, one-third, or one-half of the voting power of the stock of an Indiana corporation whose stock is registered under the federal securities laws. In addition, if any person proposing to make or who has made "control share acquisitions" does not file an "acquiring person statement" with the issuing corporation or if the control shares are not accorded full voting rights by other shareholders, and if the articles of incorporation or by-laws of the corporation whose shares are acquired authorize such redemption, the acquired shares are subject to redemption by the corporation. Finally, if a control share acquisition should be made of a majority or more of the corporation's voting stock, and those shares are granted full voting rights, shareholders are granted dissenters' rights.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is Star Bank, N.A., Cincinnati, Ohio.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this Offering, the Company will have issued and outstanding 5,924,200 shares of Common Stock (6,149,200 if the Underwriters' over-allotment option is exercised in full). Of these shares, the 1,500,000 shares being sold pursuant to this Offering and the 2,019,200 shares sold in the IPO will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by persons deemed to be "affiliates" of the Company for the purposes of the Securities Act. The remaining 2,405,000 shares will be owned by affiliates of the Company. See "Principal Shareholders." Pursuant to Rule 144 under the Securities Act, 2,300,000 shares are currently eligible for sale in the open market. The remaining 105,000 shares will be eligible for eventual sale in the open market upon the expiration of the applicable two-year holding period under Rule 144. Persons holding an aggregate of 2,405,000 shares of Common Stock after completion of this Offering have agreed that during a period of 120 days from the date of this Prospectus, they will not, without the prior written consent of Equitable Securities Corporation on behalf of the Representatives of the Underwriters, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any shares of Common Stock presently owned by them, directly or indirectly.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated under the Rule) who has beneficially owned his shares for at least two years, including persons deemed to be affiliates of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (59,242 shares immediately following the Offering or 61,492 shares if the Underwriters' over-allotment option is exercised in full) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information regarding the Company. A person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned his shares for at least three years, would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions, notice requirements or availability of current public information. Upon completion of the Offering, 2,405,000 shares of Common Stock will be owned by shareholders presently regarded by the Company as affiliates.

    The Company has filed a registration statement under the Securities Act registering the 450,000 shares of Common Stock reserved for issuance under its Stock Incentive Plan. See "Management -- Stock Incentive Plan." Shares of Common Stock issued pursuant to awards granted under the Stock Incentive Plan will therefore be eligible for sale in the open market immediately upon issuance.

    No predictions can be made of the effect, if any, that market sales of shares of Common Stock or the availability of shares of Common Stock for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market following this Offering could adversely affect the then-prevailing market prices.

                                  UNDERWRITING

    The Underwriters named below, for whom Equitable Securities Corporation, Wheat, First Securities, Inc. and J. J. B. Hilliard, W. L. Lyons, Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of an underwriting agreement (the "Underwriting Agreement"), to purchase from the Company, the number of shares of Common Stock set forth below opposite their respective names:

                                                                                              NUMBER OF
                                        UNDERWRITER                                            SHARES
- -------------------------------------------------------------------------------------------  -----------
Equitable Securities Corporation...........................................................
Wheat, First Securities, Inc...............................................................
J. J. B. Hilliard, W. L. Lyons, Inc........................................................
                                                                                             -----------
      Total................................................................................    1,500,000
                                                                                             -----------
                                                                                             -----------

    The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to the approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligations is such that they are committed to purchase all of the shares of Common Stock offered hereby if any are purchased.

    The Underwriters propose to offer the shares of Common Stock being purchased directly to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not
in excess of $    per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $    per share to certain other dealers.
After the public offering, the offering price and other selling terms may be changed.

    The Company has granted the Underwriters a 30-day option to purchase up to an additional 225,000 shares of Common Stock at the public offering price less the underwriting discount set forth on the cover page of this Prospectus to cover over-allotments, if any. If the Underwriters exercise their over-allotment option to purchase any of the 225,000 additional shares of Common Stock from the Company, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by each of them as shown in the above table bears to the 1,500,000 shares of Common Stock offered hereby. The Underwriters may exercise this option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby.

    In connection with this Offering, certain Underwriters and selling group members, if any, or their respective affiliates who are qualified registered market makers on the Nasdaq National Market may engage in passive market making on the Nasdaq National Market in accordance with Rule 10b-6A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the two business day period before the commencement of the offers or sales of the Common Stock. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid of a price not in excess of the highest independent bid for such security if all independent bids are lowered when certain purchase limits are exceeded. The Representatives currently make a market in the Common Stock and intend to continue such market making activity after completion of this Offering.

    The Company and its directors and executive officers have agreed that they will not offer, pledge, issue, sell, contract to sell, grant any option for the sale of or otherwise dispose of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock for a period of 120 days after the date of this Prospectus without the prior written consent of Equitable Securities Corporation on behalf of the Representatives; provided, however, the Company may grant stock options under, and issue shares of Common Stock upon the exercise of outstanding stock options granted under, the Company's Stock Incentive Plan.

    The Company has agreed to indemnify the Underwriters and controlling persons, if any, against certain liabilities, including liabilities under the Securities Act or will contribute to any payments which the Underwriters or any controlling persons may be required to make in respect thereof.

                                 LEGAL MATTERS

    The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Stites & Harbison, Louisville, Kentucky. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Sherrard & Roe, PLC, Nashville, Tennessee. Robert W. Lanum, a partner in Stites & Harbison, is a director of the Company.

                                    EXPERTS

    The financial statements of the Company, Network Rental, Easy Rental and The Television Management Companies included in this Prospectus have been audited by the following firms, as stated in their reports appearing elsewhere herein: (i) the financial statements of the Company as of December 31, 1994 and 1995, and for the years then ended, have been audited by Grant Thornton LLP, independent certified public accountants; (ii) the financial statements of the Company for the year ended December 31, 1993 have been audited by Welenken Himmelfarb & Co., independent certified public accountants; (iii) the financial statements of Network Rental as of May 31, 1995 and 1996, and for the years then ended, have been audited by Grace & Associates, P.C., independent certified public accountants; (iv) the combined financial statements of Easy Rental as of December 31, 1994 and 1995, and for the years then ended, have been audited by Grant Thornton LLP, independent certified public accountants; and (v) the combined financial statements of The Television Management Companies as of December 31, 1994 and August 31, 1995, and for each of the two years in the period ended December 31, 1994 and the eight months ended August 31, 1995, have been audited by Grant Thornton LLP, independent certified public accountants. Such financial statements are so included in reliance on such reports given upon the authority of said firms as experts in accounting and auditing.

    Welenken Himmelfarb & Co. served as the Company's independent accountants from its inception in 1980 to 1995. On September 28, 1995, the Company engaged Grant Thornton LLP to replace Welenken Himmelfarb & Co. as its independent accountants in preparation for the IPO. Upon the engagement of Grant Thornton LLP, the Company dismissed Welenken Himmelfarb & Co. as its independent accountants. The Company's Board of Directors ratified the engagement of Grant Thornton LLP as the Company's new independent accountants in November 1995. During the period Welenken Himmelfarb & Co. was engaged by the Company, there were no disagreements between them and the Company on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, and no reportable events relating to the relationship between the Company and Welenken Himmelfarb & Co. Donald E. Groot is a partner in the accounting firm of Welenken Himmelfarb & Co., and has served as a director of the Company since November 1995.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission, Washington, D.C. (the "Commission"), a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock, reference is made to such Registration Statement and exhibits. Statements contained in this Prospectus regarding the contents of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of the contract, agreement or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, together with the exhibits thereto, may be inspected at the Public Reference Section of the Commission's principal office, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at its regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained from the Commission upon payment of the prescribed fees.

    The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Such material, as well as the Registration Statement, may be accessed electronically through the Commission's site on the World Wide Web. The Commission's Internet address is HTTP://WWW.SEC.GOV.

    The Common Stock is listed on the Nasdaq National Market System. Reports, proxy statements and other information about the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

    The Company furnishes its shareholders with annual reports containing audited financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                                 ALRENCO, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
FINANCIAL STATEMENTS OF ALRENCO, INC.
  Report of Independent Certified Public Accountants.......................................................        F-2
  Report of Independent Certified Public Accountants.......................................................        F-3
  Balance Sheets -- December 31, 1994 and 1995 and June 30, 1996 (unaudited)...............................        F-4
  Statements of Earnings -- Years ended December 31, 1993, 1994, and 1995 and six months ended June 30,
   1995 and 1996 (unaudited)...............................................................................        F-5
  Statement of Stockholders' Equity -- Years ended December 31, 1993, 1994, and 1995 and six months ended
   June 30, 1996 (unaudited)...............................................................................        F-6
  Statements of Cash Flows -- Years ended December 31, 1993, 1994, and 1995 and six months ended June 30,
   1995 and 1996 (unaudited)...............................................................................        F-7
  Notes to Financial Statements............................................................................        F-8

FINANCIAL STATEMENTS OF NETWORK RENTAL, INC.
  Report of Independent Certified Public Accountants.......................................................       F-16
  Balance Sheets -- May 31, 1995 and 1996 and July 31, 1996 (unaudited)....................................       F-17
  Statements of Earnings -- Years ended May 31, 1995 and 1996 and two months ended July 31, 1995 and 1996
   (unaudited).............................................................................................       F-18
  Statement of Stockholders' Equity -- Years ended May 31, 1995 and 1996...................................       F-19
  Statements of Cash Flows -- Years ended May 31, 1995 and 1996 and two months ended July 31, 1995 and 1996
   (unaudited).............................................................................................       F-20
  Notes to Financial Statements............................................................................       F-21

COMBINED FINANCIAL STATEMENTS OF EASY TV & APPLIANCE RENTAL STORES, INC.
  Report of Independent Certified Public Accountants.......................................................       F-28
  Combined Balance Sheets -- December 31, 1994 and 1995....................................................       F-29
  Combined Statements of Operations -- Years ended December 31, 1994 and 1995..............................       F-30
  Combined Statement of Stockholder's Equity -- Years ended December 31, 1994 and 1995.....................       F-31
  Combined Statements of Cash Flows -- Years ended December 31, 1994 and 1995..............................       F-32
  Notes to Combined Financial Statements...................................................................       F-33

COMBINED FINANCIAL STATEMENTS OF THE TELEVISION MANAGEMENT COMPANIES
  Report of Independent Certified Public Accountants.......................................................       F-36
  Combined Balance Sheets -- December 31, 1994 and August 31, 1995.........................................       F-37
  Combined Statements of Earnings -- Years ended December 31, 1993 and 1994 and eight months ended August
   31, 1994 (unaudited) and 1995...........................................................................       F-38
  Combined Statement of Equity -- Years ended December 31, 1993 and 1994 and eight months ended August 31,
   1995....................................................................................................       F-39
  Combined Statements of Cash Flows -- Years ended December 31, 1993 and 1994 and eight months ended August
   31, 1994 (unaudited) and 1995...........................................................................       F-40
  Notes to Combined Financial Statements...................................................................       F-41

PRO FORMA CONDENSED FINANCIAL STATEMENTS
  Pro Forma Condensed Balance Sheets -- June 30, 1996......................................................       F-47
  Pro Forma Condensed Statements of Earnings -- Year ended December 31, 1995...............................       F-48
  Pro Forma Condensed Statements of Earnings -- Six months ended June 30, 1996.............................       F-49
  Notes to Pro Forma Condensed Statements of Earnings......................................................       F-50

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Alrenco, Inc.

    We have audited the accompanying balance sheets of Alrenco, Inc. (an Indiana corporation) as of December 31, 1994 and 1995, and the related statements of earnings, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alrenco, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

    As discussed in Note A to the accompanying financial statements, the Company, on January 1, 1994, changed its method of accounting for investments and on January 1, 1995, changed its method of depreciating rental merchandise in 1995.

GRANT THORNTON LLP

Dallas, Texas
February 2, 1996, except for Note B as to which the date is August 9, 1996

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Alrenco, Inc.

    We have audited the accompanying statement of earnings, stockholders' equity and cash flows of Alrenco, Inc. for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations of Alrenco, Inc. and its cash flows for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

WELENKEN HIMMELFARB & CO.

Louisville, Kentucky
January 28, 1994

                                 ALRENCO, INC.
                                 BALANCE SHEETS
                                     ASSETS

                                                                            DECEMBER 31,
                                                                   ------------------------------
                                                                        1994            1995
                                                                   --------------  --------------  JUNE 30, 1996
                                                                                                   --------------
                                                                                                    (UNAUDITED)
Cash and cash equivalents........................................  $       23,927  $       27,041  $      970,449
Rental merchandise, net
  On rent........................................................       7,032,048       9,999,312      14,716,931
  Held for rent..................................................       2,304,352       3,116,056       5,971,699
Property assets, net.............................................       1,256,984       1,402,409       3,116,893
Investments......................................................         435,369        --              --
Intangible assets, net...........................................         592,208       4,868,590      10,985,946
Prepaid expenses and other assets................................         778,695       1,480,759         707,622
Deferred income taxes............................................         200,088          18,699          18,699
Loan to stockholder..............................................          56,918          64,384          71,636
                                                                   --------------  --------------  --------------
                                                                   $   12,680,589  $   20,977,250  $   36,559,875
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable -- trade...........................  $ 1,007,484  $ 1,763,272  $ 4,052,323
Accrued liabilities.................................    1,062,352    1,542,621      347,977
Taxes other than income.............................      170,452      330,530      310,382
Debt................................................    7,201,208   12,865,239    9,252,335
                                                      -----------  -----------  -----------
                                                        9,441,496   16,501,662   13,963,017

Stockholders' Equity

  Preferred stock, no par; 1,000,000 shares
   authorized; none issued or outstanding...........      --           --           --
  Common stock, no par; 20,000,000 shares
   authorized; 3,000,000 shares at December 31, 1994
   and 1995 and 4,424,200 shares of June 30, 1996
   issued and outstanding...........................        1,500        1,500   17,759,297
  Unrealized gains on investments, net of taxes.....       30,097      --           --
  Unamortized value of restricted stock awards......      --           --        (1,279,302)
  Retained earnings.................................    3,207,496    4,474,088    6,116,863
                                                      -----------  -----------  -----------
                                                        3,239,093    4,475,588   22,596,858
                                                      -----------  -----------  -----------
                                                      $12,680,589  $20,977,250  $36,559,875
                                                      -----------  -----------  -----------
                                                      -----------  -----------  -----------

        The accompanying notes are an integral part of these statements.

                                 ALRENCO, INC.
                             STATEMENTS OF EARNINGS

                                            YEAR ENDED DECEMBER 31,
                                 ----------------------------------------------
                                      1993            1994            1995
                                 --------------  --------------  --------------         SIX MONTHS ENDED
                                                                                            JUNE 30,
                                                                                 ------------------------------
                                                                                      1995            1996
                                                                                 --------------  --------------
                                                                                  (UNAUDITED)     (UNAUDITED)
REVENUE
Rentals and fees...............  $   22,283,272  $   27,800,152  $   37,575,639  $   16,834,150  $   27,003,976
OPERATING EXPENSES
Direct store expenses
  Depreciation of rental
   merchandise.................       5,888,777       7,482,614       9,099,579       4,347,934       5,936,257
  Other........................      10,076,162      14,380,485      20,923,600       9,084,459      15,270,854
                                 --------------  --------------  --------------  --------------  --------------
                                     15,964,939      21,863,099      30,023,179      13,432,393      21,207,111
General and administrative
 expenses......................       3,650,029       3,677,674       4,338,583       1,993,329       2,440,443
Litigation settlement..........         625,000        --              --              --              --
Amortization of intangibles....          30,625          97,134         284,901          96,720         387,067
                                 --------------  --------------  --------------  --------------  --------------
    Total operating expenses...      20,270,593      25,637,907      34,646,663      15,522,442      24,034,621
                                 --------------  --------------  --------------  --------------  --------------
    Operating profit...........       2,012,679       2,162,245       2,928,976       1,311,708       2,969,355
Interest expense...............         281,178         461,130         894,003         361,154         182,034
Gain on sale of investments....        --              --               (99,930)       --              --
                                 --------------  --------------  --------------  --------------  --------------
                                        281,178         461,130         794,073         361,154         182,034
                                 --------------  --------------  --------------  --------------  --------------
    Earnings before income
     taxes.....................       1,731,501       1,701,115       2,134,903         950,554       2,787,321
Income tax expense.............         721,561         739,287         868,311         447,181       1,144,546
                                 --------------  --------------  --------------  --------------  --------------
    NET EARNINGS...............  $    1,009,940  $      961,828  $    1,266,592  $      503,373  $    1,642,775
                                 --------------  --------------  --------------  --------------  --------------
                                 --------------  --------------  --------------  --------------  --------------
Weighted average common and
 common equivalent shares
 outstanding...................       3,105,000       3,105,000       3,105,000       3,105,000       4,206,653
                                 --------------  --------------  --------------  --------------  --------------
                                 --------------  --------------  --------------  --------------  --------------
Earnings per common share......  $          .33  $          .31  $          .41  $          .16  $          .39
                                 --------------  --------------  --------------  --------------  --------------
                                 --------------  --------------  --------------  --------------  --------------

        The accompanying notes are an integral part of these statements.

                                 ALRENCO, INC.
                       STATEMENT OF STOCKHOLDERS' EQUITY

                                               COMMON STOCK                      UNAMORTIZED
                                         -------------------------  UNREALIZED     VALUE OF      RETAINED
                                           SHARES       AMOUNT         GAINS     STOCK AWARDS    EARNINGS        TOTAL
                                         ----------  -------------  -----------  ------------  ------------  -------------
Balance at January 1, 1993.............   3,000,000  $       1,500   $  --       $    --       $  1,235,728  $   1,237,228
Net earnings...........................      --           --            --            --          1,009,940      1,009,940
                                         ----------  -------------  -----------  ------------  ------------  -------------
Balance at December 31, 1993...........   3,000,000          1,500      --            --          2,245,668      2,247,168
Unrealized gains from initial adoption
 of Statement of Financial Accounting
 Standards No. 115 effective January 1,
 1994, net of tax of $24,972...........      --           --            35,313        --            --              35,313
Net change in unrealized gains, net of
 tax of $3,689.........................      --           --            (5,216)       --            --              (5,216)
Net earnings...........................      --           --            --            --            961,828        961,828
                                         ----------  -------------  -----------  ------------  ------------  -------------
Balance at December 31, 1994...........   3,000,000          1,500      30,097        --          3,207,496      3,239,093
Net change in unrealized gains, net of
 tax of $21,283........................      --           --           (30,097)       --            --             (30,097)
Net earnings...........................      --           --            --            --          1,266,592      1,266,592
                                         ----------  -------------  -----------  ------------  ------------  -------------
Balance at December 31, 1995...........   3,000,000          1,500      --            --          4,474,088      4,475,588
Public offering of common stock
 (unaudited)...........................   1,319,200     16,287,797      --            --            --          16,287,797
Restricted stock awards issued
 (unaudited)...........................     105,000      1,470,000      --         (1,470,000)      --            --
Amortization of stock awards
 (unaudited)...........................      --           --            --            190,698       --             190,698
Net earnings (unaudited)...............      --           --            --            --          1,642,775      1,642,775
                                         ----------  -------------  -----------  ------------  ------------  -------------
Balance at June 30, 1996 (unaudited)...   4,424,200  $  17,759,297   $  --       $ (1,279,302) $  6,116,863  $  22,596,858
                                         ----------  -------------  -----------  ------------  ------------  -------------
                                         ----------  -------------  -----------  ------------  ------------  -------------

         The accompanying notes are an integral part of this statement.

                                 ALRENCO, INC.
                            STATEMENTS OF CASH FLOWS

                                                         YEAR ENDED DECEMBER 31,
                                                -----------------------------------------
                                                    1993          1994          1995
                                                ------------  ------------  -------------       SIX MONTHS ENDED
                                                                                                    JUNE 30,
                                                                                           ---------------------------
                                                                                               1995          1996
                                                                                           ------------  -------------
                                                                                           (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities
  Net earnings................................  $  1,009,940  $    961,828  $   1,266,592  $    503,373  $   1,642,775
  Adjustments to reconcile net earnings to net
   cash provided by operating activities
    Depreciation of rental merchandise........     5,888,777     7,482,614      9,099,579     4,347,934      5,936,257
    Depreciation of property assets...........       138,620       271,775        373,502       174,992        314,322
    Amortization of intangibles...............           914        97,134        284,901        96,720        387,067
    Gain on sale of investments...............       --            --             (99,930)      --            --
    Loss on sale of property assets...........       --                671         13,353       --            --
    Deferred income taxes.....................      (296,659)      263,060        202,672       --            --
    Other.....................................      (159,221)      --            --             --            --
  Changes in operating assets and liabilities,
   net of effects of acquisitions
    Rental merchandise........................    (6,146,605)   (9,108,973)   (10,888,866)   (4,006,533)    (9,683,117)
    Prepaid expenses and other................       235,440      (401,881)      (676,064)      272,415        773,137
    Accounts payable -- trade.................      (176,941)      310,861        755,788       384,456      1,134,791
    Accrued liabilities.......................       658,095      (401,318)       480,269      (253,196)    (1,194,644)
    Income taxes payable......................       165,711      (211,620)      --             301,340       (588,342)
    Taxes other than income...................       (25,169)       52,755        160,078        23,127        568,194
                                                ------------  ------------  -------------  ------------  -------------
      Net cash provided by (used in) operating
       activities.............................     1,292,902      (683,094)       971,874     1,844,628       (709,560)

Cash flows from investing activities
  Purchase of property assets.................      (149,067)     (426,129)      (434,846)     (150,167)    (1,014,806)
  Proceeds from sale of property assets.......       --             83,975        160,661       228,000       --
  Purchases of investments....................       (78,108)      (78,108)       (58,581)       39,054       --
  Proceeds from sale of investments...........       --            --             542,501       --            --
  Acquisition of businesses...................       --         (3,500,000)    (6,835,060)      --          (9,999,867)
  Increase in loan to stockholder.............        (7,842)       (7,662)        (7,466)       (7,466)        (7,252)
                                                ------------  ------------  -------------  ------------  -------------
      Net cash provided by (used in) investing
       activities.............................      (235,017)   (3,927,924)    (6,632,791)      109,421    (11,021,925)
Cash flows from financing activities
  Increase (decrease) in line of credit.......    (1,531,032)    4,613,559      5,664,031    (1,594,693)    (3,612,904)
  Net proceeds from initial public offering...       --            --            --             --          16,287,797
                                                ------------  ------------  -------------  ------------  -------------
      Net cash provided by (used in) financing
       activities.............................    (1,531,032)    4,613,559      5,664,031    (1,594,693)    12,674,893
                                                ------------  ------------  -------------  ------------  -------------
      Net increase (decrease) in cash and cash
       equivalents............................      (473,147)        2,541          3,114       359,356        943,408
Cash and cash equivalents at beginning of
 period.......................................       494,533        21,386         23,927        23,927         27,041
                                                ------------  ------------  -------------  ------------  -------------
Cash and cash equivalents at end of period....  $     21,386  $     23,927  $      27,041  $    383,283  $     970,449
                                                ------------  ------------  -------------  ------------  -------------
                                                ------------  ------------  -------------  ------------  -------------
Supplemental cash flow information
  Cash paid during the period for
      Interest................................  $    294,360  $    394,037  $     818,330  $    361,154  $     182,034
                                                ------------  ------------  -------------  ------------  -------------
                                                ------------  ------------  -------------  ------------  -------------
      Income taxes............................  $    860,408  $    814,999  $     623,903  $    130,619  $   1,744,479
                                                ------------  ------------  -------------  ------------  -------------
                                                ------------  ------------  -------------  ------------  -------------

        The accompanying notes are an integral part of these statements.

                                 ALRENCO, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE A -- SUMMARY OF ACCOUNTING POLICIES
    A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

    DESCRIPTION OF OPERATIONS

    The Company leases household durable merchandise to customers on a rental-purchase basis. At June 30, 1996, the Company operated 100 stores in 15 states in the United States.

    RENTAL MERCHANDISE

    Rental merchandise is carried at the lower of cost or net realizable value. Depreciation is provided using the income forecasting method which is intended to match as closely as practicable the recognition of depreciation expense with the consumption of the rental merchandise. The consumption of rental merchandise occurs during periods of rental and directly coincides with the receipt of rental revenue over the rental-purchase agreement period, generally 18 months. Under the income forecasting method, merchandise held for rent is not depreciated, and merchandise on rent is depreciated in the proportion of rents received to total rents provided in the rental contract, which is an activity-based method similar to the units of production method.

    Rental merchandise acquired prior to January 1, 1995 is being depreciated by the straight-line method over various estimated useful lives, primarily 21 months. The range of the various estimated useful lives is generally one to three years. The Company adopted the income forecasting method because management believes that it provides a more systematic and rational allocation of the cost of rental merchandise to operations as its useful life expires. The effect of the change in accounting method was to increase net earnings and earnings per share by approximately $470,000 and $.15, respectively, for the year ended December 31, 1995.

    RENTAL REVENUE

    Merchandise leased to customers pursuant to rental-purchase agreements which provide for weekly or monthly rental terms with nonrefundable rental payments. Generally, the customer has the right to acquire title either through a purchase option or through payment of all required rentals. Rental revenue is recognized over the rental term. No revenue is accrued because the customer can cancel the rental contract at any time and the Company cannot enforce collection for nonpayment of rents. A provision is made for estimated losses of rental merchandise damaged or not returned by customers.

    PROPERTY ASSETS AND RELATED DEPRECIATION

    Furniture, equipment and vehicles are stated at cost and depreciation is provided over the estimated useful lives of the respective assets by the straight-line method. Leasehold improvements are amortized over the lease term plus one renewal option of the applicable leases by the straight-line method.

    INTANGIBLE ASSETS AND AMORTIZATION

    Intangible assets are stated at cost less accumulated amortization calculated by the straight-line method.

    INCOME TAXES

    The Company provides deferred taxes for temporary differences between the tax and financial reporting bases of assets and liabilities at the rate expected to be in effect when taxes become payable or receivable.

                                 ALRENCO, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE A -- SUMMARY OF ACCOUNTING POLICIES (CONTINUED)
    INVESTMENTS

    On January 1, 1994, the Company adopted Statement of Financial Accounting Standard No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES (SFAS 115). SFAS 115 requires companies to classify investments in marketable securities and in all debt securities as trading securities, available-for-sale securities, or held-to-maturity securities. The Statement requires trading securities and available-for-sale securities to be carried at fair value, with unrealized holding gains and losses of trading securities included in the determination of net earnings and unrealized holding gains and losses of available-for-sale securities included in equity. Held-to-maturity securities are to be carried at amortized cost. The Company designates all of its securities, which consist entirely of equity securities, as available-for-sale securities. For years prior to January 1, 1994, the Company carried investment securities at the lower of aggregate cost or market value.

    CASH EQUIVALENTS

    For purposes of reporting cash flows, cash equivalents include all highly liquid investments with an original maturity of three months or less.

    EARNINGS PER COMMON SHARE

    Earnings per common share is based upon the weighted average number of common shares and common share equivalents outstanding during each period presented. Common share equivalents for all periods include restricted stock awards of 105,000 shares. Such shares have been retroactively restated to reflect a 30,000-for-1 stock split effective November 8, 1995.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of cash and debt whose carrying value approximates fair value at December 31, 1994 and 1995.

    INTERIM FINANCIAL STATEMENTS

    The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulations S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited interim financial statements as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 include all adjustments, consisting only of normal recurring accruals, necessary to present fairly the Company's financial position, results of operations and cash flows. Operating results for the interim periods are not necessarily indicative of the results that may be expected for the full year.

    STOCK OPTIONS

    The Financial Accounting Standards Board issued SFAS No. 123 -- Accounting for Stock-Based Compensation in the Fall of 1995. The statement defines a fair value based method of accounting for an employee stock option to determine compensation expense at the date of grant. However, the statement allows a company to continue measuring compensation expense for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25 -- Accounting for Stock

                                 ALRENCO, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE A -- SUMMARY OF ACCOUNTING POLICIES (CONTINUED)
Issued to Employees. The Company elected to continue measuring compensation expense for stock options based on APB Opinion No. 25 and will provide the required pro forma disclosures prescribed in SFAS No. 123 when complete financial statements are presented for 1996.

NOTE B -- ACQUISITIONS
    The Company purchased 18 rent-to-own stores from a company doing business as Magic Rent to Own ("Magic") on June 30, 1994 for cash of approximately $3.5 million.

    The Company purchased 15 rent-to-own stores from a company doing business as The Television Management Companies ("TVM") on August 31, 1995 for cash of approximately $5.95 million.

    The Company purchased 14 rent-to-own stores from a company doing business as Easy TV & Appliance Rentals ("Easy") on March 1, 1996 for cash of approximately $6.5 million. During the three month period ended June 30, 1996 the Company acquired 25 additional rent-to-own stores in ten unrelated transactions for an aggregate purchase price of approximately $4.7 million. Of the $11.2 million aggregate purchase price for these acquisitions, $10 million was paid in cash and $1.2 million is to be paid in the future. In August 1996, the Company acquired all of the outstanding common stock of Network Rental, Inc., an operator of 14 rent-to-own stores for cash of approximately $5.7 million.

    All of the acquisitions have been accounted for as purchases and, accordingly the operating results of the acquired businesses have been or will be included in the results of operations since their acquisition dates.

    The following summary, prepared on a pro forma basis, presents the results of operations as if the businesses acquired had been purchased as of January 1, of the year previous to the date of acquisition, after including the effect of adjustments for amortization of intangibles, depreciation, compensation and interest expense incurred to finance the acquisitions.

                                           YEAR ENDED DECEMBER 31,        SIX MONTHS ENDED JUNE 30,
                                        ------------------------------  ------------------------------
                                             1994            1995            1995            1996
                                        --------------  --------------  --------------  --------------
                                         (UNAUDITED)     (UNAUDITED)    (UNAUDITED)      (UNAUDITED)
Revenue...............................  $   39,931,409  $   69,332,900  $   34,129,269  $   35,545,035
Net earnings..........................  $      409,799  $      807,193  $      388,960  $    1,380,219
Earnings per common share.............  $          .13  $          .26  $          .13  $          .33

    The pro forma financial information is presented for informational purposes only and is not necessarily indicative of operating results that would have occurred had the acquisition been consummated as of the above dates, nor are they necessarily indicative of future operating results.

NOTE C -- RENTAL MERCHANDISE
    Cost and accumulated depreciation of rental merchandise are as follows:

                                                                  DECEMBER 31,
                                                         ------------------------------
                                                              1994            1995
                                                         --------------  --------------     JUNE 30,
                                                                                              1996
                                                                                         --------------
                                                                                          (UNAUDITED)
ON RENT
Cost...................................................  $   13,033,453  $   17,644,780  $   23,312,013
Less accumulated depreciation..........................       6,001,405       7,645,468       8,595,082
                                                         --------------  --------------  --------------
                                                         $    7,032,048  $    9,999,312  $   14,716,931
                                                         --------------  --------------  --------------
                                                         --------------  --------------  --------------
HELD FOR RENT
Cost...................................................  $    4,196,551  $    4,405,998  $    7,215,778
Less accumulated depreciation..........................       1,892,199       1,289,942       1,244,079
                                                         --------------  --------------  --------------
                                                         $    2,304,352  $    3,116,056  $    5,971,699
                                                         --------------  --------------  --------------
                                                         --------------  --------------  --------------

                                 ALRENCO, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE D -- PROPERTY ASSETS
    Property assets consist of the following:

                                                                    DECEMBER 31,
                                              DEPRECIATION  ----------------------------
                                                 PERIOD         1994           1995
                                              ------------  -------------  -------------  JUNE 30, 1996
                                                                                          -------------
                                                                                           (UNAUDITED)
Furniture and equipment.....................       5 years  $   1,173,936  $   1,431,278   $ 1,699,202
Delivery vehicles...........................       3 years        400,500        256,404     1,129,812
Leasehold improvements......................    3-10 years        862,377      1,178,699     2,066,173
                                                            -------------  -------------  -------------
                                                                2,436,813      2,866,381     4,895,187
Less accumulated depreciation...............                    1,179,829      1,463,972     1,778,294
                                                            -------------  -------------  -------------
                                                            $   1,256,984  $   1,402,409   $ 3,116,893
                                                            -------------  -------------  -------------
                                                            -------------  -------------  -------------

NOTE E -- INTANGIBLE ASSETS
    Intangible assets consist of the following:

                                                                    DECEMBER 31,
                                             AMORTIZATION    --------------------------
                                                PERIOD          1994          1995
                                           ----------------  -----------  -------------  JUNE 30, 1996
                                                                                         --------------
                                                                                          (UNAUDITED)
Customer rental agreements...............         15 months  $   180,000  $     430,000  $      742,335
Noncompete agreements....................        2-10 years       25,000        913,675       1,225,300
Goodwill.................................          20 years      488,785      3,918,265       9,805,845
                                                             -----------  -------------  --------------
                                                                 693,785      5,261,940      11,773,480
Less accumulated amortization............                        101,577        393,350         780,418
                                                             -----------  -------------  --------------
                                                             $   592,208  $   4,868,590  $   10,993,062
                                                             -----------  -------------  --------------
                                                             -----------  -------------  --------------

    Customer rental agreements represent the fair value of open customer contracts of acquired stores at acquisition date and are amortized straight-line over the approximate average term of the customer contract, 15 months. The noncompete agreements are amortized on the straight-line method over the life of the respective agreements. Goodwill is amortized by the straight-line method over 20 years. The Company reviews goodwill at each reporting date to assess recoverability. Impairment would be recognized in operating results if expected future undiscounted operating cash flows of the acquired business are less than the carrying value of goodwill.

NOTE F -- INVESTMENTS
    The cost, unrealized gains, and fair values of the Company's available-for-sale securities held at December 31, 1994 are summarized as follows:

                                                                    GROSS         GROSS
                                                                 UNREALIZED    UNREALIZED     ESTIMATED
                                                       COST         GAINS        LOSSES      FAIR VALUE
                                                    -----------  -----------  -------------  -----------
Equity securities held at December 31, 1994.......  $   383,989  $    51,380  $    --        $   435,369
                                                    -----------  -----------  -------------  -----------
                                                    -----------  -----------  -------------  -----------

    There were realized gains of $99,930 on sales of securities during the year ended December 31, 1995 and no realized gains or losses on sales of securities during the year ended December 31, 1994.

NOTE G -- DEBT
    Debt consists of a revolving loan payable to a bank with interest at the bank's prime rate (8.75% at December 31, 1995) plus 1.75% for amounts up to $6,500,000 and 2% for additional amounts. The loan matures on September 1, 1997.

                                 ALRENCO, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE G -- DEBT (CONTINUED)
    The line provides for maximum borrowings of the lesser of: (a) the immediate three month average monthly rental contract revenues multiplied by the monthly revenue multiplier (3.75 at December 31, 1995) or (b) the maximum amount available under the term of the loan ($13,500,000 at December 31, 1995). The monthly revenue multiplier reduces quarterly by .25 until maturity and the maximum amount available under the loan reduces each quarter beginning June 1996 through March 1997 by $875,000. The remaining balance is due at maturity. The borrowings are collateralized by all of the Company's assets and the personal guarantees of the majority stockholder and his spouse. The weighted average interest rate was 10.1%, 10.4% and 11.3% for the years ended December 31, 1993, 1994 and 1995.

    The loan agreement contains certain covenants which include, among others, earnings and tangible net worth requirements, limitations on liabilities and capital expenditures, ratios concerning interest expense coverage and rental merchandise, and restrictions on the payment of dividends.

    The following are scheduled maturities of debt at December 31, 1995:

                                      YEAR ENDING
                                      DECEMBER 31,
- ----------------------------------------------------------------------------------------
1996....................................................................................  $    1,990,239
1997....................................................................................      10,875,000
                                                                                          --------------
                                                                                          $   12,865,239
                                                                                          --------------
                                                                                          --------------

NOTE H -- RELATED PARTY TRANSACTIONS
    The Company leases office space from a corporation owned by its majority stockholder. Rental expense pursuant to the lease was $81,905, $85,796 and $94,800 for the years ended December 31, 1993, 1994 and 1995, respectively.

NOTE I -- INCOME TAXES
    The income tax provision is comprised of the following components:

                                                                         YEAR ENDED DECEMBER 31,
                                                                 ---------------------------------------
                                                                     1993          1994         1995
                                                                 -------------  -----------  -----------
Current
  Federal......................................................  $     823,910  $   334,320  $   514,672
  State........................................................        194,310      141,907      150,967
                                                                 -------------  -----------  -----------
    Total current..............................................      1,018,220      476,227      665,639
Deferred
  Federal......................................................       (244,217)     215,920      171,809
  State........................................................        (52,442)      47,140       30,863
                                                                 -------------  -----------  -----------
    Total deferred.............................................       (296,659)     263,060      202,672
                                                                 -------------  -----------  -----------
    Total......................................................  $     721,561  $   739,287  $   868,311
                                                                 -------------  -----------  -----------
                                                                 -------------  -----------  -----------

                                 ALRENCO, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE I -- INCOME TAXES (CONTINUED)
    The income tax provision reconciled to the tax computed at the statutory Federal rate is as follows:

                                                                                    YEAR ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1993         1994         1995
                                                                             -----------  -----------  -----------
Tax at statutory rate......................................................       34.0%        34.0%        34.0%
State income taxes, net of Federal benefit.................................        5.4          7.3          5.6
Other......................................................................        2.3          2.2          1.1
                                                                                 ---          ---          ---
    Total..................................................................       41.7%        43.5%        40.7%
                                                                                 ---          ---          ---
                                                                                 ---          ---          ---

    The Federal income tax returns of the Company have been examined through 1992 and proposed adjustments are being contested. Management believes adequate provision has been made for any adjustments which might be assessed.

    Deferred tax assets and liabilities consist of the following:

                                                                                     DECEMBER 31,
                                                                               -------------------------
                                                                                  1994          1995
                                                                               -----------  ------------
Deferred tax assets
  Deferred compensation......................................................  $   229,954  $     88,309
  Rental merchandise.........................................................      187,141        40,460
  Accumulated depreciation...................................................       32,023        51,256
  Deferred loan fees.........................................................        9,925       --
  Other......................................................................        5,219       --
                                                                               -----------  ------------
                                                                                   464,262       180,025
Deferred tax liabilities
  Intangible assets..........................................................     (235,435)     (154,137)
  Investments................................................................      (21,283)      --
  Other......................................................................       (7,456)       (7,189)
                                                                               -----------  ------------
                                                                                  (264,174)     (161,326)
                                                                               -----------  ------------
Net deferred asset...........................................................  $   200,088  $     18,699
                                                                               -----------  ------------
                                                                               -----------  ------------

NOTE J -- ADVERTISING EXPENSES
    Advertising costs are expensed as incurred. Advertising expense was $1,844,185, $2,064,430 and $2,900,755 for each of the three years in the period ended December 31, 1995.

                                 ALRENCO, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE K -- COMMITMENTS AND CONTINGENCIES
    The Company leases its office and store facilities under operating leases expiring in various years through 2003. Rental expense was $965,480, $1,326,186 and $1,905,909 for the years 1993, 1994 and 1995, respectively. Future minimum rental payments under operating leases with remaining noncancelable lease terms in excess of one year at December 31, 1995 are as follows:

Year ending December 31,
  1996.........................................................  $1,793,844
  1997.........................................................   1,467,808
  1998.........................................................   1,023,104
  1999.........................................................     592,243
  2000.........................................................     221,316
                                                                 ----------
                                                                 $5,098,315
                                                                 ----------
                                                                 ----------

    The Company is defendant in various lawsuits arising in the normal course of business. In the opinion of management, based upon the advice of counsel, the ultimate outcome of these lawsuits will not have a material impact on the Company's financial condition or results of operations. In 1993, the Company settled a class action lawsuit for $625,000 filed by seventeen of its former employees for alleged discrimination.

    The tax returns of the Company are currently under examination by the Internal Revenue Service (IRS). In addition, the IRS has issued a revenue ruling which could impact the manner in which the Company depreciates its rental merchandise for income tax purposes. Management believes that adequate provision has been made for income taxes and any liability that may arise from prior periods or the revenue ruling will not have a material effect on the financial condition or results of operations of the Company.

NOTE L -- EMPLOYEE BENEFITS
    In 1990, the Company established individual deferred compensation plans with six key executives. Effective September 30, 1995, the Company and the executives rescinded the plans. Despite the rescission, the Company agreed to compensate the executives for amounts accrued under the plans through September 30, 1995. Compensation recognized under the plans was $137,438, $75,658, and $119,603, for each of the three years in the period ended December 31, 1995.

    On November 8, 1995 the Company approved a stock incentive plan (the "Plan") under which 450,000 common shares were reserved. Under the Plan, the Company may grant its employees incentive stock options or nonqualified stock options to purchase a specified number of shares of common stock at a price not less than fair market value on the date of grant and for a term not to exceed 10 years. In addition to the stock options, the Company may grant stock appreciation rights
(SAR), restricted stock awards and options to nonemployee directors. SAR's and options to nonemployee directors must be granted at a minimum of fair market value at the date of grant and restricted stock awards at a price to be determined by the Board of Directors' compensation committee. Nonemployee directors are initially entitled to a grant of 5,000 shares and on each of the next five anniversaries an automatic 1,000 share grant. At the completion of the Company's initial public offering in January 1996, the Company granted 105,000 shares of restricted stock to two key employees which vest at the end of seven years and issued of 97,997 stock options to directors and employees under the stock incentive plan. The exercise price of these options is the price to the public of the stock at the effective date of the Offering. 70,347 of these options are exercisable immediately and the remainder vest over one to two years.

                                 ALRENCO, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE M -- INITIAL PUBLIC OFFERING
    In January 1996, the Company completed a public offering of 2,019,200 shares of common stock at $14 per share. The net proceeds to the Company relating to 1,319,200 shares (700,000 were sold by a shareholder) after underwriting commissions and expenses were approximately $16.3 million and were used to retire debt of approximately $12.9 million.

NOTE N -- SUPPLEMENTARY EARNINGS PER COMMON SHARE
    Supplementary earnings per common share were $.50 for the year ended December 31, 1995. Supplementary earnings per share are calculated assuming the retirement of debt with the proceeds of the offering of common stock as if it had occurred on January 1, 1995. The weighted average shares outstanding used for this calculation were 4,088,179.

NOTE O -- UNAUDITED QUARTERLY DATA
    Summarized quarterly financial data for 1995 and 1994 (in thousands) is as follows:

                                                              1ST QUARTER  2ND QUARTER  3RD QUARTER  4TH QUARTER
                                                              -----------  -----------  -----------  -----------
Year ended December 31, 1995
  Revenue...................................................   $   8,419    $   8,553    $   9,323    $  11,281
  Operating profit..........................................         392          823          720          994
  Net earnings..............................................         139          364          268          496
  Earnings per common share.................................   $     .04    $     .12    $     .09    $     .16
Year ended December 31, 1994
  Revenue...................................................   $   5,642    $   5,820    $   7,852    $   8,486
  Operating profit..........................................         510          439          608          605
  Net earnings..............................................         256          205          268          233
  Earnings per common share.................................   $     .08    $     .07    $     .09    $     .08

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Network Rental, Inc.

    We have audited the accompanying balance sheets of Network Rental, Inc. (a Georgia corporation) as of May 31, 1995 and 1996, and the related statements of earnings, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the May 31, 1995 and 1996 financial statements referred to above present fairly, in all material respects, the financial position of Network Rental, Inc. as of May 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

GRACE & ASSOCIATES, P.C.

Atlanta, Georgia
July 19, 1996, except for Note 8 and Note 12
as to which the date is August 9, 1996

                              NETWORK RENTAL, INC.
                                 BALANCE SHEETS
                                     ASSETS

                                                                                 MAY 31,
                                                                       ----------------------------
                                                                           1995           1996
                                                                       -------------  -------------  JULY 31, 1996
                                                                                                     -------------
                                                                                                      (UNAUDITED)
Cash and cash equivalents (note 1)...................................  $      74,526  $     161,936  $      83,787
Rental merchandise, net (note 2)
  On rent............................................................      1,460,196      1,330,199      1,229,980
  Held for rent......................................................        264,685        269,310        229,495
Prepaid expenses and other assets....................................        118,293         86,186         92,907
Deferred income taxes (note 7).......................................        306,730        235,924        235,924
Property assets, net (note 3)........................................        136,925        260,812        208,980
Loan to stockholder (note 9).........................................        384,596        377,427        376,180
                                                                       -------------  -------------  -------------
TOTAL ASSETS.........................................................  $   2,745,951  $   2,721,794  $   2,457,253
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Accounts payable.....................................  $  272,721  $  241,504  $  168,312
  Accrued expenses (note 4)............................     481,553     230,354     373,966
  Capital lease obligation (note 6)....................      58,080     197,378     152,826
  Debt (note 5)........................................   1,445,000   1,086,000     769,000
                                                         ----------  ----------  ----------
    Total Liabilities..................................   2,257,354   1,755,236   1,464,104
                                                         ----------  ----------  ----------

STOCKHOLDERS' EQUITY
  Common stock -- $.01 par value -- 2,000,000 shares
   authorized; 900,000 shares issued and outstanding...       9,000       9,000       9,000
  Additional paid-in capital...........................      69,167      69,167      69,167
  Retained earnings....................................     410,430     888,391     914,982
                                                         ----------  ----------  ----------
    Total stockholders' equity.........................     488,597     966,558     993,149
                                                         ----------  ----------  ----------
TOTAL LIABILITIES
 AND STOCKHOLDERS' EQUITY..............................  $2,745,951  $2,721,794  $2,457,253
                                                         ----------  ----------  ----------
                                                         ----------  ----------  ----------

        The accompanying notes are an integral part of these statements.

                              NETWORK RENTAL, INC.
                             STATEMENTS OF EARNINGS

                                                          YEAR ENDED MAY 31,
                                                     ----------------------------
                                                         1995           1996
                                                     -------------  -------------         TWO MONTHS ENDED
                                                                                              JULY 31,
                                                                                   ------------------------------
                                                                                        1995            1996
                                                                                   --------------  --------------
                                                                                    (UNAUDITED)     (UNAUDITED)
REVENUES
Rentals and fees...................................  $   6,949,250  $   7,057,807   $  1,180,901    $  1,144,040
                                                     -------------  -------------  --------------  --------------
OPERATING EXPENSES
Direct store expenses
  Depreciation of rental merchandise...............      1,899,362      1,916,619        324,154         295,845
  Other............................................      3,076,112      3,136,591        515,903         526,986
                                                     -------------  -------------  --------------  --------------
                                                         4,975,474      5,053,210        840,057         822,831
General and administrative expenses................      1,114,110      1,192,487        178,961         286,776
                                                     -------------  -------------  --------------  --------------
    Total operating expenses.......................      6,089,584      6,245,697      1,019,018       1,109,607
                                                     -------------  -------------  --------------  --------------
    Operating profit...............................        859,666        812,110        161,883          34,433
OTHER EXPENSE (INCOME)
Interest expense...................................        279,941        155,414         28,295          19,102
(Gain) loss on sale of property assets.............          1,091        (18,762)       --              --
Other..............................................       (194,153)      (155,825)       (35,724)        (27,558)
                                                     -------------  -------------  --------------  --------------
                                                            86,879        (19,173)        (7,429)         (8,456)
                                                     -------------  -------------  --------------  --------------
    Earnings before income taxes...................        772,787        831,283        169,312          42,889
INCOME TAX EXPENSE.................................        314,786        353,322         64,339          16,298
                                                     -------------  -------------  --------------  --------------
    NET EARNINGS...................................  $     458,001  $     477,961   $    104,973    $     26,591
                                                     -------------  -------------  --------------  --------------
                                                     -------------  -------------  --------------  --------------

        The accompanying notes are an integral part of these statements.

                              NETWORK RENTAL, INC.
                       STATEMENT OF STOCKHOLDERS' EQUITY

                                               COMMON STOCK            ADDITIONAL        RETAINED
                                        --------------------------       PAID-IN         EARNINGS
                                          SHARES        AMOUNT           CAPITAL         (DEFICIT)       TOTAL
                                        -----------  -------------  -----------------  -------------  -----------
BALANCE --
  MAY 31, 1994........................     900,000     $   9,000       $    69,167      $   (47,571)  $    30,596
    Net earnings......................      --            --               --               458,001       458,001
                                        -----------  -------------        --------     -------------  -----------
BALANCE --
  MAY 31, 1995........................     900,000         9,000            69,167          410,430       488,597
    Net earnings......................      --            --               --               477,961       477,961
                                        -----------  -------------        --------     -------------  -----------
BALANCE --
  MAY 31, 1996........................     900,000         9,000            69,167          888,391       966,558
    Net earnings (unaudited)..........      --            --               --                26,591        26,591
                                        -----------  -------------        --------     -------------  -----------
BALANCE --
  JULY 31, 1996
  (unaudited).........................     900,000     $   9,000       $    69,167      $   914,982   $   993,149
                                        -----------  -------------        --------     -------------  -----------
                                        -----------  -------------        --------     -------------  -----------

        The accompanying notes are an integral part of these statements.

                              NETWORK RENTAL, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                            TWO MONTHS ENDED
                                                               YEAR ENDED MAY 31,               JULY 31,
                                                          ----------------------------  ------------------------
                                                              1995           1996          1995         1996
                                                          -------------  -------------  -----------  -----------
                                                                                        (UNAUDITED)  (UNAUDITED)
CASH FLOW FROM OPERATING ACTIVITIES
  Net earnings..........................................  $     458,001  $     477,961  $   104,973  $    26,591
  Adjustments needed to reconcile to net cash provided
   by operations:
    Depreciation of rental merchandise..................      1,899,362      1,916,619      324,154      295,845
    Depreciation of property assets.....................         75,305         99,332       13,500       18,549
    (Gain) loss on sale of equipment                      1,543........        (18,762)     --           --
    Deferred income tax.................................        152,321         70,806       76,047      --
  Changes in operating assets and liabilities:
    Rental merchandise..................................     (2,054,793)    (1,794,525)    (268,621)    (155,811)
    Prepaid expenses and other..........................           (615)        35,385       (4,356)      (6,721)
    Accounts payable....................................        (34,205)       (31,217)     (54,179)     (73,192)
    Accrued expenses....................................        196,430       (251,199)     (28,469)     143,612
                                                          -------------  -------------  -----------  -----------
      Net cash provided by operating
       activities.......................................        693,349        504,400      163,049      248,873
                                                          -------------  -------------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property assets...........................        (28,117)      (226,727)     --           --
  Redemption of certificate of deposit..................         50,000       --            --           --
  Sale of property assets...............................       --               22,270      --            33,283
  Collection of stockholder note receivable.............          6,666          7,169        1,159        1,247
                                                          -------------  -------------  -----------  -----------
      Net cash provided by (used in) investing
       activities.......................................         28,549       (197,288)       1,159       34,530
                                                          -------------  -------------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Additional lease obligations..........................       --              197,588      --           --
  Repayment of note payable.............................     (1,300,022)      (359,000)      (4,291)    (317,000)
  Repayment of capital lease obligations................        (29,444)       (58,290)      (5,095)     (44,552)
                                                          -------------  -------------  -----------  -----------
      Net cash used by financing activities.............     (1,329,466)      (219,702)      (9,386)    (361,552)
                                                          -------------  -------------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....       (607,568)        87,410      154,822      (78,149)
CASH AND CASH EQUIVALENTS --
 beginning of period....................................        682,094         74,526       74,526      161,936
                                                          -------------  -------------  -----------  -----------
CASH AND CASH EQUIVALENTS --
 end of period..........................................  $      74,526  $     161,936  $   229,348  $    83,787
                                                          -------------  -------------  -----------  -----------
                                                          -------------  -------------  -----------  -----------
Supplemental cash flow information:
  Cash paid during the period for --
      Interest..........................................  $     268,028  $     164,564  $    28,295  $    19,102
                                                          -------------  -------------  -----------  -----------
                                                          -------------  -------------  -----------  -----------
      Income taxes......................................  $       6,610  $     415,385  $   --       $   --
                                                          -------------  -------------  -----------  -----------
                                                          -------------  -------------  -----------  -----------

        The accompanying notes are an integral part of these statements.

                              NETWORK RENTAL, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    The significant accounting policies and practices followed by the company are as follows:

    DESCRIPTION OF BUSINESS

    Network Rental, Inc. rents household appliances and furniture for periods of up to 18 months pursuant to rental agreements which are cancelable at any time. Weekly or monthly rental payments are collected in advance, and ownership in the related merchandise is transferred at the end of the designated rental period. The company operates 14 rental-purchase stores in Atlanta and surrounding areas. Additionally, it has three franchise locations in Georgia and receives monthly royalty fees from the franchisees.

    RENTAL MERCHANDISE

    Rental revenue from merchandise on rent is recognized as rents are collected. Rental agreements may be terminated at any time by a customer upon the return of the merchandise. Depreciation is computed using the straight-line method over 24 months, which represents the company's estimate of the useful life of the rental merchandise. Upon transfer of ownership in the merchandise at the end of the rental period, the remaining net book value of the merchandise, if any, is charged to operations as depreciation expense. The Company does not reserve for losses of rental merchandise damaged or not returned by customers. The loss is recognized as they are incurred.

    The Company includes in revenues the following income: rental fees, franchise fees, collection fees, delivery fees, damage waivers and other fees. Returned checks and refunds for 1995 are netted against revenues. For 1996, the Company included the returned checks and refunds totaling $35,265 in other direct store expenses, instead of netting them against revenues.

    CASH AND CASH EQUIVALENTS

    The company considers all money market accounts and highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

    The Company's cash management policy is to use all excess cash to repay its debt referred to in note 5.

    PROPERTY ASSETS AND RELATED DEPRECIATION

    Equipment and leasehold improvements are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred and additions and improvements that significantly extend the lives of depreciable property are capitalized. Upon sale or retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in operations. Depreciation on equipment is computed by using an accelerated method based on the estimated useful lives of the depreciable assets, principally three to five years. Leasehold improvements are amortized over the respective lease terms using the straight-line method.

    INCOME TAXES

    Income taxes are computed based on the provisions of SFAS 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are recognized for the estimated future tax effects attributed to temporary differences between book and tax bases of assets and liabilities and for carryforward items. The measurement of current and deferred tax assets and liabilities is based on enacted tax law. Deferred tax assets are reduced, if necessary, by a valuation allowance for the amount of tax benefits that may not be realized. Prior to 1994, income taxes were computed in accordance with APB Opinion No. 11.

                              NETWORK RENTAL, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 1. -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INTERIM FINANCIAL STATEMENTS

    In the opinion of management, the unaudited interim financial statements for each of the two month periods ended July 31, 1995 and July 31, 1996 include all adjustments, consisting of normal recurring accruals necessary to present fairly the Company's results of operations and cash flows.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of cash, accounts payable, capital lease obligations and debt whose carrying value approximates fair value at May 31, 1995 and 1996.

NOTE 2. -- RENTAL MERCHANDISE
    Rental merchandise consists of the following at May 31:

                                                                                1995           1996
                                                                            -------------  -------------
ON RENT
Cost......................................................................  $   2,828,142  $   2,790,090
Less accumulated depreciation.............................................      1,367,946      1,459,891
                                                                            -------------  -------------
                                                                            $   1,460,196  $   1,330,199
                                                                            -------------  -------------
                                                                            -------------  -------------
HELD FOR RENT
Cost......................................................................  $     502,812  $     596,828
Less accumulated depreciation.............................................        238,127        327,518
                                                                            -------------  -------------
                                                                            $     264,685  $     269,310
                                                                            -------------  -------------
                                                                            -------------  -------------

NOTE 3. -- PROPERTY ASSETS

    Equipment and leasehold improvements consist of the following major classifications:

                                                                     1995            1996
                                                                --------------  --------------
Furniture and equipment.......................................  $      831,227  $      831,710
Vehicles......................................................         363,807         276,991
Equipment and vehicles under capital leases...................         119,807         321,234
Leasehold improvements........................................         270,713         281,672
                                                                --------------  --------------
                                                                     1,585,554       1,711,607
Accumulated depreciation......................................      (1,448,629)     (1,450,795)
                                                                --------------  --------------
                                                                $      136,925  $      260,812
                                                                --------------  --------------
                                                                --------------  --------------

NOTE 4. -- ACCRUED EXPENSES
    Accrued expenses consist of the following major classifications:

                                                                         1995         1996
                                                                      -----------  -----------
Income taxes........................................................  $   155,855  $    23,236
Accrued salaries....................................................      126,272       93,927
Accrued sales and other taxes.......................................       40,753       53,827
Deferred compensation...............................................      111,725        6,437
Accrued interest....................................................       18,455        9,305
Other accrued expenses..............................................       28,493       43,622
                                                                      -----------  -----------
                                                                      $   481,553  $   230,354
                                                                      -----------  -----------
                                                                      -----------  -----------

                              NETWORK RENTAL, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5. -- DEBT
    The Company obtained a $1,500,000 revolving line of credit from Comerica Bank--Texas on June 26, 1995. Under terms of this loan, interest payments of 2% above the bank's prime rate are due monthly, and the entire principal balance plus any accrued interest are due on September 1, 1996. All of the Company's assets are pledged as collateral under the loan, and the Company's stockholder has personally guaranteed the loan. The Company is bound by various financial covenants related to minimum net worth and debt/equity ratios under the terms of the loan agreement.

    Note payable on May 31, 1995 and 1996 consists of the following:

                                                                      1995           1996
                                                                  -------------  -------------
Prime Plus 3.5% Installment Note Payable to a Commercial Finance
  Company--collateralized by substantially all of the company's assets and the personal guaranty of the company's major
  stockholder. Interest is payable monthly. Principal is payable
  $35,000 per month through maturity with any remaining
  principal due April 14, 1995..................................  $   1,445,000  $    --
Prime plus 2% Revolving Line of Credit with Comerica
  Bank--Texas...................................................       --            1,086,000
                                                                  -------------  -------------
                                                                  $   1,445,000  $   1,086,000
                                                                  -------------  -------------
                                                                  -------------  -------------

NOTE 6. -- LEASES
    The company leases computer equipment and vehicles which qualify as capital leases. A capital lease obligation of $3,099 is personally guaranteed by the company's stockholder.

    The company leases its facilities under noncancellable operating leases. Future minimum lease payments under the capital leases and operating leases as of May 31, 1996, are as follows:

                                                                        CAPITAL     OPERATING
                                                                        LEASES       LEASES
                                                                      -----------  -----------
Year Ending
    May 31, 1997....................................................      $89,985  $   356,316
    May 31, 1998....................................................       65,656      205,304
    May 31, 1999....................................................       63,448       84,427
    May 31, 2000....................................................       22,048       43,704
    May 31, 2001 and thereafter.....................................      --            11,899
                                                                      -----------  -----------
Total minimum lease payments........................................      241,137  $   701,650
                                                                                   -----------
                                                                                   -----------
Less: amount representing interest                                         43,759
                                                                      -----------
Present value of net minimum lease payments.........................     $197,378
                                                                      -----------
                                                                      -----------

    The capital leases are payable in monthly installments totaling $7,875, including interest and sales taxes.

    Rent expense totaled $349,249 for 1995 and $364,326 for 1996.

NOTE 7. -- PROVISION FOR INCOME TAXES
    During the year ended May 31, 1994, the company implemented Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). SFAS 109 establishes standards for financial accounting and reporting for income taxes that are currently payable and for provisions

                              NETWORK RENTAL, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7. -- PROVISION FOR INCOME TAXES (CONTINUED) for deferred income taxes. The standard requires a change from the deferred method to the asset and liability method of accounting for income taxes. The cumulative effect of the change in accounting method was a benefit of $727,908.

    The current provision for federal income taxes results from imposition of the alternative minimum tax (AMT). AMT is imposed at a 20% rate on the company's alternative minimum taxable income, which is determined by making statutory adjustment to the company's regular taxable income (loss). The adjustments consist primarily of limitations on depreciation deductions as calculated under an alternative depreciation system and limitations on the application of net operating loss carryforwards.

    The provision for income taxes consists of the following:

                                                                         1995         1996
                                                                      -----------  -----------
Current provision
    Federal.........................................................  $   247,875  $   266,637
    Utilization of net operating loss carryforward..................     (109,155)     (39,591)
                                                                      -----------  -----------
                                                                          138,720      227,046
                                                                      -----------  -----------
    State...........................................................       43,743       47,054
    Utilization of net operating loss carryforward..................      (20,608)     --
                                                                      -----------  -----------
                                                                           23,135       47,054
                                                                      -----------  -----------
Deferred Provision
    Federal.........................................................      126,849       67,617
    State...........................................................       26,082       11,605
                                                                      -----------  -----------
                                                                          152,931       79,222
                                                                      -----------  -----------
                                                                      $   314,786  $   353,322
                                                                      -----------  -----------
                                                                      -----------  -----------

    As of May 31, 1996, the tax effect of components of net deferred tax assets and liabilities is as follows:

                                                                         FEDERAL      STATE
                                                                       -----------  ---------
Deferred tax assets
    Capital leases...................................................        7,896      1,393
    Stock options....................................................        2,189        386
    Depreciation.....................................................       72,433     11,292
    AMT credit.......................................................      144,779     --
                                                                       -----------  ---------
                                                                           227,297     13,071
                                                                       -----------  ---------
Deferred tax liabilities
    State income tax benefit.........................................       (4,444)    --
                                                                       -----------  ---------
                                                                            (4,444)    --
                                                                       -----------  ---------
    Net Deferred Tax Assets and Liabilities..........................  $   222,853  $  13,071
                                                                       -----------  ---------
                                                                       -----------  ---------

    As of May 31, 1996, the company has an Alternative Minimum Tax (AMT) credit of $144,779 which may be carried forward indefinitely to reduce future taxable income and taxes. The tax benefits of this carryforward is included in the deferred tax assets presented above.

                              NETWORK RENTAL, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7. -- PROVISION FOR INCOME TAXES (CONTINUED)
    Additionally, the Company has investment tax credit carryovers totaling $244,793 that will expire in the years 2000 and 2001. The investment tax credits are not included in deferred tax assets.

NOTE 8. -- INCENTIVE STOCK OPTION PLAN
    Under the company's incentive stock option plan, options to purchase shares of the company's common stock are granted at a price equal to the estimated fair market value of the stock at the date of the grant. Generally, the options become exercisable in installments 2 years after the company has exceeded a certain average monthly sales volume and unless exercised, expire at various intervals not exceeding ten years from date of grant.

    At May 31, 1996, options to purchase up to 4,500 shares with an option prices of $1.71 per share have been granted. For the year ending May 31, 1996, options equal to 8.58% of the Company's total common stock were exercised by employees and were sold back to the Company at market value. The Company r e corded compensation expense of $13,773 during 1996 related to the outstanding options.

    On August 2, 1996, all three remaining participants in the stock option plan executed waivers to release the Company against any past and future claims under the plan.

NOTE 9. -- RELATED PARTY TRANSACTIONS
    Transactions and outstanding balances with the company's major stockholder are summarized as follows:

                                                                                   1995         1996
                                                                                -----------  -----------
Notes receivable..............................................................  $   384,596  $   377,427
Interest income...............................................................  $    28,342  $    27,839
Rent expense..................................................................  $    33,817  $    52,271
Receivable....................................................................  $     2,358  $     2,328

    The note receivable is secured by real estate, bearing interest at 7.3% with principal and interest payable monthly over twenty-five years through September 2017.

NOTE 10. -- PROFIT SHARING PLAN
    During the year ended May 31, 1994, the company implemented a 401(k) profit sharing plan covering substantially all employees. The company is required to match employee voluntary contributions subject to certain limitations at a rate of 25 percent. The company made matching contributions of $7,813 for 1996 and $6,687 for 1995.

NOTE 11. -- COMMITMENTS AND CONTINGENCIES
    Prior to January 1, 1996, management took the position that merchandise in the hands of its customers was not part of its inventory and personal property taxes due on these items were the responsibility of the customers. Network Rental filed ad valorem taxes with the appropriate taxing authorities on an annual basis and reported only unrented inventory. Management is aware that one or more taxing authorities might assert a claim against the company for taxes on property in the hands of customers.

    Discussions by management with the various taxing authorities has indicated that when such a claim is asserted, audits go back three years even though the statute of limitations may be longer.

    Legal counsel for the company advises that "the ad valorem taxes constitute not only a lien against the property, but also the personal obligation of the taxpayer. In this regard, the taxing authority could assert a claim against the current owner of the property based on the lien or against

                              NETWORK RENTAL, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 11. -- COMMITMENTS AND CONTINGENCIES (CONTINUED) the owner of the property on January 1 of each year. For this reason, it can be assumed that Network Rental has some exposure in this area. However, the exposure is contingent at best and as a practical matter appears to be limited in scope."

    Based on management's experience and investigation, its assessment is that the company has an annual exposure of between $0 and $30,000 on this contingent claim and a total exposure of between $0 and $60,000, exclusive of any penalty and interest that might be assessed.

    The Company depreciates its rental merchandise using the income forecasting method for federal and state income tax purposes. This depreciation method has been widely used in the industry and purports to match the depreciation deductions against the revenues that the rental merchandise generates. However, in 1994 the United States Tax Court in the case ABC RENTALS OF SAN ANTONIO, INC., ET AL V. COMMISSIONER OF THE INTERNAL REVENUE, upheld the Internal Revenue Service position that this method is not allowable for use by rental purchase companies. Furthermore, the Internal Revenue Service issued in 1995 Revenue Ruling 95-52 which effectively precludes any company taking a contrary position from doing so without being in direct conflict with the Revenue Code.

    The "ABC Rentals" case is on appeal in two U.S. Circuit Courts and the industry has been putting forth effort to have the tax code amended to allow for a three year accelerated depreciation method. As a result, the company h a s continued to depreciate its rental merchandise under the income forecasting method for years prior to June 1, 1995.

    For the year ending May 31, 1996, the company converted to the prescribed method of depreciation (MACRS 5 years) for all new rental merchandise purchased during the year, which represents 53% of the Company's total rental merchandise at year end. Since the rental merchandise is generally rented for periods of less than 24 months, it is likely that the remaining assets that were depreciated under the income forecasting method would be disposed by May 31, 1997. The Company, however, would remain liable for penalties and interest for not converting to the proper method after the issuance of the 1995 Revenue Ruling.

    Network Rental, Inc. is contingently liable for letters of credit extended to a major supplier and to the State of Georgia for the Company's warranty program.

    Network Rental, Inc. is contingently liable for cellular phone contracts which have not expired.

    During the year ending May 31, 1996, the Company's employees exercised certain stock options. The difference between the fair market value of the common stock and the exercise price is compensation subject to withholding taxes for federal income tax purposes. The Company did not report the amounts as employee compensation, nor did it withhold any employment taxes. Therefore, the Company is contingently liable for employment taxes on $35,191 in compensation plus penalties and interest.

    A claim has been made by Aaron Rents, Inc. alleging that Network Rental, Inc. violated the Lanham Act in connection with a commercial comparing the two companies. Legal counsel for Network believes that Aaron Rents does not intend to pursue any damage claim. However, a release has not been executed and the claim may or may not be pursued. Management has ceased running the advertisement, and is advised and believes that no claim will result from the alleged violation.

    An $8,750 claim has been made against the Company by its previous auditors, Joseph Decosimo and Company, for unpaid accounting fees. Management for Network Rental, Inc. believes that all fees were paid in full per agreement and intends to dispute the claim. Legal counsel believes that litigation may result.

                              NETWORK RENTAL, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 12. -- SUBSEQUENT EVENTS
    As of August 8, 1996, Perry J. McNeal has negotiated to sell 107,100 of his shares in the Company's common stock to Alrenco, Inc.

    On July 26, 1996 Perry J. McNeal transferred 792,900 shares to the Vyrdilee Brooks McNeal Scholarship Fund Charitable Remainder Trust. The Vyrdilee Brooks McNeal Scholarship Fund Charitable Remainder Trust negotiated to sell all 792,900 shares to Alrenco, Inc. as of August 8, 1996.

    On August 9, 1996, all 900,000 shares of the Company's common stock were acquired by Alrenco, Inc.

NOTE 13. -- CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES
    The Company's 14 rental-purchase stores are located exclusively in the Atlanta metropolitan area. The concentration of its operations in a single metropolitan area increases the vulnerability that its operations may be jeopardized if the entire area should experience an economic depression.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Alrenco, Inc.

    We have audited the accompanying combined balance sheets of Easy TV & Appliance Rental Stores as of December 31, 1994 and 1995, and the related combined statements of operations, stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Easy TV & Appliance Rental Stores as of December 31, 1994 and 1995 and the combined results of their operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

GRANT THORNTON LLP

Dallas, Texas
April 29, 1996

                       EASY TV & APPLIANCE RENTAL STORES

                            COMBINED BALANCE SHEETS
                                  DECEMBER 31,

                                     ASSETS

                                                                                          1994           1995
                                                                                      -------------  -------------
Cash and cash equivalents...........................................................  $     951,185  $   1,044,712
Rental merchandise
  On rent...........................................................................      1,646,304      1,797,895
  Held for rent.....................................................................        386,170        421,729
                                                                                      -------------  -------------
                                                                                          2,032,474      2,219,624
Property assets, net................................................................        466,372        600,218
Other assets........................................................................         81,546        102,736
                                                                                      -------------  -------------
                                                                                      $   3,531,577  $   3,967,290
                                                                                      -------------  -------------
                                                                                      -------------  -------------
                                              LIABILITIES AND EQUITY
LIABILITIES
  Accounts payable -- trade.........................................................  $     277,640  $     324,603
  Accrued expenses and other liabilities............................................        180,214        252,077
  Debt to related parties...........................................................      2,425,203      2,755,833
                                                                                      -------------  -------------
                                                                                          2,883,057      3,332,513
EQUITY
  Common stock
    Easy TV & Appliance Rental of New Orleans, Inc., $1 par value 500 shares
     authorized, issued and outstanding.............................................            500            500
    Easy TV & Appliance Rental of Mobile, Inc., $1 par value 1,000 shares
     authorized, issued and outstanding.............................................          1,000          1,000
    Easy TV & Appliance Rental of Tampa, Inc., $1 par value 500 shares authorized,
     issued and outstanding.........................................................            500            500
    Easy TV & Appliance Rental of Miami, Inc., $1 par value 500 shares authorized,
     issued and outstanding.........................................................            500            500
    Easy Rental of Dallas, Inc., $1 par value 1,000 shares authorized, issued and
     outstanding....................................................................       --                1,000
                                                                                      -------------  -------------
                                                                                              2,500          3,500
  Retained earnings.................................................................        646,020        631,277
                                                                                      -------------  -------------
                                                                                            648,520        634,777
                                                                                      -------------  -------------
                                                                                      $   3,531,577  $   3,967,290
                                                                                      -------------  -------------
                                                                                      -------------  -------------

        The accompanying notes are an integral part of these statements.

                       EASY TV & APPLIANCE RENTAL STORES

                       COMBINED STATEMENTS OF OPERATIONS

                            YEARS ENDED DECEMBER 31,

                                                                                          1994           1995
                                                                                      -------------  -------------
Revenues
  Rental income and fees............................................................  $   9,101,453  $   9,865,336
Costs and operating expenses
  Direct store expenses
    Depreciation of rental merchandise..............................................      2,379,161      2,658,989
    Other...........................................................................        335,237        793,740
  General and administrative expenses, including fees of $982,163 and $898,009 to
   affiliated company in 1995 and 1994, respectively................................      5,817,576      6,337,383
                                                                                      -------------  -------------
                                                                                          8,531,974      9,790,112
                                                                                      -------------  -------------
      Operating income..............................................................        569,479         75,224
Other (income) expense
  Interest expense..................................................................        264,431        288,593
  Other, net........................................................................         (3,240)        50,874
                                                                                      -------------  -------------
                                                                                            261,191        339,467
                                                                                      -------------  -------------
      NET EARNINGS (LOSS)...........................................................  $     308,288  $    (264,243)
                                                                                      -------------  -------------
                                                                                      -------------  -------------

        The accompanying notes are an integral part of these statements.

                       EASY TV & APPLIANCE RENTAL STORES

                   COMBINED STATEMENT OF STOCKHOLDER'S EQUITY

                                                                         COMMON STOCK
                                                                     --------------------    RETAINED
                                                                      SHARES     AMOUNT      EARNINGS       TOTAL
                                                                     ---------  ---------  ------------  ------------
Balance at January 1, 1994.........................................      2,500  $   2,500  $    118,232  $    120,732
Benefit of interest free loan from stockholder.....................     --         --           219,500       219,500
Net earnings.......................................................     --         --           308,288       308,288
                                                                     ---------  ---------  ------------  ------------
Balance at December 31, 1994.......................................      2,500      2,500       646,020       648,520
Benefit of interest free loan from stockholder.....................     --         --           249,500       249,500
Initial capitalization of Easy Rental of Dallas, Inc...............      1,000      1,000       --              1,000
Net loss...........................................................     --         --          (264,243)     (264,243)
                                                                     ---------  ---------  ------------  ------------
Balance at December 31, 1995.......................................      3,500  $   3,500  $    631,277  $    634,777
                                                                     ---------  ---------  ------------  ------------
                                                                     ---------  ---------  ------------  ------------

         The accompanying notes are an integral part of this statement.

                       EASY TV & APPLIANCE RENTAL STORES

                       COMBINED STATEMENTS OF CASH FLOWS
                            YEARS ENDED DECEMBER 31,

                                                                                         1994            1995
                                                                                    --------------  --------------
Cash flows from operating activities
  Net earnings (loss).............................................................  $      308,288  $     (264,243)
  Adjustments to reconcile net earnings (loss) to net cash provided by (used in)
   operating activities
    Depreciation of rental merchandise............................................       2,379,161       2,658,989
    Depreciation of property assets...............................................         195,403         201,221
    Amortization of intangible assets.............................................        --                   326
    Interest expense imputed on stockholder debt..................................         219,500         249,500
    Loss from disposal of property assets.........................................        --                50,874
    Changes in operating assets and liabilities
      Rental merchandise..........................................................      (2,812,436)     (2,846,140)
      Other assets................................................................          47,139         (12,290)
      Accounts payable, trade.....................................................        (749,873)         46,963
      Accrued expenses and other liabilities......................................         113,279          71,863
                                                                                    --------------  --------------
        Net cash provided by (used in) operating activities.......................        (299,539)        157,063
Cash flows from investing activities
  Purchase of property assets.....................................................        (145,219)       (404,869)
  Proceeds from sale of property assets...........................................          10,960           9,703
                                                                                    --------------  --------------
        Net cash used in investing activities.....................................        (134,259)       (395,166)
Cash flows from financing activities
  Proceeds from issuance of debt..................................................         106,124         583,159
  Retirement of debt..............................................................        (233,554)       (252,529)
  Issuance of common stock........................................................        --                 1,000
                                                                                    --------------  --------------
        Net cash provided by (used in) financing activities.......................        (127,430)        331,630
                                                                                    --------------  --------------
Increase (decrease) in cash and cash equivalents..................................        (561,228)         93,527
Cash and cash equivalents, beginning of year......................................       1,512,413         951,185
                                                                                    --------------  --------------
Cash and cash equivalents, end of year............................................  $      951,185  $    1,044,712
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Supplemental cash flow information
  Cash paid during the year for
    Interest......................................................................  $       33,544  $       27,235
    Income taxes..................................................................        --              --

        The accompanying notes are an integral part of these statements.

                       EASY TV & APPLIANCE RENTAL STORES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE A -- NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES
    A summary of the significant accounting policies consistently applied in the preparation of the accompanying combined financial statements follows.

1. BASIS OF PRESENTATION

    The accompanying combined financial statements include Easy TV & Appliance Rental of New Orleans, Inc., Easy TV & Appliance Rental of Mobile, Inc., Easy TV & Appliance Rental of Tampa, Inc., Easy TV & Appliance Rental of Miami, Inc. and Easy Rental of Dallas, Inc., all of which are under common ownership (collectively, the "Company").

    All significant intercompany accounts and transactions have been eliminated.

2. NATURE OF OPERATIONS

    The Company leases household durable merchandise to customers under rental-purchase agreements. At December 31, 1995, the Company operated 14 stores in 4 states.

3. RENTAL MERCHANDISE

    Rental merchandise is recorded at cost. Depreciation is provided using the straight-line method over the Company's estimate of the useful life of its rental merchandise, generally 18 months.

4. RENTAL REVENUE

    Merchandise is rented to customers pursuant to rental purchase agreement which provide for weekly or monthly rental terms with nonrefundable rental payments. Generally, the customer has the right to acquire title either through a purchase option or through payment of all required rentals. Rental revenue is recognized over the rental term. No revenue is accrued because the customer can cancel the rental contract at any time and the Company cannot enforce collection for nonpayment of rents.

5. PROPERTY ASSETS AND RELATED DEPRECIATION

    Furniture, fixtures, equipment and vehicles are recorded at cost. Depreciation is computed on the straight-line method for financial statement purposes based on the estimated useful lives as listed below. Leasehold improvements are amortized over the lesser of the property life or lease term.

Vehicles.....................................................   3 to 5 years
Furniture, fixtures and equipment............................   5 to 7 years
Leasehold improvements.......................................  5 to 31 years

6. INCOME TAXES

    Income taxes on net earnings are payable personally by the stockholder pursuant to an election under Subchapter S of the Internal Revenue Code not to have the company taxed as a corporation. As a result of the election, no provision has been made for income taxes.

7. CASH EQUIVALENTS

    For purposes of reporting cash flows, cash equivalents include all highly liquid investments with an original maturity of three months or less.

8. USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                       EASY TV & APPLIANCE RENTAL STORES

NOTE A -- NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES (CONTINUED)
9. FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of (1) cash and cash equivalents and accounts payable whose carrying value approximates fair value at December 31, 1995 and (2) debt. The carrying value of the Company's debt exceeds its fair value at December 31, 1995 by approximately $280,000.

NOTE B -- RENTAL MERCHANDISE
    Cost and accumulated depreciation of rental merchandise are as follows:

                                                                               1994            1995
                                                                          --------------  --------------
On rent
  Cost..................................................................  $    3,457,021  $    3,549,507
  Less accumulated depreciation.........................................       1,810,717       1,751,612
                                                                          --------------  --------------
                                                                          $    1,646,304  $    1,797,895
                                                                          --------------  --------------
                                                                          --------------  --------------
Held for rent
  Cost..................................................................  $      810,906  $      832,600
  Less accumulated depreciation.........................................         424,736         410,871
                                                                          --------------  --------------
                                                                          $      386,170  $      421,729
                                                                          --------------  --------------
                                                                          --------------  --------------

NOTE C -- PROPERTY ASSETS
    Property assets consist of the following:

                                                                               1994            1995
                                                                          --------------  --------------
Vehicles................................................................  $      696,813  $      869,834
Furniture, fixture and equipment........................................         357,322         433,437
Leasehold improvements..................................................         237,082         131,121
                                                                          --------------  --------------
                                                                               1,291,217       1,434,392
Less accumulated depreciation...........................................         824,845         834,174
                                                                          --------------  --------------
                                                                          $      466,372  $      600,218
                                                                          --------------  --------------
                                                                          --------------  --------------

NOTE D -- RELATED PARTY MATTERS
    Debt with related parties was comprised of the following:

                                                                                1994           1995
                                                                            -------------  -------------
Notes payable with the Company's stockholder due
 on demand and noninterest-bearing; interest has been
 imputed at 10%...........................................................  $   2,195,000  $   2,595,000
Notes payable with affiliated company due in monthly installments of principal ranging from $591 to $2,949
 plus interest through December 1997, bearing
 interest at 12%..........................................................        230,203        160,833
                                                                            -------------  -------------
                                                                            $   2,425,203  $   2,755,833
                                                                            -------------  -------------
                                                                            -------------  -------------

    Administrative fees totaling $898,009 and $982,163 for the years ended December 31, 1994 and 1995, respectively, were paid to an affiliated company. In addition, the Company paid rent of $95,316 for 1994 and 1995 to its stockholder under month-to-month operating leases.

                       EASY TV & APPLIANCE RENTAL STORES

NOTE E -- LEASE COMMITMENTS
    The Company leases its store facilities. Future minimum rental payments under operating leases with remaining noncancelable lease terms in excess of one year at December 31, 1995 are as follows:

1996.....................................................................  $ 285,914
1997.....................................................................    228,926
1998.....................................................................    218,747
1999.....................................................................    161,071
2000.....................................................................     91,356
Thereafter...............................................................      4,688
                                                                           ---------
                                                                           $ 990,702
                                                                           ---------
                                                                           ---------

    Total rental expense was $328,428 and $382,825 for years ended December 31, 1994 and 1995, respectively.

NOTE F -- RETIREMENT PLAN
    The Company maintains a 401(k) plan (the "Plan") for all eligible employees. The Company, at its discretion, may match up to 6% of employee contributions to the Plan up to designated limits. Company contributions for the years ended December 31, 1994 and 1995 totaled $14,242 and $35,303, respectively.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Alrenco, Inc.

    We have audited the accompanying combined balance sheets of The Television Management Companies as of December 31, 1994 and August 31, 1995 and the related combined statements of earnings, equity and cash flows for each of the two years in the period ended December 31, 1994 and the eight months ended August 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of The Television Management Companies as of December 31, 1994 and August 31, 1995 and the combined results of their operations and their cash flows for each of the two years in the period ended December 31, 1994 and the eight months ended August 31, 1995, in conformity with generally accepted accounting principles.

GRANT THORNTON LLP

September 29, 1995
Dallas, Texas

                      THE TELEVISION MANAGEMENT COMPANIES
                            COMBINED BALANCE SHEETS
                                     ASSETS

                                                                                      DECEMBER 31,    AUGUST 31,
                                                                                          1994           1995
                                                                                      -------------  -------------
ASSETS
  Cash and cash equivalents.........................................................  $      99,481  $     137,193
  Notes receivable, stockholder.....................................................        319,334        209,630
  Rental merchandise, net
    On rent.........................................................................      1,182,498      1,152,058
    Held for rent...................................................................        291,074        299,741
  Property assets, net..............................................................        798,292        903,205
  Other assets......................................................................        143,059         51,889
                                                                                      -------------  -------------
                                                                                      $   2,833,738  $   2,753,716
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                                              LIABILITIES AND EQUITY

LIABILITIES
  Accounts payable, trade...........................................................  $     402,746  $     364,242
  Accrued expenses and other liabilities............................................        129,693        123,473
  Debt..............................................................................      1,284,197        948,179
  Obligations under capital leases..................................................        190,983        192,244
                                                                                      -------------  -------------
                                                                                          2,007,619      1,628,138

EQUITY
  Common stock -- authorized, 10,000 shares, no par value; 7,500 shares issued and
   outstanding......................................................................          1,100          1,100
  Paid-in capital...................................................................            150            150
  Retained earnings.................................................................      1,001,061      1,383,258
  Proprietor's deficit..............................................................       (176,192)      (258,930)
                                                                                      -------------  -------------
                                                                                            826,119      1,125,578
                                                                                      -------------  -------------
                                                                                      $   2,833,738  $   2,753,716
                                                                                      -------------  -------------
                                                                                      -------------  -------------

        The accompanying notes are an integral part of these statements.

                      THE TELEVISION MANAGEMENT COMPANIES

                        COMBINED STATEMENTS OF EARNINGS

                                                                YEAR ENDED            EIGHT MONTHS ENDED AUGUST
                                                               DECEMBER 31,                      31,
                                                       ----------------------------  ----------------------------
                                                           1993           1994           1994           1995
                                                       -------------  -------------  -------------  -------------
                                                                                      (UNAUDITED)
Revenues
  Rental income and fees.............................  $   8,183,304  $   8,296,928  $   5,445,309  $   5,854,163
Costs and operating expenses
  Direct store expenses
    Depreciation of rental merchandise...............      1,892,126      2,149,107      1,352,570      1,584,531
    Other............................................      4,859,976      4,770,151      3,198,006      3,300,745
                                                       -------------  -------------  -------------  -------------
                                                           6,752,102      6,919,258      4,550,576      4,885,276
  General and administrative expenses................        865,879        868,384        560,562        631,749
                                                       -------------  -------------  -------------  -------------
      Total operating expenses.......................      7,617,981      7,787,642      5,111,138      5,517,025
                                                       -------------  -------------  -------------  -------------
      Operating income...............................        565,323        509,286        334,171        337,138
Other (income) expense
  Interest income....................................         (7,589)       (29,194)       (14,279)       (17,045)
  Interest expense...................................        293,524        224,617        145,911        109,874
  Other, net.........................................        (22,017)       (68,350)       (50,429)       (70,911)
                                                       -------------  -------------  -------------  -------------
                                                             263,918        127,073         81,203         21,918
                                                       -------------  -------------  -------------  -------------
      Net earnings before provision for income
       taxes.........................................        301,405        382,213        252,968        315,220
Provision for income taxes -- state..................         20,846         20,751         12,648         15,761
                                                       -------------  -------------  -------------  -------------
      NET EARNINGS...................................  $     280,559  $     361,462  $     240,320  $     299,459
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------

        The accompanying notes are an integral part of these statements.

                      THE TELEVISION MANAGEMENT COMPANIES

                          COMBINED STATEMENT OF EQUITY

                                            THE TELEVISION MANAGEMENT COMPANIES
                                      ------------------------------------------------
                                          COMMON STOCK                                   DEFICIT OF SOLE
                                      --------------------    PAID-IN      RETAINED     PROPRIETORSHIP OF
                                       SHARES     AMOUNT      CAPITAL      EARNINGS     JOHN H. CALLENDER      TOTAL
                                      ---------  ---------  -----------  -------------  -----------------  -------------
Balance, January 1, 1993............      7,500  $   1,100   $     150   $     239,092    $     (56,244)   $     184,098
Net earnings (loss).................     --         --          --             329,677          (49,118)         280,559
                                      ---------  ---------       -----   -------------  -----------------  -------------
Balance, December 31, 1993..........      7,500      1,100         150         568,769         (105,362)         464,657
Net earnings (loss).................     --         --          --             432,292          (70,830)         361,462
                                      ---------  ---------       -----   -------------  -----------------  -------------
Balance, December 31, 1994..........      7,500      1,100         150       1,001,061         (176,192)         826,119
Net earnings (loss).................     --         --          --             382,197          (82,738)         299,459
                                      ---------  ---------       -----   -------------  -----------------  -------------
Balance, August 31, 1995............      7,500  $   1,100   $     150   $   1,383,258    $    (258,930)   $   1,125,578
                                      ---------  ---------       -----   -------------  -----------------  -------------
                                      ---------  ---------       -----   -------------  -----------------  -------------

         The accompanying notes are an integral part of this statement.

                      THE TELEVISION MANAGEMENT COMPANIES
                       COMBINED STATEMENTS OF CASH FLOWS

                                                       YEAR ENDED DECEMBER 31,      EIGHT MONTHS ENDED AUGUST 31,
                                                    ------------------------------  ------------------------------
                                                         1993            1994            1994            1995
                                                    --------------  --------------  --------------  --------------
                                                                                     (UNAUDITED)
Cash flows from operating activities
  Net earnings....................................  $      280,559  $      361,462  $      240,320  $      299,459
  Adjustments to reconcile net earnings to net
   cash provided by (used in) operating activities
    Depreciation of rental merchandise............       1,892,126       2,149,106       1,352,570       1,584,531
    Depreciation of property assets...............         216,155         180,398         107,726         136,442
    Gain on sale of property assets...............          (9,711)        (12,987)         (4,344)        (33,003)
  Changes in operating assets and liabilities
    Rental merchandise............................      (1,873,731)     (2,276,355)     (1,312,625)     (1,562,757)
    Other assets..................................           5,945         (20,817)        (70,177)         57,482
    Accounts payable, trade.......................          86,131         145,821         110,191         (38,504)
    Accrued expenses and other liabilities........          34,740         (56,115)        (12,273)         (6,220)
                                                    --------------  --------------  --------------  --------------
      Net cash provided by operating activities...         632,214         470,513         411,388         437,430
Cash flows from investing activities
  Purchase of property assets.....................         (91,344)       (138,641)        (64,210)       (124,303)
  Proceeds from sale of property assets...........          73,402          58,550          12,211          51,129
  (Increase) decrease in notes receivable,
   stockholders...................................          19,277          (4,549)          7,938         143,392
                                                    --------------  --------------  --------------  --------------
      Net cash used in investing activities.......           1,335         (84,640)        (44,061)         70,218
Cash flows from financing activities
  Principal payments on notes payable.............        --                (5,803)        (13,963)        (20,946)
  Repayments on credit facilities and revolving
   debt...........................................        (690,676)       (484,999)       (321,037)       (315,073)
  Repayments on capital lease obligations.........        (158,515)       (196,476)       (117,022)       (133,917)
  Proceeds from note payable......................        --                50,000        --              --
                                                    --------------  --------------  --------------  --------------
      Net cash used in financing activities.......        (849,191)       (637,278)       (452,022)       (469,936)
                                                    --------------  --------------  --------------  --------------
Increase (decrease) in cash and cash
 equivalents......................................        (215,642)       (251,405)        (84,695)         37,712
Cash and cash equivalents, beginning of period....         566,528         350,886         350,886          99,481
                                                    --------------  --------------  --------------  --------------
Cash and cash equivalents, end of period..........  $      350,886  $       99,481  $      266,191  $      137,193
                                                    --------------  --------------  --------------  --------------
                                                    --------------  --------------  --------------  --------------
Supplemental Disclosure of Cash Flow Information
  Cash paid for interest expense..................  $      275,811  $      238,673  $      163,625  $      112,276
                                                    --------------  --------------  --------------  --------------
                                                    --------------  --------------  --------------  --------------
  Cash paid for income taxes......................  $        8,410  $       20,846  $     --        $       21,751
                                                    --------------  --------------  --------------  --------------
                                                    --------------  --------------  --------------  --------------
Noncash Investing and Financing Activities
  Acquisition of property assets financed by
   capital leases.................................  $      332,000  $      209,000  $     --        $      141,000
                                                    --------------  --------------  --------------  --------------
                                                    --------------  --------------  --------------  --------------

        The accompanying notes are an integral part of these statements.

                      THE TELEVISION MANAGEMENT COMPANIES
                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE A -- SUMMARY OF ACCOUNTING POLICIES
    A summary of the significant accounting policies consistently applied in the preparation of the accompanying combined financial statements follows.

    BASIS OF PRESENTATION

    The accompanying combined financial statements include Television Management, Inc. and subsidiary and two stores owned by John H. Callender (a sole proprietorship) (collectively, the "Company"). Both are under common control.

    All significant intercompany accounts and transactions have been eliminated.

    DESCRIPTION OF OPERATIONS

    The Company leases household durable merchandise to customers on a rent-to-own basis. At August 31, 1995, the Company operated 15 stores in 5 states.

    RENTAL MERCHANDISE

    Rental merchandise is recorded at cost. Depreciation is provided using the straight-line method over the company's estimate of the useful life of its rental merchandise, generally 15 months.

    RENTAL REVENUE

    Merchandise is rented to customers pursuant to rental-purchase agreements which provide for weekly or monthly rental terms with nonrefundable rental payments. Generally, the customer has the right to acquire title either through a purchase option or through payment of all required rentals. Rental revenue is recognized over the rental term. No revenue is accrued because the customer can cancel the rental contract at any time and the Company cannot enforce collection for nonpayment of rents. A provision is made for estimated losses of rental merchandise damaged or not returned by customers.

    PROPERTY ASSETS AND RELATED DEPRECIATION

    Property, furniture, equipment and vehicles are recorded at cost. Depreciation is computed on the straight-line method for financial statement purposes based on the estimated useful lives as listed below. Leasehold improvements are amortized over the lesser of the property life or lease term.

Buildings                                              31 years
Delivery vehicles                                      5 years
Furniture, fixtures and equipment                      5 to 7 years
Leasehold improvements                                 5 to 31 years

    INCOME TAXES

    Deferred income taxes are determined using the liability method under which deferred tax assets and liabilities are determined based on differences between financial accounting and tax bases of assets and liabilities.

    CASH EQUIVALENTS

    For purposes of reporting cash flows, cash equivalents include all highly liquid investments with an original maturity of three months or less.

    INTERIM FINANCIAL STATEMENTS

    In the opinion of management, the unaudited interim financial statements for the eight-month period ended August 31, 1994 include all adjustments, consisting of normal recurring accruals necessary to present fairly the Company's results of operations and cash flows.

                      THE TELEVISION MANAGEMENT COMPANIES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE B -- RENTAL MERCHANDISE
    Cost and accumulated depreciation of rental merchandise are as follows:

                                                                     DECEMBER 31,
                                                             ----------------------------   AUGUST 31,
                                                                 1993           1994           1995
                                                             -------------  -------------  -------------
On rent
  Cost.....................................................  $   2,810,509  $   3,017,672  $   3,107,934
  Less accumulated depreciation............................      1,702,047      1,835,174      1,955,876
                                                             -------------  -------------  -------------
                                                             $   1,108,462  $   1,182,498  $   1,152,058
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------
Held for rent
  Cost.....................................................  $     646,009  $     646,359  $     690,748
  Less accumulated depreciation............................        408,148        355,285        391,007
                                                             -------------  -------------  -------------
                                                             $     237,861  $     291,074  $     299,741
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------

NOTE C -- PROPERTY ASSETS
    Property assets consist of the following:

                                                                     DECEMBER 31,
                                                             ----------------------------   AUGUST 31,
                                                                 1993           1994           1995
                                                             -------------  -------------  -------------
Buildings..................................................  $     123,215  $     123,215  $     215,908
Delivery vehicles..........................................        683,665        778,457        776,936
Furniture, fixture and equipment...........................        481,492        354,737        361,557
Leasehold improvements.....................................        234,519        215,618        231,247
                                                             -------------  -------------  -------------
                                                                 1,522,891      1,472,027      1,585,648
Less accumulated depreciation..............................        847,476        694,539        703,247
                                                             -------------  -------------  -------------
                                                                   675,415        777,488        882,401
Land.......................................................         20,804         20,804         20,804
                                                             -------------  -------------  -------------
                                                             $     696,219  $     798,292  $     903,205
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------

                      THE TELEVISION MANAGEMENT COMPANIES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE D -- DEBT
    Debt consists of the following:

                                                                     DECEMBER 31,
                                                             ----------------------------   AUGUST 31,
                                                                 1993           1994           1995
                                                             -------------  -------------  -------------
Credit facility with a bank, due in monthly installments of
 $55,735 plus interest at the index rate plus 2.0% (10.75%
 at August 31, 1995) through December 1996.................  $    --        $   1,200,000  $     831,801
Note payable to a bank, due in monthly installments of
 $2,325 including interest at the base rate (10.25% at
 August 31) through September 1996.........................       --               44,197         23,252
Revolving term debt payable to a commercial finance
 company, due September 25, 1995 with interest at prime
 plus 5.25% with a minimum of 12%..........................      1,725,000       --             --
Revolving credit facility with a bank that matures December
 27, 1996. The revolving credit line provides for maximum
 borrowings of $100,000 with interest at the index rate
 plus 2% (10.75% at August 31, 1995); $6,874 was available
 under the line at August 31, 1995.........................       --               40,000         93,126
                                                             -------------  -------------  -------------
                                                             $   1,725,000  $   1,284,197  $     948,179
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------

    The credit facilities contain certain restrictive covenants and conditions. Borrowings are collateralized by all rental purchase agreements, rental merchandise and property assets of the Company and are guaranteed by the stockholder.

    The following are scheduled maturities of debt at August 31, 1995:

Four months ending December 31, 1995.....................................  $ 309,510
Year ending December 31, 1996............................................    638,669
                                                                           ---------
                                                                           $ 948,179
                                                                           ---------
                                                                           ---------

    Effective September 1, 1995, the credit facility with a bank was paid off in conjunction with the sale of the Company's assets to Alrenco, Inc.

NOTE E -- CAPITAL LEASE OBLIGATIONS
    The assets under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. Amortization of assets under capital leases was approximately $138,000, $112,000 and $98,100 in 1993, 1994 and the period ended August 31, 1995, respectively.

    Assets under capital leases are as follows:

                                                                         DECEMBER 31,
                                                                   ------------------------  AUGUST 31,
                                                                      1993         1994         1995
                                                                   -----------  -----------  -----------
Delivery vehicles................................................  $   683,668  $   778,459  $   777,539
Less accumulated amortization....................................      284,625      310,453      289,382
                                                                   -----------  -----------  -----------
                                                                   $   399,043  $   468,006  $   488,157
                                                                   -----------  -----------  -----------
                                                                   -----------  -----------  -----------

                      THE TELEVISION MANAGEMENT COMPANIES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE E -- CAPITAL LEASE OBLIGATIONS (CONTINUED)
    The following is a schedule by years of future minimum lease payments under capital leases together with the present value of future payments. The present value is calculated at the rate implicit in the leases which ranged from 9.0% to 12.4% at August 31, 1995.

Four months ending December 31, 1995.....................................  $  54,928
Year ending December 31
  1996...................................................................    142,739
  1997...................................................................     19,093
                                                                           ---------
                                                                             216,760
    Less amount representing interest....................................     24,516
                                                                           ---------
Present value of net minimum lease payments..............................  $ 192,244
                                                                           ---------
                                                                           ---------

NOTE F -- COMMITMENTS AND CONTINGENCIES
    The Company leases its store facilities. Future minimum rental payments under operating leases with remaining noncancelable lease terms in excess of one year at August 31, 1995 are as follows:

Four months ending December 31, 1995...........................  $  166,964
Year ending December 31,
  1996.........................................................     449,787
  1997.........................................................     416,719
  1998.........................................................     307,218
  1999.........................................................     222,728
  2000.........................................................      57,627
                                                                 ----------
                                                                 $1,621,043
                                                                 ----------
                                                                 ----------

    Rental expense was $478,689, $471,816, and $321,606 for 1993, 1994 and the
eight months ended August 31, 1995, respectively.

    The Company is defendant in various lawsuits involving workers compensation claims and breach of contract. In the opinion of management, based upon advice of counsel, the ultimate outcome of these lawsuits will not have a material impact on the Company's financial condition or results of operations.

                      THE TELEVISION MANAGEMENT COMPANIES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE G -- INCOME TAXES
    Deferred tax assets and liabilities are comprised of the following:

                                                                       DECEMBER 31,
                                                                --------------------------   AUGUST 31,
                                                                    1993          1994          1995
                                                                ------------  ------------  ------------
Deferred tax assets
  Net operating loss carryforward.............................  $    417,807  $    279,493  $    251,836
  Inventory reserve...........................................         6,922         6,673         6,755
                                                                ------------  ------------  ------------
                                                                     424,729       286,166       258,591
  Valuation allowance.........................................      (346,000)     (196,000)     (102,000)
                                                                ------------  ------------  ------------
                                                                      78,729        90,166       156,591
Deferred tax liabilities
  Rental merchandise..........................................       (71,012)      (72,716)     (127,289)
  Property assets.............................................        (7,717)      (17,450)      (29,302)
                                                                ------------  ------------  ------------
                                                                     (78,729)      (90,166)     (156,591)
                                                                ------------  ------------  ------------
                                                                $    --       $    --       $    --
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------

    As of August 31, 1995, the Company has available net operating loss carryforwards of approximately $749,000 which are available to reduce future taxable income.

    The Company's effective income tax rate differed from the statutory rate as follows:

                                                                   YEAR ENDED DECEMBER    EIGHT MONTHS ENDED
                                                                           31,                AUGUST 31,
                                                                   --------------------  --------------------
                                                                     1993       1994       1994       1995
                                                                   ---------  ---------  ---------  ---------
U.S. Federal statutory rate......................................       34.0%      34.0%      34.0%      34.0%
Reduction in deferred tax asset valuation allowance..............      (14.4)      (3.1)      (3.2)     (37.6)
Use of net operating loss carryforwards..........................      (22.8)     (36.2)     (36.0)      (8.8)
Tax effect of losses of sole proprietorship......................        5.5        6.3         .8        8.9
State taxes......................................................        6.9        5.4        5.0        5.0
Other, net.......................................................       (2.3)      (1.0)       4.4        3.5
                                                                   ---------  ---------  ---------  ---------
                                                                         6.9%       5.4%       5.0%       5.0%
                                                                   ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------

                                 ALRENCO, INC.

                    PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

    The unaudited pro forma condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have occurred if the transactions given pro forma effect herein had been consummated as of the time reflected herein, nor are they necessarily indicative of the future operating results or financial position of the Company. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. All of the acquisitions have been accounted for using the purchase method of accounting. Allocations of the purchase price for the Network acquisition have been determined based upon preliminary estimates of fair value and are subject to change. Differences between the amounts included herein and the final allocations are not expected to have a material effect on the pro forma financial statements. These pro forma financial statements should be read in conjunction with the historical financial statements and related notes of the Company, the 1995 Acquisition, Network and Easy TV included elsewhere in this Prospectus. Ten stores which were acquired in seven separate transactions have not been included as they were consolidated into existing stores or otherwise immaterial to this presentation.

    The following unaudited pro forma condensed balance sheet as of June 30, 1996 gives effect to (i) the Network acquisition (which occurred in August 1996) and (ii) the sale of 1,500,000 shares of common stock offered by the Company hereby and the application of the net proceeds therefrom as of that date as described under the caption "Use of Proceeds", as if these transactions had occurred at that date.

    The following unaudited pro forma condensed statement of earnings for the year ended December 31, 1995 and the six months ended June 30, 1996 give effect to (i) all of the acquisitions and (ii) the offering and the application of the estimated net proceeds therefrom as described under the caption "Use of Proceeds" as though each had occurred on January 1, 1995.

                                 ALRENCO, INC.
                       PRO FORMA CONDENSED BALANCE SHEETS
                                 JUNE 30, 1996
                                  (UNAUDITED)

                                                                       PRO FORMA
                                                                      ADJUSTMENTS
                                                                          FOR                           PRO FORMA
                                                                      ACQUISITION    PRO FORMA FOR   ADJUSTMENTS FOR
                                         COMPANY         NETWORK          (1)         ACQUISITION     OFFERING (2)      PRO FORMA
                                      --------------  -------------  --------------  --------------  ---------------  --------------
Assets
  Cash..............................  $      970,449  $      57,167  $     --        $    1,027,616  $    16,030,092  $   17,057,708
  Rental merchandise, net...........      20,688,630      1,513,931        --            22,202,561        --             22,202,561
  Property assets, net..............       3,116,893        252,576        --             3,369,469        --              3,369,469
  Intangible assets, net............      10,985,946       --             3,734,808      14,720,754        --             14,720,754
  Other assets......................         797,957        699,693         240,000       1,737,650        --              1,737,650
                                      --------------  -------------  --------------  --------------  ---------------  --------------
                                      $   36,559,875  $   2,523,367  $    3,974,808  $   43,058,050  $    16,030,092  $   59,088,142
                                      --------------  -------------  --------------  --------------  ---------------  --------------
                                      --------------  -------------  --------------  --------------  ---------------  --------------
Liabilities
  Accounts payable, trade...........  $    4,052,323  $     119,720  $     --        $    4,172,043  $     --         $    4,172,043
  Accrued liabilities...............         347,977        287,132         125,000         760,109        --                760,109
  Taxes other than income...........         310,382       --              --               310,382        --                310,382
  Debt..............................       9,252,335      1,088,323       4,878,000      15,218,658      (15,218,658)       --
                                      --------------  -------------  --------------  --------------  ---------------  --------------
                                          13,963,017      1,495,175       5,003,000      20,461,192      (15,218,658)      5,242,534
Stockholders' equity................      22,596,858      1,028,192      (1,028,192)     22,596,858       31,248,750      53,845,608
                                      --------------  -------------  --------------  --------------  ---------------  --------------
                                      $   36,559,875  $   2,523,367  $    3,974,808  $   43,058,050  $    16,030,092  $   59,088,142
                                      --------------  -------------  --------------  --------------  ---------------  --------------
                                      --------------  -------------  --------------  --------------  ---------------  --------------

- ------------------------
(1) Gives effect to the consummation of the Network acquisition by the Company and the allocation of purchase price to the assets and liabilities of Network. The consideration for Network consists of (i) $4.9 million in cash paid at closing and (ii) $125,000 to be paid.

(2) Gives effect to the Offering and the application of the estimated net proceeds therefrom as described under the caption "Use of Proceeds".

                                 ALRENCO, INC.
                   PRO FORMA CONDENSED STATEMENTS OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                       1995                                                          PRO FORMA
                                                    ACQUISITION                        1996 ACQUISITIONS            ADJUSTMENTS
                                          1995       PRO FORMA                 ----------------------------------     FOR 1996
                            COMPANY    ACQUISITION  ADJUSTMENTS      TOTAL      NETWORK     EASY TV      OTHER      ACQUISITIONS
                          -----------  ----------  -------------  -----------  ----------  ----------  ----------  --------------
Revenues................  $37,575,639  $5,854,163  $    --        $43,429,802  $6,952,424  $9,865,336  $9,085,338  $   --
Operating expenses
  Direct store
   expenses.............   30,023,179   4,885,276      (8,000    (1)  34,900,455  5,052,866  3,452,729  6,446,128      --
  General &
   administrative
   expenses.............    4,338,583     631,749    (120,000    (2)   4,850,332    794,559  6,337,383  1,865,357      --
  Amortization of
   intangibles..........      284,901      --          95,500   (3)     380,401     --         --          --          950,686  (4)
                          -----------  ----------  -------------  -----------  ----------  ----------  ----------  --------------
    Total operating
     expenses...........   34,646,663   5,517,025     (32,500   )  40,131,182   5,847,425   9,790,112   8,311,485      950,686
                          -----------  ----------  -------------  -----------  ----------  ----------  ----------  --------------
    Operating profit....    2,928,976     337,138      32,500       3,298,614   1,104,999      75,224     773,853     (950,686  )
Other expense (income)
  Interest expense......      894,003      21,918     400,000   (5)   1,315,921    200,693    288,593     232,396      885,670  (5)
  Other.................      (99,930)     --          --             (99,930)     --          50,874       1,174      --
                          -----------  ----------  -------------  -----------  ----------  ----------  ----------  --------------
    Total other expenses
     (income)...........      794,073      21,918     400,000       1,215,991     200,693     339,467     233,570      885,670
                          -----------  ----------  -------------  -----------  ----------  ----------  ----------  --------------
Earnings (loss) before
 income taxes...........    2,134,903     315,220    (367,500   )   2,082,623     904,306    (264,243)    540,283   (1,836,356  )
Income tax expense......      868,311      15,761     (50,628    (6)     833,444    362,901     --        127,559     (704,484  )(6)
                          -----------  ----------  -------------  -----------  ----------  ----------  ----------  --------------
    Net earnings
     (loss).............  $ 1,266,592  $  299,459  $ (316,872   ) $ 1,249,179  $  541,405  $ (264,243) $  412,724  $(1,131,872  )
                          -----------  ----------  -------------  -----------  ----------  ----------  ----------  --------------
                          -----------  ----------  -------------  -----------  ----------  ----------  ----------  --------------
Earnings per share......  $      0.41
                          -----------
                          -----------
Weighted average common
 shares outstanding.....    3,105,000
                          -----------
                          -----------


                           PRO FORMA     PRO FORMA
                              FOR       ADJUSTMENTS
                          ACQUISITIONS  FOR OFFERING    PRO FORMA
                          -----------  --------------  -----------
Revenues................  $69,332,900  $   --          $69,332,900
Operating expenses
  Direct store
   expenses.............   49,852,178      --           49,852,178
  General &
   administrative
   expenses.............   13,847,631      --           13,847,631
  Amortization of
   intangibles..........    1,331,087      --            1,331,087
                          -----------  --------------  -----------
    Total operating
     expenses...........   65,030,896      --           65,030,896
                          -----------  --------------  -----------
    Operating profit....    4,302,004      --            4,302,004
Other expense (income)
  Interest expense......    2,923,273   (2,923,273          )     --
  Other.................      (47,882)     --              (47,882)
                          -----------  --------------  -----------
    Total other expenses
     (income)...........    2,875,391   (2,923,273   )     (47,882)
                          -----------  --------------  -----------
Earnings (loss) before
 income taxes...........    1,426,613    2,923,273       4,349,886
Income tax expense......      619,420    1,188,958       1,808,378
                          -----------  --------------  -----------
    Net earnings
     (loss).............  $   807,193  $ 1,734,315     $ 2,541,508
                          -----------  --------------  -----------
                          -----------  --------------  -----------
Earnings per share......  $      0.26                  $      0.50
                          -----------                  -----------
                          -----------                  -----------
Weighted average common
 shares outstanding.....    3,105,000                    5,045,656
                          -----------                  -----------
                          -----------                  -----------

                                 ALRENCO, INC.
                   PRO FORMA CONDENSED STATEMENTS OF EARNINGS
                         SIX MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)

                                                                                                      PRO FORMA
                                                                        1996 ACQUISITIONS            ADJUSTMENTS    PRO FORMA
                                                                ----------------------------------    FOR 1996         FOR
                                                     COMPANY     NETWORK     EASY TV      OTHER     ACQUISITIONS   ACQUISITIONS
                                                   -----------  ----------  ----------  ----------  -------------  -----------
Revenues.........................................  $27,003,976  $3,382,866  $1,697,979  $3,460,214  $    --        $35,545,035
Operating expenses
  Direct store expenses..........................   21,207,111   2,477,554     594,269   3,191,811      --          27,470,745
  General & administrative expenses..............    2,440,443     454,964   1,029,581     292,783      --           4,217,771
  Amortization of intangibles....................      387,067      --          --          --         270,705   (4)     657,772
                                                   -----------  ----------  ----------  ----------  -------------  -----------
    Total operating expenses.....................   24,034,621   2,932,518   1,623,850   3,484,594     270,705      32,346,288
                                                   -----------  ----------  ----------  ----------  -------------  -----------
    Operating profit.............................    2,969,355     450,348      74,129     (24,380)   (270,705   )   3,198,747
Interest expense.................................      182,034      70,534      48,099      96,880     373,843   (5)     771,390
                                                   -----------  ----------  ----------  ----------  -------------  -----------
Earnings (loss) before income taxes..............    2,787,321     379,814      26,030    (121,260)   (644,548   )   2,427,357
Income tax expense...............................    1,144,546     181,767      --          29,241    (308,416    (6)   1,047,138
                                                   -----------  ----------  ----------  ----------  -------------  -----------
    Net earnings (loss)..........................  $ 1,642,775  $  198,047  $   26,030  $ (150,501) $ (336,132   ) $ 1,380,219
                                                   -----------  ----------  ----------  ----------  -------------  -----------
                                                   -----------  ----------  ----------  ----------  -------------  -----------
Earnings per share...............................  $      0.39                                                     $      0.33
                                                   -----------                                                     -----------
                                                   -----------                                                     -----------
Weighted average common shares outstanding.......    4,206,653                                                       4,206,653
                                                   -----------                                                     -----------
                                                   -----------                                                     -----------


                                                     PRO FORMA
                                                    ADJUSTMENTS
                                                   FOR OFFERING    PRO FORMA
                                                   -------------  -----------
Revenues.........................................  $   --         $35,545,035
Operating expenses
  Direct store expenses..........................      --          27,470,745
  General & administrative expenses..............      --           4,217,771
  Amortization of intangibles....................      --             657,772
                                                   -------------  -----------
    Total operating expenses.....................      --          32,346,288
                                                   -------------  -----------
    Operating profit.............................      --           3,198,747
Interest expense.................................    (771,390         --
                                                   -------------  -----------
Earnings (loss) before income taxes..............     771,390       3,198,747
Income tax expense...............................     316,748       1,363,886
                                                   -------------  -----------
    Net earnings (loss)..........................  $  454,642     $ 1,834,861
                                                   -------------  -----------
                                                   -------------  -----------
Earnings per share...............................                 $      0.40
                                                                  -----------
                                                                  -----------
Weighted average common shares outstanding.......                   4,576,979
                                                                  -----------
                                                                  -----------

                                 ALRENCO, INC.

              NOTES TO PRO FORMA CONDENSED STATEMENTS OF EARNINGS
                                  (UNAUDITED)

(1) Adjustment to depreciation expense resulting from the acquisition of property assets in the 1995 Acquisition. The acquired property assets will be depreciated over their service lives of five years.

(2) Adjustment to remove compensation expense associated with certain former executive officers of The Television Management Companies who were not employed by the Company after the acquisition on August 31, 1995.

(3) Amortization of amounts assigned to intangible assets acquired in the 1995 Acquisition over the periods indicated as follows:

                                                                                                AMORTIZATION
                                                                                    AMOUNT         PERIOD
                                                                                 -------------  -------------
Customer rental agreements.....................................................  $     210,000      15 months
Noncompete agreements..........................................................        889,000       10 years
Goodwill.......................................................................      2,859,000       20 years

(4) Amortization of amounts assigned to intangible assets acquired in 1996 over the periods indicated as follows:

                                                                                                AMORTIZATION
                                                                                    AMOUNT         PERIOD
                                                                                 -------------  -------------
Customer rental agreements.....................................................        517,000      15 months
Noncompete agreements..........................................................        342,000      2-5 years
Goodwill.......................................................................      9,305,000       20 years

(5) Adjustment to interest expense for additional borrowings of $5,950,000 and $10,050,000 incurred in connection with the 1995 Acquisitions and 1996 Acquisitions. The actual interest rates at the time of the acquisitions were used to determine these amounts.

(6) Tax effects of pro forma adjustments and providing for taxes on all entities, using the effective tax rate of the Company.

(7) Adjustment to reflect the use of proceeds from the Offering contemplated herein to retire outstanding debt of the Company.

                                    (PHOTOS)

Four photographs showing interior of Alrenco store with customers and one photograph of exterior of Alrenco store.

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           6
Use of Proceeds................................           9
Dividend Policy................................           9
Price Range of Common Stock....................          10
Capitalization.................................          10
Selected Historical Financial and Operating
 Data..........................................          11
Selected Pro Forma Financial Data..............          12
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          13
Business.......................................          20
Management.....................................          31
Certain Transactions...........................          37
Principal Shareholders.........................          38
Description of Capital Stock...................          39
Shares Eligible for Future Sale................          41
Underwriting...................................          42
Legal Matters..................................          43
Experts........................................          43
Additional Information.........................          44
Index to Financial Statements..................         F-1

                                1,500,000 SHARES

                                 [ALRENCO LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                        EQUITABLE SECURITIES CORPORATION

                           WHEAT FIRST BUTCHER SINGER

                      J. J. B. HILLIARD, W. L. LYONS, INC.

                                         , 1996

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the estimated expenses payable by the Registrant in connection with this Offering (excluding underwriting discounts and commissions):

SEC registration fee.............................................  $  13,310
NASD filing fee..................................................      2,381
NASDAQ listing fee...............................................     17,500
Legal fees and expenses..........................................     50,000
Accounting fees and expenses.....................................     50,000
Printing and engraving costs.....................................    100,000
Blue sky qualification fees and expenses.........................     10,000
Miscellaneous....................................................     56,809
                                                                   ---------
    Total........................................................  $ 300,000
                                                                   ---------
                                                                   ---------

- ------------------------

    All amounts except the SEC, NASD and NASDAQ fees are estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Chapter 37 of the Indiana Business Corporation Law empowers an Indiana corporation to indemnify an individual (including his estate or personal representative) who was, is or is threatened to be made a named defendant or respondent in a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, because he is or was a director against liability incurred in the proceeding if: (i) he conducted himself in good faith; (ii) he reasonably believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and, in all other cases, that his conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he had (A) reasonable cause to believe his conduct was lawful, or (B) no reasonable cause to believe his conduct was unlawful. Indemnification may be made against the obligation to pay a judgment, settlement, penalty, fine or reasonable expenses (including counsel fees) incurred with respect to a proceeding. Pursuant to Chapter 37, a corporation may pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding if (i) the director affirms to the corporation in writing his good faith belief that he has met the standard of conduct required for indemnification; (ii) the director undertakes the personal obligation to repay such advance upon an ultimate determination that he failed to meet such standard of conduct; and (iii) the corporation determines that the facts then known to those making the determination would not preclude indemnification.

    Unless limited by the articles of incorporation, a director who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation is entitled to indemnification against reasonable expenses incurred by him in connection with the proceeding. Unless limited by its articles of incorporation, an Indiana corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent that it may indemnify and advance expenses to directors. An officer of the corporation is also entitled to mandatory indemnification to the same extent as a director.

    The indemnification provided by or granted pursuant to Chapter 37 is not exclusive of any rights to which those seeking indemnification may otherwise be entitled. Chapter 37 empowers an Indiana corporation to purchase and maintain insurance on behalf of its directors, officers, employees or agents against liability asserted against or incurred by the individuals in those capacities, whether or not the corporation would have the power under Chapter 37 to indemnify them against such liability.

The Registrant has purchased and maintains directors' and officers' liability insurance. The Registrant has also entered into an agreement with each of its directors which requires the Registrant to indemnify the director to the fullest extent permitted by Indiana law.

    The Registrant's Amended and Restated Articles of Incorporation and Amended and Restated Code of Bylaws require the Registrant to indemnify its directors to the fullest extent permitted by applicable state or federal laws. The Bylaws further permit the Registrant to indemnify its officers to the same extent that it indemnifies directors and to such further extent, consistent with law, as may be provided by general or specific action of the Board of Directors, or contract.

    Under Section 8(c) of the Underwriting Agreement filed as Exhibit 1.1 hereto, the Underwriters have agreed to indemnify, under certain circumstances, the Registrant, its directors, officers and persons who control the Registrant against certain liabilities which may be incurred in connection with the Offering, including certain liabilities under the Securities Act of 1933, as amended.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    During the past three years, the Registrant has not sold any securities which were not registered under the Securities Act of 1933 except for a total of 105,000 shares of restricted common stock which were issued on January 23, 1996 to two of its executive officers concurrently with completion of the Registrant's initial public offering. These shares were issued pursuant to the Registrant's 1995 Stock Incentive Plan, and their issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) EXHIBITS.

    The following exhibits are filed as part of this registration statement:

EXHIBIT
 NUMBER                                                  DESCRIPTION OF EXHIBITS
- --------     ---------------------------------------------------------------------------------------------------------------
  1.1      -- Form of Underwriting Agreement
  3.1*     -- Amended and Restated Articles of Incorporation of the Registrant
  3.2*     -- Amended and Restated Code of Bylaws of the Registrant
  4.1*     -- Specimen common stock certificate
  5.1      -- Opinion and consent of Stites & Harbison
 10.1*     -- Agreement of Purchase and Sale dated as of June 30, 1994, between the Registrant and MRTO Holdings, Inc. f/k/a
              Transamerica Rental Finance Corporation d/b/a "Magic Rent to Own"
 10.2*     -- Agreement of Purchase and Sale dated as of August 31, 1995, between the Registrant and Sight & Sound Television
              Rental, Inc.
 10.3*     -- Agreement of Purchase and Sale dated as of August 31, 1995, between the Registrant and Sights & Sounds T.V.
              Rental, Inc.
 10.4*     -- Agreement of Purchase and Sale dated as of August 31, 1995, between the Registrant and Sights & Sounds, Inc.
 10.5*     -- Agreement of Purchase and Sale dated as of August 31, 1995, between the Registrant and Television Management,
              Inc. d/b/a Budget T.V. & Furniture Rental and Express T.V. and Furniture
 10.6*     -- Agreement of Purchase and Sale dated as of August 31, 1995, between the Registrant and John H. Callender, Jr.
              d/b/a Sight & Sound Television Rental
 10.7*     -- Noncompetition Agreement dated as of August 31, 1995, among the Registrant, Barbara B. Callender and John H.
              Callender, Jr.
 10.8*     -- Consulting Agreement dated as of August 31, 1995, between the Registrant and John H. Callender, Jr.

EXHIBIT
 NUMBER                                                  DESCRIPTION OF EXHIBITS
- --------     ---------------------------------------------------------------------------------------------------------------
 10.9      -- Amended and Restated Financing Agreement dated as of February 29, 1996, between the Registrant and Star Bank,
              National Association
 10.10     -- Amendment dated August 9, 1996, to Amended and Restated Financing Agreement dated as of February 29, 1996, between the Registrant and Star Bank, National Association
 10.11*    -- Lease Agreement dated as of January 1, 1995, between the Registrant and Kentuckiana Outfitting Company, as
              amended
 10.12*    -- Lease Agreement dated as of January 1, 1995, between the Registrant and Kentuckiana Outfitting Company, as
              amended
 10.13*    -- Life Insurance Policy for Michael D. Walts
 10.14*    -- The Registrant's 1995 Stock Incentive Plan
 10.15*    -- Restricted Stock Agreement between the Registrant and Raymond C. Holladay
 10.16*    -- Restricted Stock Agreement between the Registrant and Theodore H. Wilson
 10.17*    -- The Registrant's 401(k) Salary Reduction Plan effective January 1, 1996
 10.18*    -- Form of director indemnification agreement
 10.19**   -- Asset Purchase Agreement, dated February 29, 1996, between the Registrant and Easy T.V. & Appliance Rental of
              Florida, Inc., Easy T.V. & Appliance Rental of Louisiana, Inc., Easy T.V. & Appliance Rental of Alabama, Inc.
              and Easy Rental of Dallas, Inc.
 10.20***  -- Stock Purchase Agreement, dated August 9, 1996, by and between Perry J. McNeal and the Registrant
 10.21***  -- Stock Purchase Agreement, dated August 9, 1996, by and between Vyrdilee Brooks McNeal Scholarship Fund
              Charitable Remainder Trust, Network Rental, Inc. and the Registrant
 10.22***  -- Noncompetition Agreement, dated August 9, 1996, by and between Perry J. McNeal and the Registrant
 16.1*     -- Letter from Welenken Himmelfarb & Co. regarding change in independent accountants
 18.1*     -- Letter from Grant Thornton LLP regarding change in accounting principle
 23.1      -- Consent of Stites & Harbison (included in Exhibit 5.1)
 23.2      -- Consent of Grant Thornton LLP
 23.3      -- Consent of Welenken Himmelfarb & Co.
 23.4      -- Consent of Grace & Associates, P.C.
 24.1      -- Powers of attorney (reference is made to page II-5 of this registration statement)

- ------------------------
  * Incorporated herein by reference to exhibits filed with the Registrant's registration statement on Form S-1 (File No. 33-99438) filed under the Securities Act of 1933.

 ** Incorporated herein by reference to the exhibit filed with the Registrant's current report on Form 8-K dated February 29, 1996 (File No. 0-27490) filed under the Securities Exchange Act of 1934.

*** Incorporated herein by reference to exhibits filed with Amendment No. 1 on Form 8-K/A dated August 28, 1996 to the Registrant's current report on Form 8-K dated August 26, 1996 (File No. 0-27490) filed under the Securities Exchange Act of 1934.

    (b) FINANCIAL STATEMENT SCHEDULES

    All financial statement schedules are omitted, as the required information is inapplicable or the information is present in the financial statements and related notes included in the Prospectus.

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Albany, State of Indiana, on the 28th day of August, 1996.

                                          ALRENCO, INC.

                                          By:        /s/ MICHAEL D. WALTS

                                             -----------------------------------
                                             Michael D. Walts, Chairman of
                                             the Board and President

    Pursuant to the requirements of the Securities Act of 1933 (the "Act"), this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Raymond C. Holladay and Theodore H. Wilson, or either one of them, to execute in the name of each such person and to file, any amendments to this Registration Statement and any other documents as the registrant deems appropriate, including without limitation, a registration statement filed pursuant to Rule 462(b) under the Act, and appoints each such agent as attorney-in-fact to sign in his behalf individually and in each capacity stated below and to file any and all amendments and post-effective amendments to this Registration Statement and any and all such other documents.

                   SIGNATURE                                        TITLE                            DATE
- ------------------------------------------------  ------------------------------------------  -------------------

                  /s/ MICHAEL D. WALTS
     --------------------------------------       Chairman of the Board and President             August 28, 1996
                Michael D. Walts                  (principal executive officer)

                /s/ THEODORE H. WILSON            Executive Vice President, Chief Financial
     --------------------------------------       Officer and Director (principal financial       August 28, 1996
               Theodore H. Wilson                 and accounting officer)

                /s/ RAYMOND C. HOLLADAY
     --------------------------------------       Executive Vice President, Chief Operating       August 28, 1996
              Raymond C. Holladay                 Officer and Director

               /s/ MICHAEL D. WALTS, JR.
     --------------------------------------       Vice President of Purchasing and Director       August 28, 1996
             Michael D. Walts, Jr.

                   /s/ ROBERT W. LANUM
     --------------------------------------       Director                                        August 28, 1996
                Robert W. Lanum

                   /s/ DONALD E. GROOT
     --------------------------------------       Director                                        August 28, 1996
                Donald E. Groot

                 /s/ W. BARRETT NICHOLS
     --------------------------------------       Director                                        August 28, 1996
               W. Barrett Nichols

                               INDEX TO EXHIBITS

EXHIBIT
 NUMBER                                                  DESCRIPTION OF EXHIBITS
- --------     ---------------------------------------------------------------------------------------------------------------
  1.1      -- Form of Underwriting Agreement
  3.1*     -- Amended and Restated Articles of Incorporation of the Registrant
  3.2*     -- Amended and Restated Code of Bylaws of the Registrant
  4.1*     -- Specimen common stock certificate
  5.1      -- Opinion and consent of Stites & Harbison
 10.1*     -- Agreement of Purchase and Sale dated as of June 30, 1994, between the Registrant and MRTO Holdings, Inc. f/k/a
              Transamerica Rental Finance Corporation d/b/a "Magic Rent to Own"
 10.2*     -- Agreement of Purchase and Sale dated as of August 31, 1995, between the Registrant and Sight & Sound Television
              Rental, Inc.
 10.3*     -- Agreement of Purchase and Sale dated as of August 31, 1995, between the Registrant and Sights & Sounds T.V.
              Rental, Inc.
 10.4*     -- Agreement of Purchase and Sale dated as of August 31, 1995, between the Registrant and Sights & Sounds, Inc.
 10.5*     -- Agreement of Purchase and Sale dated as of August 31, 1995, between the Registrant and Television Management,
              Inc. d/b/a Budget T.V. & Furniture Rental and Express T.V. and Furniture
 10.6*     -- Agreement of Purchase and Sale dated as of August 31, 1995, between the Registrant and John H. Callender, Jr.
              d/b/a Sight & Sound Television Rental
 10.7*     -- Noncompetition Agreement dated as of August 31, 1995, among the Registrant, Barbara B. Callender and John H.
              Callender, Jr.
 10.8*     -- Consulting Agreement dated as of August 31, 1995, between the Registrant and John H. Callender, Jr.
 10.9      -- Amended and Restated Financing Agreement dated as of February 29, 1996, between the Registrant and Star Bank,
              National Association
 10.10     -- Amendment dated August 9, 1996, to Amended and Restated Financing Agreement dated as of February 29, 1996, between the Registrant and Star Bank, National Association
 10.11*    -- Lease Agreement dated as of January 1, 1995, between the Registrant and Kentuckiana Outfitting Company, as
              amended
 10.12*    -- Lease Agreement dated as of January 1, 1995, between the Registrant and Kentuckiana Outfitting Company, as
              amended
 10.13*    -- Life Insurance Policy for Michael D. Walts
 10.14*    -- The Registrant's 1995 Stock Incentive Plan
 10.15*    -- Restricted Stock Agreement between the Registrant and Raymond C. Holladay
 10.16*    -- Restricted Stock Agreement between the Registrant and Theodore H. Wilson
 10.17*    -- The Registrant's 401(k) Salary Reduction Plan effective January 1, 1996
 10.18*    -- Form of director indemnification agreement
 10.19**   -- Asset Purchase Agreement, dated February 29, 1996, between the Registrant and Easy T.V. & Appliance Rental of
              Florida, Inc., Easy T.V. & Appliance Rental of Louisiana, Inc., Easy T.V. & Appliance Rental of Alabama, Inc.
              and Easy Rental of Dallas, Inc.
 10.20***  -- Stock Purchase Agreement, dated August 9, 1996, by and between Perry J. McNeal and the Registrant
 10.21***  -- Stock Purchase Agreement, dated August 9, 1996, by and between Vyrdilee Brooks McNeal Scholarship Fund
              Charitable Remainder Trust, Network Rental, Inc. and the Registrant

EXHIBIT
 NUMBER                                                  DESCRIPTION OF EXHIBITS
- --------     ---------------------------------------------------------------------------------------------------------------
 10.22***  -- Noncompetition Agreement, dated August 9, 1996, by and between Perry J. McNeal and the Registrant
 16.1*     -- Letter from Welenken Himmelfarb & Co. regarding change in independent accountants
 18.1*     -- Letter from Grant Thornton LLP regarding change in accounting principle
 23.1      -- Consent of Stites & Harbison (included in Exhibit 5.1)
 23.2      -- Consent of Grant Thornton LLP
 23.3      -- Consent of Welenken Himmelfarb & Co.
 23.4      -- Consent of Grace & Associates, P.C.
 24.1      -- Powers of attorney (reference is made to page II-5 of this registration statement)

- ------------------------
  * Incorporated herein by reference to exhibits filed with the Registrant's registration statement on Form S-1 (File No. 33-99438) filed under the Securities Act of 1933.

 ** Incorporated herein by reference to the exhibit filed with the Registrant's current report on Form 8-K dated February 29, 1996 (File No. 0-27490) filed under the Securities Exchange Act of 1934.

*** Incorporated herein by reference to exhibits filed with Amendment No. 1 on Form 8-K/A dated August 28, 1996 to the Registrant's current report on Form 8-K dated August 26, 1996 (File No. 0-27490) filed under the Securities Exchange Act of 1934.